Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

CELGENE CORPORATION,

as Seller,

and

AMGEN INC.,

as Purchaser

Dated as of August 25, 2019

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		50

4.1	Organization and Qualification	50
4.2	Authority Relative to this Agreement	50
4.3	Consents and Approvals; No Violations	50
4.4	Sufficiency of Funds	51
4.5	Solvency	51
4.6	Litigation	52
4.7	Brokers	52
4.8	Inspections; Limitation of Warranties	52

ARTICLE V ADDITIONAL AGREEMENTS		53

5.1	Access to Books and Records	53
5.2	Confidentiality	57
5.3	Efforts	59
5.4	Conduct of Business	61
5.5	Limitation on Assignment of Transferred Assets; Third-Party Consents	64
5.6	Public Announcements	66
5.7	Guarantees	66
5.8	Insurance	67
5.9	Litigation Matters	67
5.10	Recordation of Transfer of Certain Transferred Assets	68
5.11	Non-Solicitation; Non-Hire	68
5.12	Seller Marks	69
5.13	Misallocated Assets	70
5.14	Payments	71
5.15	Notification of Certain Matters	71
5.16	Local Purchase Agreements	71
5.17	Contact with Customers, Suppliers and Other Business Relations	72
5.18	Data Protection	72
5.19	Shared Contracts	73
5.20	Transfer of the Transferred Registrations	74
5.21	Non-Compete	77

ARTICLE VI EMPLOYEE MATTERS COVENANTS		77

6.1	Transferred Employees	77
6.2	Compensation and Benefits	81
6.3	WARN Act	84
6.4	Unused Vacation, Sick Leave and Personal Time	85
6.5	Workers’ Compensation	85
6.6	Consultation with Employee Representative Bodies	86
6.7	No Third-Party Beneficiaries	87

ARTICLE VII TAX MATTERS		87

7.1	Straddle Periods	87
7.2	Certain Tax Refunds	88
7.3	Tax Proceedings	88
7.4	Cooperation and Exchange of Information	89
7.5	Tax Treatment of Payments	89
7.6	Transfer Taxes	89

ARTICLE VIII CONDITIONS TO OBLIGATIONS TO CLOSE		91

8.1	Conditions to Obligation of Each Party to Close	91
8.2	Conditions to Purchaser’s Obligation to Close	91
8.3	Conditions to Seller’s Obligation to Close	92
8.4	Frustration of Closing Conditions	92

ARTICLE IX TERMINATION		92

9.1	Termination	92
9.2	Effect of Termination	94

ARTICLE X INDEMNIFICATION		94

10.1	Survival	94
10.2	Indemnification by Seller	95
10.3	Indemnification by Purchaser	96
10.4	Indemnification Procedures	98
10.5	Exclusive Remedies	99
10.6	Additional Indemnification Provisions	101
10.7	Mitigation	101
10.8	Limitation of Liability	102
10.9	Manner of Payments and Tax Treatment of Payments	102

ARTICLE XI GENERAL PROVISIONS		102

11.1	Interpretation; Absence of Presumption	102
11.2	Headings; Definitions	103
11.3	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial	103
11.4	Entire Agreement	105
11.5	No Third-Party Beneficiaries	105
11.6	Expenses	105
11.7	Notices	105
11.8	Binding Effect; Successors and Assigns	107
11.9	Amendments and Waivers	107
11.10	Severability	107
11.11	Specific Performance	108
11.12	Bulk Sale Laws	109
11.13	Further Assurances	109

11.14	Counterparts; Effectiveness	109
11.15	Exhibits and Schedules	109
11.16	Consent Order	110
11.17	Right to Rescind and Modify if Ordered by the FTC	110

Exhibits
Exhibit A:	Form of French Put Option Agreement
Exhibit B:	Form of Assignment and Assumption Agreement and Bill of Sale
Exhibit C:	Form of Intellectual Property Agreement
Exhibit D-1:	Form of Local Purchase Agreement
Exhibit D-2:	Form of French Local Purchase Agreement
Exhibit D-3:	Form of German Local Purchase Agreement
Exhibit D-4:	Form of Dutch Local Purchase Agreement
Exhibit E:	Form of Supply Agreement
Exhibit F:	Form of Toll Manufacturing Agreement
Exhibit G:	Form of Transition Services Agreement
Exhibit H:	Form of IP Assignment Agreement

Schedules
Schedule 1.1(a)	Business Employees
Schedule 1.1(b)	Excluded Employees
Schedule 1.1(c)	Excluded Contract
Schedule 1.1(e)	Knowledge of Purchaser
Schedule 1.1(f)	Knowledge of Seller
Schedule 1.1(g)	Specified Shared Contracts
Schedule 1.1(h)	Swiss Manufacturing Facilities
Schedule 1.1(i)	Transferred Registrations
Schedule 1.1(j)	Metabolites
Schedule 1.1(k)	Competing Business
Schedule 1.1(l)	Competing Product
Schedule 1.1(m)	Variant
Schedule 2.1(a)	Transferred Intellectual Property
Schedule 2.1(b)	Transferred Contracts
Schedule 2.1(c)	Other Excluded Assets
Schedule 2.1(k)	Assumed Business Employee Plans
Schedule 2.1	Transferred Assets
Schedule 2.2(a)	Excluded Intellectual Property
Schedule 2.2(t)	Excluded Assets
Schedule 2.4(g)	Excluded Liabilities
Schedule 3.11(h)	Non-U.S. Benefit Plans
Schedule 5.7	Seller Guarantees
Schedule 5.11	Restricted Transferred Employees
Schedule 5.11(b)	Retained Employees
Schedule 5.16(a)	Required Local Purchase Agreement Jurisdictions
Schedule 5.21(a)	Non-Compete

Schedule 6.2(d)	Annual Incentive Plans
Schedule 8.1(b)	Required Foreign Antitrust Jurisdictions

Seller Disclosure Schedule

Purchaser Disclosure Schedule

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of August 25, 2019 (this “Agreement”), is by and among Celgene Corporation, a Delaware corporation (“Seller”), and Amgen Inc., a Delaware corporation (“Purchaser”) (each of Seller and Purchaser, a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, Seller and Bristol-Myers Squibb Company, a Delaware corporation (“Burgundy”), are party to that certain Agreement and Plan of Merger, dated as of January 2, 2019 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Burgundy Merger Agreement”) pursuant to which, among other things, a wholly-owned subsidiary of Burgundy will merge with and into Seller, with Seller as the surviving company in the merger, on the terms and subject to conditions set forth therein;

WHEREAS, Seller owns, directly or indirectly through one or more Asset Selling Entities, the Transferred Assets;

WHEREAS, in order to obtain approval from the U.S. Federal Trade Commission (“FTC”) for the transactions contemplated by the Burgundy Merger Agreement, Seller has decided to enter into this Agreement to provide for, among other things, the sale and transfer of the Transferred Assets to Purchaser;

WHEREAS, in order to induce Purchaser to enter into this Agreement and the Ancillary Agreements, Burgundy has executed and delivered to Purchaser, immediately prior to Purchaser’s execution and delivery of this Agreement, that certain Irrevocable Guarantee, dated as of the date of this Agreement (the “Guarantee”), pursuant to which Burgundy has, among other things, (a) irrevocably and unconditionally guaranteed the full payment and performance of Seller’s obligations under this Agreement, with effect from and after the time of the Burgundy Closing, (b) agreed to take certain actions contemplated by Sections 5.3, 5.5, 5.13, 5.14, 5.19 and 5.20 and (c) agreed to be bound by Section 5.21, with effect from and after the Closing, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, subject to, in the case of the French Business, the French Put Option Agreement and Section 2.11, the Parties desire that (a) Seller sell and transfer, or cause the Asset Selling Entities to sell and transfer, to Purchaser the Transferred Assets and (b) Purchaser assume the Assumed Liabilities, in each case on the terms and subject to conditions set forth herein;

WHEREAS, prior to the entry into a definitive agreement for the sale of the French Business, Seller is required to, among other things, consult with competent works council in France under applicable French Law;

WHEREAS, on the date hereof, Seller and Purchaser entered into a put option agreement, in the form attached hereto as Exhibit A (the “French Put Option Agreement”), pursuant to which Seller is granted a put option to sell the French Business to Purchaser on the terms and subject to the conditions in the French Put Option Agreement and this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1    Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any charge, action, audit, suit, arbitration, litigation, investigation, claim, demand or other proceeding.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such first Person; provided, that (a) prior to the Closing, Burgundy and its Affiliates shall not be deemed to be Affiliates of Seller and (b) from and after the Closing, Burgundy and its Affiliates shall be deemed to be Affiliates of Seller (other than for purposes of Article III and any other provision in this Agreement to the extent related thereto).

“Ancillary Agreements” shall mean, collectively, the Transition Services Agreement, the Supply Agreement, the Quality Agreement, the Intellectual Property Agreement, the IP Assignment Agreement, the Assignment and Assumption Agreement and Bill of Sale, the Local Purchase Agreements, the French Put Option Agreement, the Toll Manufacturing Agreement and the Guarantee.

“Ancillary Burgundy Agreement” shall mean each agreement, document, instrument and/or certificate required to be entered into by Burgundy, Seller or any of their respective Affiliates pursuant to the Burgundy Merger Agreement (other than, for the avoidance of doubt, this Agreement and the Ancillary Agreements).

“Antitrust Law” shall mean all applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition, including the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Hart-Scott-Rodino Act and the Federal Trade Commission Act of 1914.

“Asset Selling Entities” shall mean Seller and each of its Affiliates (if any) that hold (or, in the case of a Transferred Asset that is a Contract, is a party to or is otherwise bound by) a Transferred Asset or employs any of the Business Employees.

“Assignment and Assumption Agreement and Bill of Sale” shall mean the Assignment and Assumption Agreement and Bill of Sale for the Transferred Assets and the Assumed Liabilities, by and between Seller, on behalf of the Asset Selling Entities, on the one hand, and Purchaser, on the other hand, in substantially the form attached hereto as Exhibit B.

“Benefit Plan” shall mean each employee compensation and/or benefit plan, program, policy, agreement or other arrangement, whether or not in writing and whether or not funded, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, stock appreciation rights, stock-based, short-term disability, severance, retention, employment, change of control or fringe benefit plan, program or agreement, other than a Multiemployer Plan, or a plan, scheme, program or arrangement sponsored or administered by a Governmental Entity or required to be maintained by applicable Law, in each case that is sponsored, maintained, contributed or entered into by, or for which there is any liability to, Seller or any of its Affiliates for the benefit of the Business Employees.

“Burgundy Closing” shall mean the “Closing”, as defined in the Burgundy Merger Agreement.

“Burgundy End Date” shall mean the “End Date”, as defined in the Burgundy Merger Agreement.

“Business” shall mean the business of researching, developing, seeking, obtaining and maintaining regulatory approvals for, commercializing, manufacturing, importing, distributing, selling and marketing the Product anywhere in the world; provided, however, that, when used in reference to Seller or any of its Affiliates, the “Business” shall mean such business as conducted by Seller and its Affiliates, directly or indirectly, prior to the Closing (excluding, for the avoidance of doubt, Burgundy and its Affiliates).

“Business Contractor” shall mean any individual natural Person independent contractor or agency worker of Seller or any Affiliate of Seller, in each case, who is as of the Closing Date primarily dedicated to the Program Business.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York are required or authorized by Law to be closed.

“Business Employee” shall mean (a) an employee of Seller or any of its Affiliates, in each case, who Seller has determined in good faith, in consultation with Purchaser, is primarily dedicated to the Program Business and (b) each employee identified by name or employee number on Schedule 1.1(a) to this Agreement, including, in each case, each such individual on long- or short-term disability, vacation, leave for workers’ compensation or any other leave of absence; provided, that the Business Employees shall not include any employee who is listed on Schedule 1.1(b) to this Agreement or any other employee whose primary responsibilities relate to the manufacturing of products at the Swiss Manufacturing Facilities, which are not, for the avoidance of doubt, being transferred to Purchaser as part of the transactions contemplated by this Agreement. Schedule 1.1(a) to this Agreement may be updated by Seller in good faith at any time prior to the Closing (i) to include any additional employees who Purchaser and Seller have mutually agreed should be included as “Business Employees” and (ii) to reflect new hires, terminations or other personnel changes, in each case as permitted by Section 5.4(b), occurring during the period from the date of this Agreement until immediately prior to the Closing.

“Change in Control Severance Plan” shall mean the Otezla Change in Control Severance Plan, as amended and restated effective as of July 25, 2019.

“Chosen Court” means the Court of Chancery of the State of Delaware, or if such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the applicable Action is vested exclusively in the U.S. federal courts, such Action shall be heard in the U.S. District Court for the District of Delaware.

“Closing Business Employee” shall mean each Business Employee of Seller or any of its Affiliates as of immediately prior to the Closing; provided, that, for the avoidance of doubt, any employee listed on Schedule 1.1(a) to this Agreement who is no longer employed by Seller or any of its Affiliates as of immediately prior to the Closing shall not constitute a Closing Business Employee.

“Code” shall mean the U.S. Internal Revenue Code of 1986.

“Combined Tax Return” shall mean any affiliated, consolidated, combined, unitary or other group Tax Return that includes (or otherwise reflects the income or operations of) Seller or any of its Affiliates.

“Competing Business” shall have the meaning set forth on Schedule 1.1(k) to this Agreement.

“Competing Product” shall have the meaning set forth on Schedule 1.1(l) to this Agreement.

“Confidentiality Agreement” shall mean that certain letter agreement, dated as of July 25, 2019, by and between Seller, Burgundy and Purchaser.

“Consent Order” shall mean a written order issued by the FTC requiring Seller to, directly or indirectly, divest to Purchaser certain assets related to the Business, in a manner consistent with this Agreement, in order for it to obtain regulatory clearance from the applicable U.S. Governmental Entities to consummate the Burgundy Closing.

“Contract” shall mean any legally binding agreement, contract, license, lease, obligation, understanding or instrument or other legally binding commitment or undertaking of any nature, other than a Benefit Plan.

“control”, as used in the definition of “Affiliate” and “Subsidiary”, shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Data Protection Legislation” shall mean all applicable Laws relating to the protection or processing of Personal Data, data privacy, cybersecurity or the privacy of electronic communications in any relevant jurisdiction, including the General Data Protection Regulation ((EU) 2016/679), and any national implementing Laws relating thereto.

“Data Room” shall mean the electronic data room entitled “Project Artemis”, hosted by Intralinks and located at https://services.intralinks.com.

“Dutch Asset Selling Entities” shall mean Celgene B.V., Celgene Europe B.V. and Celgene Distribution B.V.

“Dutch Assumed Liabilities” shall mean the Assumed Liabilities to the extent relating to the Program Business conducted in the Netherlands, the Dutch Transferred Assets or the Dutch Employees.

“Dutch Business” shall mean, collectively, the Dutch Transferred Assets, the Dutch Assumed Liabilities and the Dutch Employees.

“Dutch Employees” shall mean, as of any determination date, each Business Employee employed in the Netherlands.

“Dutch Purchase Price” shall mean the portion of the Purchase Price allocated to the Dutch Business pursuant to Section 2.7 prior to the Closing.

“Dutch Transaction” shall mean the sale and transfer of the Dutch Business upon the terms and subject to the conditions of this Agreement.

“Dutch Transferred Assets” shall mean the Transferred Assets located in the Netherlands.

“Dutch Works Council” shall mean the competent works council applicable to Seller or any of its Affiliates for the purposes of the Dutch Transaction.

“Employee Representative Body” shall mean any union, works council, employee forum or other body recognized by either Party or any of their respective Affiliates, including any Person representing a majority of the employees at any workplace of either Party or any of their respective Affiliates and appointed in accordance with applicable Laws, for any information, consultation or collective bargaining purposes.

“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment, including Laws relating to the release, threatened release, manufacture, processing, distribution, use, treatment, storage, transport or handling of, or exposure to Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Excluded Contract” shall mean each of (a) the Contracts set forth on Schedule 1.1(c) to this Agreement and (b) the Contracts providing for the incurrence of Indebtedness by or in connection with the Program Business.

“Excluded Inventory” shall mean (a) all raw materials utilized for the manufacture of active pharmaceutical ingredients (including precursors and starting material, excipients and reagents) necessary for Seller and its Affiliates to perform their obligations under the Supply Agreement, (b) all active pharmaceutical ingredients, placebos and other materials necessary for Seller to supply clinical trials pursuant to the Transitional Services Agreement, and (c) all work-in-progress materials (meaning bulk tablets and blisters) and raw materials and components (including excipients, inserts, labels and packaging materials) necessary for Seller and its Affiliates to perform their obligations under the Toll Manufacturing Agreement. For the avoidance of doubt, the Excluded Inventory that (i) is Related to the Program Business, (ii) remains reasonably usable (e.g., not expired) and (iii) is owned by Seller or one of its Affiliates immediately prior to the Closing shall be used by Seller and its Affiliates solely for purposes of performing their respective obligations under the Ancillary Agreements.

“Excluded Tax Asset” shall mean any item of loss, deduction, credit, or recapture of credit (or other item that could reduce a Tax) of or relating to (a) any Pre-Closing Tax Period of Seller or any of its Affiliates or with respect to the Program Business or the Transferred Assets for any Pre-Closing Tax Period, (b) any Excluded Tax Liability, or (c) any payment, Loss, obligation, liability or Tax that any Affiliate of Seller is responsible for under this Agreement or otherwise (excluding, for the avoidance of doubt, any indemnification obligation of Seller or its Affiliates pursuant to Section 10.2).

“FDA” shall mean the U.S. Food and Drug Administration.

“FDA Product Marketing Authorizations” shall mean the New Drug Applications (as that term is defined by the U.S. FDA) approved by the FDA for the sale, distribution and marketing of the Product, as well as all supplements and amendments that have been filed or may be filed with respect to the foregoing.

“French Asset Selling Entity” shall mean Celgene SAS.

“French Assumed Liabilities” shall mean the Assumed Liabilities to the extent relating to the Program Business conducted in France, the French Transferred Assets or the French Employees.

“French Business” shall mean, collectively, the French Transferred Assets, the French Assumed Liabilities and the French Employees.

“French Employees” shall mean, as of any determination time, each Business Employee employed in France.

“French Purchase Price” shall mean the portion of the Purchase Price allocated to the French Business pursuant to Section 2.7 prior to the Closing.

“French Put Option Exercise” shall mean the “French Put Option Exercise”, as defined in the French Put Option Agreement.

“French Transferred Assets” shall mean the Transferred Assets located in France.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time.

“Government Shutdown” shall mean any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Entity affecting a national or federal government as a whole.

“Governmental Entity” shall mean any multinational, national, federal, territorial, state or local, whether foreign or domestic, governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substance” shall mean any substances regulated under any Environmental Law due to their dangerous or deleterious characteristics or properties, including any of those defined, listed, classified or regulated as “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants”, “radioactive materials”, “petroleum”, or “oils” under any Environmental Law.

“IND” shall mean (a) the Product investigational new drug application with the FDA, and all supplements and amendments that may be filed with respect to the foregoing, and (b) the equivalent Product clinical trial authorizations and filings in any other applicable non-U.S. jurisdictions.

“Indebtedness” of any Person shall mean, without duplication, (a) the principal of, accrued and unpaid interest and any premium or penalty in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable for; (b) all liabilities of such Person issued or assumed as the deferred purchase price of property (but excluding trade accounts payable incurred in the ordinary course); (c) all liabilities in respect of letters of credit and bank guarantees; (d) all liabilities for capitalized leases; (e) the amount of any net payments due upon settlement of outstanding hedges, swaps or similar arrangements; and (f) all obligations of the type referred to in clauses (a) through (e) of any Person the payment of which such Person is responsible or liable for, directly or indirectly, as obligor, guarantor or surety.

“Indirect Tax” means any value added, goods and services, sales, use, consumption, service or similar tax of any kind whatsoever, including VAT, imposed by any Governmental Entity.

“Intellectual Property” shall mean all intellectual property and proprietary rights arising in any jurisdiction throughout the world, including: (a) issued patents and applications therefor, together with any reissues, divisionals, continuations, continuations-in-part, extensions, provisional or supplemental protection certificates, renewals and reexaminations thereof;

(b) Marks, including all goodwill associated therewith and renewals thereof; (c) copyrights, whether or not registered or published, and registrations and applications for registration therefor and renewals thereof; (d) trade secrets and know-how (including methods, procedures, processes and compilation of data) which are not generally known (“Trade Secrets”); and (e) all such rights in or to software.

“Intellectual Property Agreement” shall mean the Intellectual Property Agreement between Purchaser and/or certain of its Affiliates, on the one hand, as identified therein, and Seller and/or certain of its Affiliates, as identified therein, on the other hand, to be entered into at the Closing in substantially the form attached hereto as Exhibit C.

“IP Assignment Agreement” shall mean the Intellectual Property Assignment Agreement between Purchaser and/or certain of its Affiliates, on the one hand, as identified therein, and Seller and/or certain of its Affiliates, as identified therein, on the other hand, to be entered into at the Closing in substantially the form attached hereto as Exhibit H.

“Knowledge of Purchaser” shall mean the actual knowledge of the individuals set forth on Schedule 1.1(e) to this Agreement, after reasonable inquiry of his or her direct reports. None of the individuals set forth on Schedule 1.1(e) to this Agreement shall have any personal liability or obligations regarding such knowledge.

“Knowledge of Seller” shall mean the actual knowledge of the individuals set forth on Schedule 1.1(f) to this Agreement, after reasonable inquiry of his or her direct reports. None of the individuals set forth on Schedule 1.1(f) shall have any personal liability or obligations regarding such knowledge.

“Law” shall mean any federal, national, state, or local, whether foreign or domestic, law (including common law), statute, regulation, constitution, treaty, convention, executive order, ordinance, rule, judgment, order or decree, in each case having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Entity.

“Liabilities” shall mean any and all debts, liabilities, penalties, fines, demands or other losses, costs or expenses of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, due or to become due, determined, determinable or otherwise, whenever or however arising and whether or not the same is reflected on a balance sheet or would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Licensed IP” shall mean the Intellectual Property licensed to Purchaser pursuant to the Intellectual Property Agreement.

“Liens” shall mean all mortgages, liens, pledges, charges, claims, security interests or other encumbrances.

“Local Purchase Agreements” shall mean the agreements to be entered into by Seller and/or the other Asset Selling Entities and Purchaser (or any of its Affiliates) for purposes of implementing the sale, transfer, conveyance, assignment, delivery and assumption, as applicable, of the Transferred Assets and Assumed Liabilities to Purchaser, by such Seller and/or other Asset Selling Entities, as the case may be, in the jurisdictions provided in Section 5.16, (a) in the case of each jurisdiction provided in Section 5.16(a) (other than France, Germany or the Netherlands), in substantially the form attached hereto as Exhibit D-1 and with such modifications, amendments or supplements (i) as may be necessary to (A) comply with Law in the applicable jurisdiction, or (B) properly account for the Transferred Assets and Assumed Liabilities that are the subject of the applicable agreement, or (ii) as may be otherwise reasonably agreed to by Purchaser and Seller, (b) in the case of France, in substantially the form attached hereto as Exhibit D-2 and with such modifications, amendments or supplements (i) as may be necessary to (A) comply with applicable French Law, or (B) properly account for the Transferred Assets and Assumed Liabilities that are the subject of the agreement, or (ii) as may be otherwise reasonably agreed to by Purchaser and Seller (such local purchase agreement contemplated by this clause (b), the “French Local Purchase Agreement”), (c) in the case of Germany, in substantially the form attached hereto as Exhibit D-3 and with such modifications, amendments or supplements (i) as may be necessary to (A) comply with applicable German Law, or (B) properly account for the Transferred Assets and Assumed Liabilities that are the subject of the agreement, or (ii) as may be otherwise reasonably agreed to by Purchaser and Seller and (d) in the case of the Netherlands, in substantially the form attached hereto as Exhibit D-4 and with such modifications, amendments or supplements (i) as may be necessary to (A) comply with applicable Dutch Law, or (B) properly account for the Transferred Assets and Assumed Liabilities that are the subject of the agreement, or (ii) as may be otherwise reasonably agreed to by Purchaser and Seller (such local purchase agreement contemplated by this clause (d), the “Dutch Local Purchase Agreement”).

“Losses” shall mean all losses, costs, interest, charges, expenses (including reasonable and out-of-pocket attorneys’ fees), obligations, Liabilities, damages, settlement payments, awards, judgments, fines and penalties.

“Manufacturing Know-How” shall mean, with respect to the Product or any Variant thereof, the technology, data, designs, processes, methods, specifications and other know-how used in connection with the formulation, manufacture, labeling, packaging, quality control, release testing, and production of the Product, and all ingredients used therein and portions thereof.

“Manufacturing Registrations” shall mean all Permits granted to, or held by, Seller or any of its Affiliates for the manufacturing facilities and related manufacturing activities that are related to the Product or any Variants (including any such pending Permits).

“Marks” shall mean trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and all other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof, and all common law rights, registrations, applications for registration thereof and social media handles associated therewith, together with any extensions and renewals thereof and all goodwill associated therewith.

“Material Adverse Effect” shall mean an event, development, change, effect or occurrence that, individually or together with any other event(s), development(s), change(s), effect(s) or occurrence(s), has had or would reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition or results of operation of the Business, taken as a whole; provided, however, that no event, development, change, effect or occurrence resulting from or arising out of any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been or would reasonably be expected to be, a “Material Adverse Effect”: (a) changes in general United States or global economic, monetary, or financial conditions, including changes in prevailing interest rates, credit markets, or financial market conditions; (b) changes in conditions generally affecting the industries in which the Business operates in the United States or globally; (c) changes in general United States or global political or social conditions, including the outbreak or escalation of war or acts of terrorism; (d) earthquakes, hurricanes, tsunamis, tornadoes, floods, forest fires or other natural disasters; (e) changes (or prospective changes) in any applicable Law or applicable Order issued by a Governmental Entity (including with respect to reimbursement policies), GAAP or any authoritative interpretation, implementation or enforcement of any of the foregoing; (f) any failure of the Business to meet any internal or other projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period (it being understood that the underlying facts and circumstances giving rise or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there is, has been or would reasonably be expected to be, a Material Adverse Effect); (g) the execution, announcement or pendency of this Agreement, the Ancillary Agreements, the transactions contemplated hereby or thereby or the identity of, or any facts or circumstances relating to, Purchaser or any of its Affiliates, including the impact of any of the foregoing on the relationships of the Business with customers, partners, suppliers, employees, contractors, labor organizations, Governmental Entities or other business relations (it being understood and agreed that the foregoing shall not apply with respect to the representations and warranties contained in Section 3.3 and Section 3.11(f) to the extent that they are expressly intended to address the consequences of the execution, delivery or performance of this Agreement or any Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby or with respect to the condition to Closing contained in Section 8.2(a), to the extent it relates to such representations and warranties); (h) (i) any action required or expressly contemplated to be taken by this Agreement or taken by any Party or any of its Affiliates with the prior written consent or at the written request of the other Party, or taken by Purchaser or any of its Affiliates with respect to the Sale or the other transactions contemplated by this Agreement or the Ancillary Agreements (including any action required by, or condition or other term imposed by, the FTC in connection with the Consent Order) or (ii) any failure to act to the extent expressly prohibited by this Agreement; (i) any Excluded Asset or Excluded Liability; (j) any reduction in the credit rating of Seller (it being understood that the underlying facts and circumstances giving rise or contributing to such reduction that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there is, has been or would reasonably be expected to be, a Material Adverse Effect); (k) any Government Shutdown; or (l) any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or counties from, or suspension or termination of its or their membership in, any such political or economic union (including, for the avoidance of doubt, “Brexit”); except in the case of each of clauses (a), (b), (c), (d), (e), (k) or (l), to the extent that any such event, development, change, effect or occurrence has a disproportionate adverse effect on the Business, in each case, taken as a whole, relative to the adverse effect such event, development, change, effect or occurrence has on other comparable businesses in the industry or markets in which the Business operates.

“Multiemployer Plan” shall mean a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Notice of Claim” shall mean a written notice that specifies with reasonable specificity and detail the circumstances (then known) giving rise to the Losses (or potential Losses) that are being claimed by an Indemnified Party (including (a) if applicable, the breach of any warranty, representation, covenant or agreement set forth in this Agreement, (b) the applicable subsection of Section 10.2(a) or Section 10.3(a) under which the Indemnified Party is claiming Losses and (c) whether such claim is a Third-Party Claim) and, to the extent then quantifiable, the amount of Losses that are indemnifiable hereunder or reasonably expected to be indemnifiable hereunder.

“Order” shall mean any order, judgment, writ, injunction, stipulation, award, decree, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitrator (in each case, whether temporary, preliminary or permanent).

“Organizational Document” shall mean any of the following, as applicable: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) limited liability company agreement or operating agreement and the certificate of formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment, side letter or binding interpretation of any of the foregoing.

“Permits” shall mean all licenses, permits, franchises, approvals, registrations, listings, authorizations, consents or orders of, or filings with, any Governmental Entity.

“Permitted Liens” shall mean the following Liens: (a) Liens to the extent specifically reflected or reserved against in the Financial Statements; (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable, that are being contested by appropriate proceedings in good faith and that are not material in amount or effect on the Business, or that may thereafter be paid without penalty; (c) statutory Liens of landlords, lessors or renters for amounts not yet due or payable or that are being contested in good faith and that are not material in amount or effect on the Business; (d) Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by applicable Law, in each case, arising or incurred in the ordinary course of business, and that are not material in amount or effect on the Business; (e) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security and that are not material in amount or effect to the Business; (f) licenses (including sublicenses) or covenants not to sue with respect to any Intellectual Property entered into in the ordinary course of business and that do not adversely affect the use of such Intellectual Property by the Business or are otherwise de minimis in amount or effect to the Business; (g) Liens approved or granted to any Person by Purchaser or any of its Affiliates at or after the Closing or that otherwise arise out of or result from any action, or the failure to take any action required by this Agreement, by Purchaser or any of its Affiliates; and (h) any other Liens that do not adversely affect the use or value of any Transferred Assets or are otherwise de minimis in amount or effect.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“Personal Data” shall mean any information that identifies, or could be used to identify, a natural person or that is otherwise subject to any requirements under applicable Data Protection Legislation.

“Post-Closing Tax Period” shall mean any taxable period beginning on or after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning at the beginning of the Closing Date and ending after the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period ending prior to the Closing Date and, in the case of any Straddle Period, the portion of such period through the end of the day prior to the Closing Date.

“Price Approval” shall mean in any country outside of the United States where an applicable Governmental Entity authorizes reimbursement for, or approves and determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination as required by applicable Law prior to marketing and sale of the Product or any Variant thereof in such country.

“Product” shall mean apremilast, known as OTEZLA®.

“Product Formula” shall mean, with respect to the Product or any Variant thereof, the specific percentages and specifications for the mixing and preparation of the ingredients used in the manufacture or production of such Product or any Variant thereof, taken as a whole and not in part. For the avoidance of doubt, a Product Formula (a) does not include Manufacturing Know-How associated with the manufacture of the Product or any Variant thereof to which such Product Formula relates and (b) does not refer separately to a particular ingredient or specification or combination of ingredients and/or specifications that do not comprise the entire, specific Product Formula.

“Product Inventory” shall mean, as of the applicable determination time, (a) all of the Product that is in a finally packaged form for distribution to end users with all legally required warnings, labeling and packaging, (b) all active pharmaceutical ingredients, and (c) all work-in-progress materials (meaning bulk tablets and blisters) and raw materials (including raw materials utilized for the manufacture of active pharmaceutical ingredients (including precursors and starting material, excipients and reagents)) and components (including excipients, inserts, labels and packaging materials), in the case of each of clauses (a) through (c), Related to the Program Business and that is owned by Seller or one of its Affiliates. Notwithstanding the foregoing or anything to the contrary in this Agreement, Product Inventory shall not include any Excluded Inventory.

“Product Registrations” shall mean all Permits granted to, or otherwise held by, Seller or any of its Affiliates to commercialize, distribute or market the Product anywhere in the world, including other national or regional marketing authorizations or CE marks to commercialize, distribute or market the Product and any such pending Permits (other than any authorizations for commercialization or distribution which are not product-specific). For avoidance of doubt, (i) “Product Registrations” includes all FDA Product Marketing Authorizations and (ii) Price Approvals.

“Product Technology” shall mean Product Formulae and Manufacturing Know-How.

“Program” means the Product and any Variant thereof.

“Program Business” shall mean the business of researching, developing, seeking, obtaining and maintaining regulatory approvals for, commercializing, manufacturing, importing, distributing, selling and marketing the Program anywhere in the world; provided, however, that, when used in reference to Seller or any of its Affiliates, the “Program Business” shall mean such business as conducted by Seller and its Affiliates, directly or indirectly, prior to the Closing (excluding, for the avoidance of doubt, Burgundy and its Affiliates).

“Purchase Price” shall mean $13,400,000,000.

“Purchaser FDA Letters” shall mean the letters from Purchaser to be delivered by Purchaser and/or certain of its Affiliates, as identified therein, to the FDA assuming responsibility for the FDA Product Marketing Authorizations and INDs in the United States, in a form reasonably satisfactory to Seller and Purchaser.

“Purchaser Specified Representations” shall mean the representations and warranties contained in Section 4.1 (other than clause (b) thereof), Section 4.2, Section 4.5 and Section 4.7.

“Quality Agreement” shall mean the quality agreement between Purchaser and/or certain of its Affiliates, as identified therein, on the one hand, and Seller and/or certain of its Affiliates, as identified therein, on the other hand, to be entered into at the Closing in connection with the entry into the Supply Agreement, in substantially the form attached to the Supply Agreement.

“Related to the Business” shall mean primarily relating to, primarily held for use with, or primarily used in connection with the Program Business.

“Representative” shall mean, with respect to any Person, such Person’s directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives.

“Securities Act” shall mean the U.S. Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Seller Benefit Plan” shall mean any Benefit Plan other than an Assumed Business Employee Plan.

“Seller Change of Control Event” shall mean any tender offer, merger, consolidation or other transaction, the result of which is the shareholders of Burgundy as of immediately prior to such transaction hold, in the aggregate, less than fifty percent (50%) of the outstanding shares of

Burgundy (or the successor or ultimate parent in such transaction, if applicable) entitled to vote on matters to be determined by the shareholders of Burgundy (or such successor or ultimate parent in such transaction, if applicable).

“Seller FDA Letters” shall mean the letters to be delivered by Seller and/or certain of its Affiliates, as identified therein, to the FDA transferring to Purchaser the rights to the FDA Product Marketing Authorizations and INDs in the United States, in a form reasonably satisfactory to Purchaser and Seller.

“Seller Guarantees” shall mean all obligations of Seller or any of its Affiliates (including, for the avoidance of doubt, under any letter of credit, performance bond or similar obligation) to the extent arising out of or relating to a Transferred Asset or to the extent they are Assumed Liabilities and for which Seller or any of its Affiliates is or may be liable, whether as guarantor, original tenant, primary obligor, Person required to provide financial support in any form whatsoever or otherwise, including obligations under Seller’s advanced payment guarantees, performance guarantees and retention guarantees.

“Seller Identified Marks” shall mean “Celgene”, whether in block letters or otherwise, whether alone or in combination with other words or elements, and including all translations, adaptations, and other derivations and combinations thereof, and all Marks confusingly similar thereto, and all common law rights, registrations, applications for registration thereof, and in each case, together with any extensions and renewals thereof, and together with the goodwill associated with any of the foregoing.

“Seller Marks” shall mean (a) “Celgene”, and (b) any Marks owned by Seller or any of its Affiliates immediately prior to the Closing Date (but excluding the Transferred Trademarks); and, in the case of each of clauses (a) and (b), whether in block letters or otherwise, whether alone or in combination with other words or elements, and including all translations, adaptations, and other derivations and combinations thereof, and all Marks confusingly similar thereto, and all common law rights, registrations, applications for registration thereof, and in each case, together with any extensions and renewals thereof, and together with the goodwill associated with any of the foregoing.

“Seller Specified Representations” shall mean the representations and warranties contained in Section 3.1 (other than clause (b) thereof), Section 3.2 and Section 3.17.

“Shared Contracts” shall mean each of the Contracts of Seller or any of its Affiliates relating in part to the Program Business, but not primarily relating to, primarily held for use with, or primarily used in connection with the Program Business, and not otherwise a Transferred Contract.

“Shared Contractual Liabilities” shall mean all liabilities in respect of Specified Shared Contracts.

“Specified Shared Contract” shall mean each Shared Contract set forth on Schedule 1.1(g) to this Agreement.

“Straddle Period” shall mean any taxable period that begins at or prior to the Closing Date and ends after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is the general partner or managing member.

“Supply Agreement” shall mean the Supply Agreement between Purchaser and/or certain of its Affiliates, as identified therein, on the one hand, and Seller and/or certain of its Affiliates, as identified therein, on the other hand, to be entered into at the Closing in substantially the form attached hereto as Exhibit E.

“Swiss Manufacturing Facilities” shall mean each of the manufacturing facilities set forth on Schedule 1.1(h) to this Agreement.

“Swiss Manufacturing Facilities Tangible Personal Property” shall mean all machinery, equipment, office equipment and all other items of tangible personal property located at the Swiss Manufacturing Facilities.

“Tax” shall mean any U.S. federal, state, local or foreign income, sales and use, transfer, excise, franchise, real and personal property, gross receipt, capital stock, value added, production, business and occupation, disability, employment, payroll, severance, value added, stamp, minimum, alternative or minimum add on or withholding tax or other similar tax, charge, fee levy, tariff or assessment of any kind whatsoever, whether disputed or not, imposed by any Tax authority, and any interest or penalties related thereto.

“Tax Authority” shall mean any Governmental Entity responsible for the administration or the imposition of any Tax.

“Tax Proceeding” shall mean any Action, contest or examination with or against any Tax Authority.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Tax Authority relating to Taxes, including any attachment thereto, and any amendment thereof.

“Toll Manufacturing Agreement” shall mean the Toll Manufacturing Agreement between Purchaser and/or certain of its Affiliates, as identified therein, on the one hand, and Seller and/or certain of its Affiliates, as identified therein, on the other hand, to be entered into at the Closing in substantially the form attached hereto as Exhibit F.

“Transfer Tax” shall mean any transfer, documentary, stamp, real property transfer or other similar Tax imposed on or payable in connection with the transactions contemplated pursuant to this Agreement and/or any of the Ancillary Agreements, in each case, excluding any Indirect Taxes.

“Transferred IP Records” shall mean the records, files and documents relating to the preparation, filing, prosecution, granting, maintenance or defense of any Business Registered IP.

“Transferred Registrations” shall mean all Product Registrations and INDs, pending or issued, for the Product (which shall include all FDA Product Marketing Authorizations and other U.S. and non-U.S. regulatory approvals and licenses for, and all related applications and other information submitted for the purposes of or prepared in connection with obtaining the approval for, the Product), including the registrations and/or applications set forth on Schedule 1.1(i) to this Agreement.

“Transition Services Agreement” shall mean the Transition Services Agreement between Purchaser and/or certain of its Affiliates, as identified therein, on the one hand, and Seller and/or certain of its Affiliates, as identified therein, on the other hand, to be entered into at the Closing in substantially the form attached hereto as Exhibit G.

“VAT” means (a) any tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, the tax referred to in the foregoing clause (a), or imposed elsewhere.

“Variant” shall have the meaning set forth on Schedule 1.1(m) to this Agreement.

“Variant Registrations” shall mean all Permits granted to, or otherwise held by, Seller or any of its Affiliates to commercialize, distribute or market any Variant of the Product anywhere in the world, including other national or regional marketing authorizations or CE marks to commercialize, distribute or market any Variant of the Product and any such pending Permits (other than any authorizations for commercialization or distribution which are not product-specific). For avoidance of doubt, “Variant Registrations” includes Price Approvals.

“Willful Breach” shall mean a material breach of this Agreement that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such action would be a breach of this Agreement.

1.2    Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Arbitration Action	Section 11.3(c)
Arbitration Notice	Section 11.3(c)
Agreement	Preamble
Annual Incentive Plans	Section 6.2(d)
Applicable Territory	Section 5.20(b)
Assumed Business Employee Plans	Section 2.1(k)
Assumed Liabilities	Section 2.3
Automatic Transferring Employee	Section 6.1(b)
Bankruptcy and Equity Exceptions	Section 3.2
Books and Records	Section 2.1(d)
Burgundy	Recitals

Burgundy Merger Agreement	Recitals
Business Confidential Information	Section 5.2(a)
Business Permits	Section 3.10
Business Registered IP	Section 3.16(a)
CBA	Section 3.12(b)
Closing	Section 2.9
Closing Date	Section 2.9
COBRA	Section 6.2(e)(i)
Commingled Books and Records	Section 5.1(c)
Commingled Employee Records	Section 5.1(d)
Confidentiality Period	Section 5.2(a)
Corporate Policies	Section 5.8
Country Transfer Plan	Section 5.20(b)
CPR	Section 11.3(c)
CPR Rules	Section 11.3(c)
Current Business Employees	Section 3.12(a)
Cut-Over Period	Section 5.12(a)
Directive	Section 6.1(b)
Disapplied Provisions	Section 2.11(c)(i)
Dutch Consultation Procedures	Section 2.12(a)
Dutch Deferred Closing	Section 2.12(d)(iv)
Dutch Local Purchase Agreement	Section 1.1
Dutch SER and Trade Unions Process	Section 2.12(a)
Dutch Trade Unions Process	Section 2.12(a)
Dutch Works Council Consultation	Section 2.12(a)
Effective Time	Section 2.9
Employee Costs	Section 6.1(d)
EU	Section 6.1(b)
EU/Directive Automatic Transferring Employee	Section 6.1(b)
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.4
Excluded Prepaid Expenses	Section 2.1(h)
Excluded Tax Liability	Section 2.4(a)
Final Allocation	Section 2.7
Financial Statements	Section 3.4
Foreign Antitrust Laws	Section 3.3
French Deferred Closing	Section 2.11
French Local Purchase Agreement	Section 1.1
French Put Option Agreement	Recitals
FTC	Recitals
General Cap	Section 10.2(b)(iii)
Guarantee	Recitals
Incentive Plan Participant	Section 6.2(d)
Indemnified Party	Section 10.4(a)
Indemnifying Party	Section 10.4(a)
Leave Employee	Section 6.1(e)

Material Contracts	Section 3.15(a)
New Plans	Section 6.2(c)
Non-Assignable Assets	Section 5.5(a)
Non-U.S. Retirement Plans	Section 6.2(g)
Notice of Dispute	Section 10.4(a)
Offer Employee	Section 6.1(e)
Old Plans	Section 6.2(c)
Outside Date	Section 9.1(b)(i)
Party and Parties	Preamble
Party-Appointed Arbitrators	Section 11.3(c)
Post-Closing Permitted Claims	Section 10.5(a)
Pre-Closing Business Actions	Section 5.1(g)
Post-Closing Delivery Mechanism	Section 2.1(d)
Pre-Closing Employee Data	Section 5.18(c)
Privileged Business Documents	Section 5.1(g)
Privileged Seller Documents	Section 2.2(b)
Purchaser	Preamble
Purchaser 401(k) Plan	Section 6.2(e)(ii)
Purchaser Disclosure Schedule	Article IV
Purchaser Indemnified Parties	Section 10.2(a)
Purchaser Released Claims	Section 11.2
Purchaser Releasing Parties	Section 11.2
Required Local Purchase Agreement Jurisdiction	Section 5.16(a)
Retained Employees	Section 5.11(b)
Safety Notice	Section 3.19(d)
Sale	Section 2.1
Seconded Employee	Section 6.1(d)
Seller	Preamble
Seller 401(k) Plan	Section 6.2(e)(ii)
Seller Confidential Information	Section 5.2(b)
Seller Disclosure Schedule	Article III
Seller Guarantors	Section 5.7(a)
Seller Indemnified Parties	Section 10.3
Seller Released Parties	Section 11.12
Seller Tax Contest	Section 7.3
SER	Section 2.12(a)
Third-Party Claim	Section 10.4(b)
Third-Party Consents	Section 5.5(b)
Transferred Assets	Section 2.1
Transferred Books and Records	Section 2.1(d)
Transferred Business Employee Records	Section 2.1(e)
Transferred Contracts	Section 2.1(b)
Transferred Copyrights	Section 2.1(a)
Transferred Domain Names	Section 2.1(a)
Transferred Employee	Section 6.1(f)
Transferred Marketing Materials	Section 2.1(h)

Transferred Patents	Section 2.1(a)
Transferred Product Technology	Section 2.1(a)
Transferred Trademarks	Section 2.1(a)
Transitional Period	Section 5.12(a)
Variant Registrations	Section 2.1(g)
WARN Act	Section 3.12(d)

ARTICLE II

SALE AND PURCHASE

2.1    Sale and Purchase of Assets. Subject to Section 2.2, Section 2.11, Section 2.12, Section 5.5 and Section 5.16, upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause the other Asset Selling Entities to, sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller and the other Asset Selling Entities (the “Sale”), all of Seller’s and the other Asset Selling Entities’ right, title and interest, free and clear of any Liens (other than Permitted Liens), in and to the following assets, properties and rights (tangible and intangible and wherever located), as such assets, properties and rights shall exist at the Closing (such assets, collectively, the “Transferred Assets”):

(a)    all of the following Intellectual Property: (i) the patents and patent applications set forth on Schedule 2.1(a)(i) to this Agreement, together with any extensions, supplemental protection certificates, reexaminations, reissues, renewals, divisions and continuations and foreign counterparts claiming priority to any of the foregoing (the “Transferred Patents”); (ii) the Marks and applications for the registration of Marks set forth on Schedule 2.1(a)(ii) to this Agreement, including all translations, adaptations, and combinations thereof, and all common law rights, registrations, applications for registration thereof, together with any extensions and renewals thereof, and together with the goodwill associated with any of the foregoing (the “Transferred Trademarks”); (iii) the copyright registrations set forth on Schedule 2.1(a)(iii) to this Agreement (the “Transferred Copyrights”); (iv) the Internet domain name registrations set forth on Schedule 2.1(a)(iv) to this Agreement (the “Transferred Domain Names”); and (v) the Product Technology Related to the Business (the “Transferred Product Technology”) (collectively, the “Transferred IP”);

(b)    all Contracts Related to the Business, including the Contracts set forth on Schedule 2.1(b) to this Agreement (the “Transferred Contracts”) and any rights or claims arising thereunder;

(c)    all machinery, equipment, office equipment and all other items of tangible personal property of any Asset Selling Entity that is Related to the Business (other than any such items set forth on Schedule 2.2(t) to this Agreement and the Swiss Manufacturing Facilities Tangible Personal Property, in each case, which are, for the avoidance of doubt, Excluded Assets);

(d)    subject to Sections 5.1(b) and 5.1(f), all books and records (financial, laboratory and otherwise), customer and supplier lists, billing records, distribution lists, manuals, safety data, clinical trial data and patient data and related programs (including patient support and market research programs and related databases), Transferred IP Records, any specifications, data and other documentation constituting or concerning Product Technology, and all Program complaint files and adverse event files in the safety and quality databases of Seller or its Affiliates (collectively, the “Books and Records”), in each case, to the extent relating to, held for use with or used in connection with the Program Business (the “Transferred Books and Records”), subject to the confidentiality and use restriction obligations hereunder to the extent constituting Seller Confidential Information; provided, that (A) Seller and its Affiliates shall be entitled to keep copies thereof for operational, legal, Tax, regulatory or record-keeping purposes or in order to comply with applicable Laws, Seller’s or its Affiliates’ internal policies and procedures or any applicable contractual or other similar obligations, subject to the confidentiality and use restriction obligations hereunder, (B) Transferred Books and Records shall not include (w) the Transferred Business Employee Records (the treatment of which is set forth in Section 2.1(d) below), (x) any Books and Records to the extent exclusively relating to, exclusively held for use with or exclusively used in connection with any Excluded Asset or Excluded Liability, (y) any Books and Records the transfer of which would be prohibited by applicable Law, and (z) any emails other than those sent or received by the Transferred Employees, (C) Seller and its Affiliates shall not be required to deliver any Transferred Books and Records that are not then in Seller’s or any of its Affiliates’ possession or control, and (D) Seller shall not be required to provide, or cause to be provided, the Transferred Books and Records in any form or medium other than the form or medium in which they were originally generated or maintained; provided, however, that to the extent within a reasonable period of time following the Closing (but no later than the eighteen (18) month anniversary of the Closing Date), Seller or any of its Affiliates become aware of, or Purchaser or any of its Affiliates make any specific request in writing to Seller to deliver any Transferred Books and Records which were not delivered to Purchaser at the Closing, Seller shall, or shall cause its Affiliates to, subject to the other limitations set forth in this Agreement, deliver such Transferred Books and Records to Purchaser as promptly as reasonably practicable thereafter (such delivery mechanism, the “Post-Closing Delivery Mechanism”);

(e)    subject to Sections 5.1(b) and 5.1(f), any employee or personnel files, in each case, to the extent exclusively relating to any Transferred Employee (collectively, the “Transferred Business Employee Records”); provided, that (A) Seller and its Affiliates shall be entitled to keep copies thereof for operational, legal, Tax, regulatory or record-keeping purposes or in order to comply with applicable Laws, Seller’s or its Affiliates’ internal policies and procedures or any applicable contractual or other similar obligations, subject to the confidentiality obligations hereunder, (B) the Transferred Business Employee Records shall not include (x) any files the transfer of which would be prohibited by applicable Law, and (y) emails other than those sent or received by the Transferred Employees, (C) Seller and its Affiliates shall not be required to deliver any Transferred Business Employee Records that are not in Seller’s or any of its Affiliates’ possession or control (subject to the Post-Closing Delivery Mechanism with respect to any Transferred Business Employee Records which are not delivered as of the Closing) and (D) Seller shall not be required to provide, or cause to be provided, the Transferred Business Employee Records in any form or medium other than the form or medium in which they were originally generated or maintained;

(f)    all Product Inventory;

(g)    subject to Section 5.20, the Transferred Registrations, all Variant Registrations and all other Business Permits;

(h)    subject to Sections 5.1(b) and (d) and to any alternative plan for transferring specific materials in a given territory as is expressly contemplated in the Transition Services Agreement or the Services Plan prepared thereunder, all advertising, marketing, sales and promotional materials (including all coupons and sample packets) Related to the Business (collectively, the “Transferred Marketing Materials”); provided, however, that Seller and its Affiliates shall not be required to deliver any Transferred Marketing Materials that are not in Seller’s or any of its Affiliates’ possession or control;

(i)    all prepaid expenses and deposits and refunds to the extent related to the Program Business (other than (i) for the avoidance of doubt, cash from customer prepayments, (ii) prepaid insurance with respect to any insurance policies not transferring to Purchaser in connection with the transactions contemplated by this Agreement (clause (i) and (ii), collectively, the “Excluded Prepaid Expenses”) and (iii) for the avoidance of doubt, those described by Section 2.2(e));

(j)    all accounts receivable, notes receivable, rebates receivable and other miscellaneous receivables to the extent related to the Program Business, in each case, to the extent relating to or arising out of the operation of the Program Business from and after the Closing;

(k)    the sponsorship of, and all assets or contracts maintained pursuant to or in connection with, the Benefit Plans set forth on Schedule 2.1(k) to this Agreement, including any Benefit Plans that will automatically transfer under applicable Law (provided, that such Benefit Plans that will automatically transfer under applicable Law may be excluded from Schedule 2.1(k) if they are immaterial and not set forth in writing) (collectively, the “Assumed Business Employee Plans”);

(l)    all Actions available to or being pursued by any Asset Selling Entity to the extent relating to or arising out of the conduct of the Program Business or the operation of the Transferred Assets, whether arising by way of counterclaim or otherwise, except, for the avoidance of doubt, those described in Section 2.2(s);

(m)    all proceeds under any of the Asset Selling Entities’ third-party insurance policies written prior to the Closing to the extent related to (A) the damage or destruction of any of the Transferred Assets from and after the date hereof and prior to the Closing that is, or would have been but for such damage or destruction, included in the Transferred Assets or (B) an Assumed Liability, other than, in the case of each of clause (A) and (B), any such proceeds in respect of Product Inventory;

(n)    all assets, properties and rights described on Schedule 2.1(n) to this Agreement; and

(o)    without expanding or otherwise modifying any of the assets, properties or rights contemplated by clauses (a) through (n) of this Section 2.1, all other assets, properties and rights that are Related to the Business.

2.2    Excluded Assets. Notwithstanding anything to the contrary in Section 2.1 of this Agreement, from and after the Closing, Seller and its Affiliates shall retain all of their respective rights, titles and interests in and to, and there shall be excluded from the sale, transfer, conveyance, assignment and delivery to Purchaser, and the Transferred Assets shall not include the following assets, properties and rights (tangible or intangible and wherever located) (collectively, the “Excluded Assets”):

(a)    other than the Transferred IP and the rights provided in this Agreement and the Ancillary Agreements, any Intellectual Property, Seller Marks (and any social media handles owned by Seller or its Affiliates that consist of Seller Marks) and other intellectual property of Seller and its Affiliates, including all Intellectual Property, Seller Marks or other intellectual property set forth on Schedule 2.2(a) to this Agreement;

(b)    (i) any attorney-client, work product or similar privilege of Seller or any of its Affiliates or otherwise relating to or arising out of the Program Business as a result of legal counsel representing Seller, any of its Affiliates or the Program Business in connection with the transactions contemplated by this Agreement, any of the Ancillary Agreements or any Action described by Section 2.2(s), and (ii) the portions of any documents of Seller or any of its Affiliates (but not any underlying Transferred Books and Records or Transferred Business Employee Records) subject to any such privilege described in clause (i) (such documents, the “Privileged Seller Documents”);

(c)    all Excluded Contracts;

(d)    all Excluded Tax Assets;

(e)    all security deposits, earnest deposits, bid, lease, utility and other deposits, and all other forms of deposit placed by Seller or any of its Affiliates for the performance of a Transferred Contract or otherwise;

(f)    all cash, cash equivalents, credit cards and bank accounts of Seller or any of its Affiliates;

(g)    all Books and Records (including any Tax Return of Seller or any of its Affiliates), other than the Transferred Books and Records;

(h)    all employee and personnel records of Seller or any of its Affiliates relating to employees of Seller or any of its Affiliates or the Transferred Employees, other than the Transferred Business Employee Records;

(i)    the sponsorship of, and all assets or contracts maintained pursuant to or in connection with, all Seller Benefit Plans;

(j)    all rights or claims which accrue or will accrue to Seller or any of its Affiliates under this Agreement or any of the Ancillary Agreements;

(k)    the Excluded Prepaid Expenses;

(l)    all rights, title and interest to real property of Seller or any of its Affiliates (including all rights, title and interest to the Swiss Manufacturing Facilities) and all Contracts related to the ownership, lease, sublease, grant, license or any other similar arrangement with respect to any real property;

(m)    all Swiss Manufacturing Facilities Tangible Personal Property;

(n)    all insurance policies and rights thereunder (including, for the avoidance of doubt, any proceeds received with respect to any such policies (other than to the extent provided in Section 2.1(m)));

(o)    all insurance proceeds which Seller or any of its Affiliates has a right to receive as of the Closing that relate to any events, circumstances or occurrences prior to the Closing (other than to the extent provided in Section 2.1(m));

(p)    all accounts receivable, notes receivable, rebates receivable and other miscellaneous receivables of Seller or any of its Affiliates (i) to the extent that they are not related to the Program Business or (ii) that are related to the Business to the extent relating to or arising out of the operation of the Program Business prior to the Closing;

(q)     all Manufacturing Registrations;

(r)    all information technology systems, hardware (including all desktops, smartphones, tablets, laptops, printers, fax/scan machines) and software (whether in source code or object code) of Seller or any of its Affiliates and all related license, maintenance and service Contracts and related documentation, and all related technology, data, databases, database rights, designs, processes, methods and other know-how (other than Transferred Assets);

(s)    all Actions available to or being pursued by Seller or any of its Affiliates (including any Asset Selling Entity) to the extent relating to or arising out of (i) any of the other assets, properties or rights of Seller or any of its Affiliates that constitute Excluded Assets or (ii) any Excluded Liability;

(t)    all assets, properties and rights described on Schedule 2.2(t) to this Agreement; and

(u)    for the avoidance of doubt, all other assets, properties and rights of Seller or any of its Affiliates, of whatever kind and nature, real, personal or mixed, tangible or intangible, or otherwise, that are not specifically addressed by Section 2.1(a) through (o)

(it being further understood and agreed, for the avoidance of doubt, that any right, title, or interest of Burgundy or any of its Affiliates in any assets, properties and rights, of whatever, kind and nature, real, personal or mixed, tangible or intangible, or otherwise, prior to the Burgundy Closing shall constitute Excluded Assets).

2.3    Assumed Liabilities. Subject to Section 2.4, Section 2.11, Section 2.12 and Section 5.16, upon the terms and subject to the conditions set forth in this Agreement and subject to, for the avoidance of doubt, any covenant or agreement contained in this Agreement (other than Section 2.4) or in any Ancillary Agreement where Seller or any of its Affiliates has expressly agreed to assume, satisfy, discharge, perform when due, bear or otherwise be liable for any Liabilities, at the Closing, Purchaser shall assume, and thereafter satisfy, discharge and perform when due, all of the following Liabilities of Seller and its Affiliates (collectively, the “Assumed Liabilities”):

(a)    all Liabilities for Taxes to the extent such Taxes are (i) non-income Taxes described in Section 7.1(i) that are allocable to the Post-Closing Tax Period, (ii) income taxes described in Section 7.1(ii) that are allocable to the Post-Closing Tax Period, and (iii) Transfer Taxes and Indirect Taxes for which Purchaser is responsible under Section 7.6;

(b)    all Liabilities under or otherwise to the extent relating to or arising out of the Transferred Contracts (whether arising prior to, at or after the Closing), except for any such Liabilities to the extent relating to or arising out of any breach or other violation of such Transferred Contracts by Seller or its Affiliates prior to the Closing;

(c)    (i) except as specifically retained by Seller or any of its Affiliates pursuant to Article VI hereof, all Liabilities relating to or arising out of the employment of any Transferred Employees or the engagement of any Business Contractors on or after the Closing and (ii) all Liabilities specifically assumed by Purchaser or any of its Affiliates pursuant to Article VI;

(d)    all accounts payable, trade accounts payable and trade obligations to the extent relating to or arising out of the conduct of the Program Business or the operation of the Transferred Assets from and after the Closing;

(e)    all Liabilities to the extent relating to or arising out of the Assumed Business Employee Plans on or after the Closing;

(f)    all Liabilities in respect of any Action, whether or not presently threatened, asserted or pending, to the extent relating to or arising out of the conduct of the Program Business or the operation of the Transferred Assets from and after the Closing; and

(g)    all other Liabilities that are not the subject of clause (a) through (f) of this Section 2.3 to the extent relating to or arising out of the conduct of the Program Business or the operation of the Transferred Assets from and after the Closing.

2.4    Excluded Liabilities. Notwithstanding anything to the contrary in Section 2.3 or this Agreement, but subject to, for the avoidance of doubt, any covenant or agreement contained in this Agreement (other than Section 2.3) or in any Ancillary Agreement where Purchaser or any of its Affiliates has expressly agreed to assume, satisfy, discharge, perform when due, bear or otherwise be liable for any Liabilities, from and after the Closing, Seller and its Affiliates shall retain and remain responsible for and satisfy, discharge and perform when due, and Purchaser shall have no obligation with respect to all of the following Liabilities (collectively, the “Excluded Liabilities”):

(a)    all Liabilities for Taxes, other than Assumed Liabilities (collectively, the “Excluded Tax Liabilities”);

(b)    except as otherwise provided in Section 5.7, all Liabilities to the extent relating to or arising out of the Indebtedness of Seller or any of its Affiliates;

(c)    except to the extent otherwise specifically provided in this Agreement, all fees, costs and expenses incurred or payable by Seller, Burgundy or any of their Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and the consummation or performance thereof or otherwise in connection with Seller’s, Burgundy’s or any of their respective Affiliates’ solicitation, discussion or negotiation of strategic alternatives involving the Program Business prior to the date hereof, in each case, that are unpaid as of the Closing, including to professionals (including investment bankers, attorneys, accountants, brokers and other consultants and advisors) retained by Seller, Burgundy or any of their respective Affiliates that performed services in connection with the negotiation of this Agreement and the Ancillary Agreement and execution of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, in each case, that are unpaid as of the Closing;

(d)    all Liabilities to the extent relating to or arising out of (i) any Business Employee who is not a Transferred Employee at any time prior to, on or after the Closing Date (or, as the case may be, in the case that the French Put Option Exercise, for any French Employee on or after the date of the French Deferred Closing or, in the case that the Dutch Consultation Procedures are not completed as provided in Section 2.12(b), for any Dutch Employee who is not a Transferred Employee on or after the date of the Dutch Deferred Closing), and (ii) any Transferred Employee at any time prior to the Closing, including, all Liabilities to the extent relating to or attributable to such employee’s work or employment prior to the Closing or any claim relating to or attributable to facts that occurred prior to the Closing;

(e)    except as otherwise provided in Section 2.3(f), all Liabilities relating to or arising out of any Benefit Plan;

(f)    all Liabilities in respect of any Action, whether or not presently threatened, asserted or pending, to the extent relating to or arising out of the conduct of the Program Business or the operation of the Transferred Assets prior to the Closing, including, without limitation, all Liabilities to the extent Purchaser is required to pay or bear any cost to a Transferred Employee attributable to such employee’s work or employment prior to the Closing or any claim based on facts that occurred prior to the Closing;

(g)    all Liabilities listed on Schedule 2.4(g) to this Agreement;

(h)    all Liabilities arising out of or related to any noncompliance by Seller or any of its Affiliates, employees or agents with any applicable Law;

(i)    all Liabilities for product liability, product defect, personal injury or any tort arising out of the manufacture, marketing or sale of the Product or any Variant thereof prior to the Closing;

(j)    all Liabilities in respect of Environmental Laws or Hazardous Substances to the extent relating to or arising out of the conduct of the Program Business or the operation of the Transferred Assets prior to the Closing;

(k)    all Liabilities in respect of any Product returns to the extent they arise from the sale of the Product prior to the Closing, which will be handled as set forth in Schedule 2.4(k); and

(l)    all other Liabilities that are not the subject of clause (a) through (k) of this Section 2.4 to the extent relating to or arising out of the Transferred Assets, the Product or any Variant thereof or the Program Business, other than the Assumed Liabilities.

2.5    Risk of Loss. Prior to the Closing, Seller shall bear all risk of loss or damage (including from fire, casualty or other occurrence) associated with the Transferred Assets (wherever located) and be solely responsible for procuring insurance to protect the Transferred Assets against any such loss or damage; provided, however, that the foregoing shall in no event (a) affect or otherwise reduce the Purchase Price, or (b) be the subject of, or result in, a claim pursuant to Article X, unless, and only to the extent, another covenant, agreement, representation or warranty contained herein is breached and is the subject to a claim pursuant to Article X. At and after the Closing, Purchaser shall bear all risk of loss or damage (including from fire, casualty or other occurrence) associated with the Transferred Assets (wherever located) and be solely responsible for procuring insurance to protect the Transferred Assets against any such loss or damage; provided, however, that (i) with respect to the French Transferred Assets, if the French Put Option Exercise does not occur at or prior to the Closing, Purchaser shall bear such risk of loss or damage and shall be responsible for procuring such insurance only if and from the time the French Deferred Closing occurs and (ii) with respect to the Dutch Transferred Assets, if the Dutch Consultation Procedures are not completed as provided in Section 2.12(b) at or prior to the Closing, Purchaser shall bear such risk of loss or damage and shall be responsible for procuring such insurance only if and from the time the Dutch Deferred Closing occurs; provided, further, that the foregoing shall in no event (A) affect or otherwise reduce the Purchase Price, the French Purchase Price or the Dutch Purchase Price, or (B) be the subject of, or result in, a claim pursuant to Article X, unless, and only to the extent, another covenant, agreement, representation or warranty contained herein is breached and is the subject to a claim pursuant to Article X.

2.6    Purchase Price. In consideration for the Transferred Assets, at the Closing, Purchaser (on behalf of itself or any Affiliate of Purchaser designated by Purchaser) shall pay to Seller (or any Affiliate of Seller designated by Seller) the Purchase Price, in cash in immediately available funds in accordance with Section 2.10(b)(i) (in the case of any amount payable in respect of Transferred Assets of an Asset Selling Entity, other than Seller, on behalf of such Asset Selling Entity).

2.7    Allocation of Purchase Price. Only to the extent that an allocation would be required to be final, binding and non-appealable on the Parties as of the Closing Date in order for (x) a transaction contemplated by this Agreement to become legally effective in the relevant jurisdiction, (y) the relevant Tax Authority to determine a Transfer Tax on Transferred Assets and/or Assumed Liabilities or (z) as reasonably necessary to implement the provisions of Section 7.6(b), between the date of this Agreement and the Closing Date, Seller and Purchaser shall each use best efforts and reasonably cooperate with each other to specify such allocation.

2.8    Withholding. Notwithstanding anything to the contrary in this Agreement, Purchaser shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. If Purchaser believes that any withholding of Tax is required with respect to any payment under this Agreement, then Purchaser shall give written notice to Seller (on behalf of the applicable Asset Selling Entity) describing the basis for such withholding in reasonable detail at least fifteen (15) Business Days prior to the Closing Date, and Purchaser shall provide Seller (on behalf of the applicable Asset Selling Entity) with a reasonable opportunity to provide any applicable certificate, form or documentation that would reduce or eliminate the requirement to deduct and withhold Tax with respect to such payment, and Purchaser shall otherwise cooperate with Seller and take such steps as Seller (on behalf of the applicable Asset Selling Entity) may reasonably request to reduce or eliminate such withholding obligation to the extent permitted by applicable Law. To the extent that amounts are so deducted and withheld pursuant to this Section 2.8 and Purchaser satisfies the obligations set forth in this Section 2.8, such deducted and withheld amounts (a) shall be timely remitted by Purchaser to the applicable Tax Authority and (b) upon such remittance, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.9    Closing. The closing of the Sale (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington, New York, New York 10022, at 10:00 a.m., New York time, on the second (2nd) Business Day or such later date required by the Consent Order, in each case, after all of the conditions set forth in Article VIII are satisfied or waived (other than those conditions that by their nature can only be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at that time) or at such other place, time or date as may be mutually agreed upon in writing by Seller and Purchaser. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. Except to the extent expressly set forth in this Agreement to the contrary, and notwithstanding the actual occurrence of the Closing at any particular time, the Closing shall be deemed to occur and be effective, in the United States, as of 11:59 p.m. New York time and, in any jurisdiction outside of the United States, as of the time at which the books of the Business are normally closed in such jurisdiction, in each case, on the calendar day immediately preceding the Closing Date (the “Effective Time”). All transactions taking place at the Closing shall be deemed to occur simultaneously.

2.10    Closing Deliveries. At the Closing:

(a)    Seller shall deliver, or cause to be delivered, to Purchaser:

(i)    the certificate required to be delivered by Seller pursuant to Section 8.2(c);

(ii)    a duly executed certificate of non-foreign status from any Asset Selling Entities that are United States persons within the meaning of the Code, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B); and

(iii)    duly executed counterparts to each of the Ancillary Agreements contemplated by this Agreement to be executed by Seller or any of its applicable Affiliates at the Closing.

(b)    Purchaser shall:

(i)    subject to Section 2.11(c)(v) and Section 2.12(d)(v), pay to Seller (or any Affiliate of Seller designated by Seller), by wire transfer to an account or accounts designated by Seller in writing at least three (3) Business Days prior to the Closing, the Purchase Price in cash in immediately available funds (in the case of any amount payable in respect of Transferred Assets of another Asset Selling Entity, on behalf of such Asset Selling Entity); and

(ii)    deliver, or cause to be delivered, to Seller (A) the certificate required to be delivered pursuant to Section 8.3(c) and (B) duly executed counterparts to each of the Ancillary Agreements to be executed by Purchaser at the Closing.

2.11    French Business.

(a)    Notwithstanding anything to the contrary contained in this Agreement, (i) the Parties expressly agree and acknowledge that with respect to the French Business, Seller or the French Asset Selling Entity, as the case may be, may in its absolute discretion decide whether or not to accept the offer by Purchaser to acquire the French Business made pursuant to the French Put Option Agreement, and (ii) as of the date hereof, neither Seller nor any of its Affiliates (including the French Asset Selling Entity) is bound to sell or transfer or procure the sale or transfer of the French Business.

(b)    In the event that the French Put Option Exercise occurs at or prior to the Closing, the sale and purchase of the French Business shall occur on the terms and subject to the conditions of this Agreement with effect from the date and time set forth in the French Local Purchase Agreement; provided, that such date and time shall not be prior to the Closing.

(c)    In the event that the French Put Option Exercise does not occur at or prior to the Closing with respect to the French Business:

(i)    Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.9, 2.10 (except for Section 2.10(a)(i)), 6.1 and 6.2 (the “Disapplied Provisions”) shall not apply to the French Business at the Closing;

(ii)    in respect of the Disapplied Provisions, (A) the term “Program Business” or “Business” shall be deemed to exclude the French Business, (B) the term “Transferred Assets” shall be deemed to exclude the French Transferred Assets, (C) the term “Assumed Liabilities” shall be deemed to exclude the French Assumed Liabilities, (D) the term “Business Employees” shall be deemed to exclude the French Employees and (E) the term “Benefit Plan” shall be deemed to exclude any Benefit Plan that is sponsored, maintained, contributed or entered into by the French Business;

(iii)    the Parties shall defer the Closing solely with respect to the French Business only until the French Deferred Closing;

(iv)    on the terms and subject to the conditions in this Agreement and the French Put Option Agreement, (A) the sale, transfer, assignment, conveyance and delivery by Seller or the other applicable Asset Selling Entity(ies) of the French Transferred Assets, (B) the assumption by Purchaser of the French Assumed Liabilities and (C) the transfer of the French Employees to Purchaser, shall be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York at 10:00 a.m., New York time on the third (3rd) Business Day after the French Put Option Exercise occurs, or such other date, time and location agreed to by the Parties (the “French Deferred Closing”); and

(v)    the Purchase Price payable by Purchaser at the Closing pursuant to Section 2.10(b)(i) shall be reduced by an amount equal to the French Purchase Price.

(d)    In the event that the French Put Option Exercise does not occur at or prior to the Closing, at the French Deferred Closing, (i) Purchaser shall pay to Seller (or any Affiliate of Seller designated by Seller), by wire transfer to the account or accounts designated by Seller in writing at least three (3) Business Days prior to the French Deferred Closing, the French Purchase Price in cash in immediately available funds (on behalf of the applicable Asset Selling Entity(ies)), and (ii) Seller shall, or shall cause the other applicable Asset Selling Entity(ies) to, and Purchaser shall, execute and deliver the French Local Purchase Agreement and such other documents and instruments, as may be reasonably necessary in order to transfer, assign, convey and deliver the French Transferred Assets to Purchaser, for Purchaser to assume the French Assumed Liabilities and for the transfer of the French Employees to Purchaser on the terms and subject to the conditions set forth in this Agreement and the French Local Purchase Agreement (it being further understood and agreed that, at and after the French Deferred Closing, the Disapplied Provisions shall apply to the French Business as if the Closing, for purposes of the French Business, occurred as of the time of the French Deferred Closing for all purposes under this Agreement).

2.12    Dutch Business.

(a)    The Parties expressly agree and acknowledge that in relation to the sale and transfer of the Dutch Business, the Dutch Works Council, if applicable, will have to be consulted in accordance with the provisions of the Dutch Works Councils Act (Wet op de ondernemingsraden) (the “Dutch Works Council Consultation”) and, if applicable, the Social Economic Councils (Sociaal Economische Raad) (“SER”) and the relevant trade unions, if any, in the Netherlands (the “Dutch Trade Unions”) will have to be notified, and, if applicable, consulted in accordance with the SER Merger Code 2015 (SER Besluit Fusiegedragsregels 2015) (the “Dutch SER and Trade Union Process”) (the Dutch Works Council Consultation and the Dutch SER and Trade Union Process jointly being, the “Dutch Consultation Procedures”).

(b)    The Dutch Consultation Procedures in respect of the Dutch Work Council shall be deemed to have been completed if and as soon as one of the following events has occurred:

(i)    the Dutch Works Council has rendered a positive advice (which is deemed to also include a conditional advice with conditions acceptable to Seller acting reasonably) or a neutral advice in respect of the Dutch Transaction;

(ii)    the Dutch Works Council has irrevocably and unconditionally waived its right to render advice with respect to the Dutch Transaction in writing; or

(iii)    in the event that the Dutch Works Council has issued a negative advice (which is deemed to include an unconditional negative advice, a conditional advice with conditions that are not acceptable to Seller acting reasonably, and where the Dutch Works Council has not rendered advice within a reasonable period of time after the request for advice was submitted), once:

(A)    the period as set out in Article 25 paragraph 6 of the Dutch Works Council Act has lapsed, without the Dutch Works Council having initiated legal proceedings as set out in Article 26 of the Dutch Works Council Act;

(B)    the Dutch Works Council has unconditionally and irrevocably waived its right to initiate legal proceedings as set out in Article 26 of the Dutch Works Council Act in writing;

(C)    following the initiation of legal proceedings as set out in Article 26 of the Dutch Works Council Act, the Enterprise Section of the Amsterdam Court of Appeal (Ondernemingskamer) has rendered a judgment dismissing the Dutch Works Council’s appeal or a judgment allowing the Parties to proceed with the Dutch Transaction (or the amended version thereof should any changes have been agreed in writing between the Parties in accordance with Section 6.6(f) below); or

(D)    any issues with the Dutch Works Council have been resolved in a manner allowing the Parties to consummate the Dutch Transaction (or the amended version thereof should any changes have been agreed in writing between the Parties).

(c)    In the event that the Dutch Consultation Procedures are completed as provided in Section 2.12(b) at or prior to the Closing, the sale and purchase of the Dutch Business shall occur on the terms and subject to the conditions of this Agreement with effect from the Closing.

(d)    In the event that the Dutch Consultation Procedures are not completed as provided in Section 2.12(b) at or prior to the Closing with respect to the Dutch Business:

(i)    the Disapplied Provisions shall not apply to the Dutch Business at the Closing;

(ii)    in respect of the Disapplied Provisions, (A) the term “Business” or “Program Business” shall be deemed to exclude the Dutch Business, (B) the term “Transferred Assets” shall be deemed to exclude the Dutch Transferred Assets, (C) the term “Assumed Liabilities” shall be deemed to exclude the Dutch Assumed Liabilities, (D) the term “Business Employees” shall be deemed to exclude the Dutch Employees and (E) the term “Benefit Plan” shall be deemed to exclude any Benefit Plan that is sponsored, maintained, contributed or entered into by the Dutch Business;

(iii)    the Parties shall defer the Closing solely with respect to the Dutch Business only until the Dutch Deferred Closing;

(iv)    on the terms and subject to the conditions in this Agreement and the Dutch Local Purchase Agreement, (A) the sale, transfer, assignment, conveyance and delivery by Seller or the other applicable Asset Selling Entity(ies) of the Dutch Transferred Assets, (B) the assumption by Purchaser of the Dutch Assumed Liabilities and (C) the transfer of the Dutch Employees to Purchaser, shall be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York at 10:00 a.m., New York time on the third (3rd) Business Day after the Dutch Consultation Procedures are completed as provided in Section 2.12(b), or such other date, time and location agreed to by the Parties (the “Dutch Deferred Closing”); and

(v)    in the event that the Dutch Consultation Procedures are not completed at or prior to the Closing, the Purchase Price payable by Purchaser at the Closing pursuant to Section 2.10(b)(i) shall be reduced by an amount equal to the Dutch Purchase Price.

(e)    At the Dutch Deferred Closing, (i) Purchaser shall pay to Seller (or any Affiliate of Seller designated by Seller), by wire transfer to the account or accounts designated by Seller in writing at least one (1) Business Day prior to the Dutch Deferred Closing, the Dutch Purchase Price in cash in immediately available funds (on behalf of the applicable Asset Selling Entity(ies)), and (ii) Seller shall, or shall cause the other applicable Asset Selling Entity(ies) to, and Purchaser shall execute and deliver the Dutch

Local Purchase Agreement and such other documents and instruments, as may be reasonably necessary in order to transfer, assign, convey and deliver the Dutch Transferred Assets to Purchaser, for Purchaser to assume the Dutch Assumed Liabilities and for the transfer of the Dutch Employees to Purchaser on the terms and subject to the conditions set forth in this Agreement and the Dutch Local Purchase Agreement (it being further understood and agreed that, at and after the Dutch Deferred Closing, the Disapplied Provisions shall apply to the Dutch Business as if the Closing, for purposes of the Dutch Business, occurred as of the time of the Dutch Deferred Closing for all purposes under this Agreement).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to Section 11.15, except as set forth in the disclosure schedule delivered to Purchaser prior to the execution of this Agreement (the “Seller Disclosure Schedule”), Seller represents and warrants to Purchaser as follows:

3.1    Organization and Qualification. Each Asset Selling Entity is a corporation, limited liability company, limited partnership or other applicable business entity duly incorporated, organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation, organization or formation, as applicable. Each Asset Selling Entity (a) has all requisite corporate or other organizational power and authority to own, lease and operate its properties and assets, and to carry on such portion of the Business as now being conducted by it and (b) is duly qualified to do business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) as a foreign Person in each jurisdiction where the ownership or operation of its Transferred Assets or the conduct of its portion of the Business requires such qualification, except for those jurisdictions where failure to be so qualified or in good standing (x) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (y) would not reasonably be expected to prevent or materially hinder or delay any of the transactions contemplated hereby or by any of the Ancillary Agreements or affect the ability of Seller to perform its obligations under this Agreement or any of the Ancillary Agreements, in each case, in any material respect.

3.2    Authority Relative to this Agreement. Seller has all necessary power and authority to execute, deliver and perform this Agreement and to complete the transactions contemplated hereby, and Seller and its applicable Affiliates have all necessary power and authority to execute, deliver and perform each Ancillary Agreement to which it or any such Affiliate is or will be a party and to consummate the transactions contemplated by such Ancillary Agreements. This Agreement has been, and each Ancillary Agreement to which Seller or any of its Affiliates is or will be a party has been or when executed will be, duly and validly authorized by all necessary corporate (or other similar) action and duly and validly executed and delivered by such Person, and, assuming the due and valid authorization, execution and delivery by Purchaser of this Agreement and by Purchaser and its applicable Affiliates of each Ancillary Agreement to which any of them are or will be a party, as applicable, each of this Agreement and the Ancillary Agreements constitutes (or in the case of each Ancillary Agreement entered into after the date hereof, will constitute upon execution thereof) a valid, legal and binding agreement of Seller and/or such applicable Affiliate(s), enforceable against Seller and/or such applicable Affiliate(s) in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exceptions”)).

3.3    Consents and Approvals; No Violations. No filing with or notice to, and no approval, consent, authorization, or other Permit of or from, any Governmental Entity is required on the part of (a) Seller in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which it is or will be a party and (b) any applicable Affiliate of Seller in connection with the execution and delivery of any Ancillary Agreement to which it is or will be a party, or in connection with, in each case of the foregoing clauses (a) and (b), the performance of such Person’s obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby and thereby, except in each case of the foregoing clauses (a) and (b), (i) the Consent Order, (ii) those approvals or clearances under the Antitrust Laws of any non-U.S. jurisdictions (collectively, “Foreign Antitrust Laws”), (iii) the Seller FDA Letters, (iv) the Purchaser FDA Letters, (v) compliance with the Transferred Registrations (including, for the avoidance of doubt, the filings and other actions contemplated by Section 5.20), or (vi) any other filings, notices, approvals, consents, authorizations or Permits, the failure to make, comply with or obtain that would not reasonably be expected to prevent or materially hinder or delay any of the transactions contemplated hereby or by any of the Ancillary Agreements or affect the ability of Seller to perform its obligations under this Agreement or any of the Ancillary Agreements, in each case, in any material respect. The execution or delivery of this Agreement or any Ancillary Agreement by Seller or any of its applicable Affiliates, the performance of such Person’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby or thereby, as applicable, do not and will not (A) conflict with or result in any breach, violation or infringement of any provision of the Organizational Documents of Seller or any applicable Affiliate of Seller, as applicable, (B) conflict with, or result in a breach or violation of, or constitute a default, or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration (with or without notice or lapse of time or both) under, or result in a loss of any benefit to which such Person is entitled under, any of the terms, conditions or provisions of any Material Contract, or (C) assuming compliance with the items described in clauses (i) through (v) of the preceding sentence, violate or result in a breach of or constitute a default under any Law applicable to Seller, any of its Affiliates that is or will be party to any Ancillary Agreement, any other Asset Selling Entity or any of their respective properties or assets or to the Transferred Assets or the operations or conduct of the Business, except in each case of the foregoing clauses (B) and (C), as (x) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (y) would not reasonably be expected to prevent or materially hinder or delay any of the transactions contemplated hereby or by any of the Ancillary Agreements or affect the ability of Seller to perform its obligations under this Agreement or any of the Ancillary Agreements, in each case, in any material respect.

3.4    Financial Statements. Section 3.4 of the Seller Disclosure Schedule sets forth the unaudited statements of “Assets Acquired” and “Liabilities Assumed” (in each case as used in Section 3.4 of the Seller Disclosure Schedule) of the Business as of December 31, 2018 and June 30, 2019 and the related statements of “Product Operating Income” (as used in Section 3.4 of the Seller Disclosure Schedule) for the years then ended (collectively, the “Financial Statements”). The Financial Statements present, in all material respects, the “Assets Acquired”, “Liabilities Assumed” and “Product Operating Income” as of the respective dates thereof or the periods then ended (in each case, subject to the absence of normal year-end adjustments and the absence of footnotes) and have been prepared in good faith and derived from the books and records of Seller, and such books and records of Seller have been prepared in accordance with GAAP, subject to the fact that Purchaser acknowledges that throughout the periods covered by the Financial Statements, the Business has not operated as a separate stand-alone entity of Seller or any of its Affiliates, and instead the Business has been reported within Seller’s financial statements and, as a result, the Financial Statements are not necessarily indicative of the costs that would have resulted if the Business had been operated on a stand-alone basis as of such dates or for such periods and may not be indicative of what the results of operations and financial position of the Business will be in the future.

3.5    Absence of Certain Changes or Events.

(a)    Since June 30, 2019 through the date hereof (the “Pre-Signing Period”), (i) the Business has been conducted in the ordinary course of business consistent with past practice prior to the Pre-Signing Period in all material respects by Seller and its applicable Affiliates, except (A) for the process by which Seller, Burgundy, any of their respective Affiliates or any Representatives of any of the foregoing solicited, discussed or negotiated strategic alternatives prior to the date hereof (including the transactions contemplated by this Agreement or any other transaction prior to the date hereof), (B) for the negotiation, discussion or entry into the Burgundy Merger Agreement or any Ancillary Burgundy Agreement, (C) as contemplated by this Agreement or any Ancillary Agreement, or (D) as set forth in Section 3.5(a)(i)(D) of the Seller Disclosure Schedule and (ii) Seller and its applicable Affiliates have maintained Product inventory levels (including active pharmaceutical ingredients, packaging and labeling, raw materials and components) in the ordinary course of business consistent with past practices of Seller prior to the Pre-Signing Period in all material respects.

(b)    Since June 30, 2019, there has not occurred any event, development, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.6    Litigation. (a) There is no material Action pending, or to the Knowledge of Seller, threatened against Seller or any of its applicable Affiliates, that relates to the Transferred Assets, the Assumed Liabilities, the operations or conduct of the Program Business, and (b) none of Seller, any of its applicable Affiliates or any of the Transferred Product Technology, the Transferred Assets, the Assumed Liabilities or the Program Business is subject to any outstanding Order, except those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7    Compliance with Laws.

(a)    To the extent applicable to their ownership of the Transferred Assets or the operations or conduct of the Program Business, Seller and its applicable Affiliates are, and since January 1, 2017, have been operating the Program Business in compliance with all applicable Laws and Orders, including 42 U.S.C. § 1320a-7b (Anti-Kickback Statute), 18 U.S.C. § 1347 (Health Care Fraud), 31 U.S.C. § 3729-33 (False Claims Act) and other applicable Laws and Orders relating to health care compliance, protection of personal data and information (including genetic information and biological material), and protection of animal welfare, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Program Business (taken as a whole). Since January 1, 2017, to the extent applicable to its ownership of the Transferred Assets or the operations or conduct of the Program Business, neither Seller, nor any of its applicable Affiliates, has received any written notice of or, to the Knowledge of Seller, been charged with any violation of any Laws, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Program Business (taken as a whole).

(b)    Without limiting the generality of the foregoing, to the extent applicable to the Transferred Assets or the operations or conduct of the Program Business, with respect to the transfer of personal information (including health, clinical and safety data), to the Knowledge of Seller, (i) each of the Asset Selling Entities has the right to transfer such personal information to Purchaser in connection with the transactions contemplated hereby, and (ii) such transfer shall be in accordance with applicable privacy Laws, except, in the case of clauses (i) and (ii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Program Business (taken as a whole).

3.8    Anticorruption. To the extent applicable to their ownership of the Transferred Assets or the operations or conduct of the Program Business, Seller and its applicable Affiliates are, and since January 1, 2017, have been operating the Program Business in compliance with the U.S. Foreign Corrupt Practices Act, the UK Bribery Act of 2010, and any other applicable anticorruption Laws, except where the failure to be in compliance is not and would not reasonably be expected to be, individually or in the aggregate, material to the Program Business (taken as a whole). Since January 1, 2017, to the extent applicable to its ownership of the Transferred Assets or the operations or conduct of the Program Business, neither Seller, nor any of its applicable Affiliates, nor to the Knowledge of Seller, any officer or director of any of the foregoing (to the extent applicable to the Transferred Assets or the operations or conduct of the Program Business) while acting at the direction of such Person, (a) has made, paid or received any unlawful bribes, kickbacks or other similar payments or (b) has made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, except, in each case, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Program Business (taken as a whole).

3.9    Trade Compliance.

(a)    Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole), to the extent applicable to their ownership of the Transferred Assets or the operations or conduct of the Business, Seller and its applicable Affiliates are, and since January 1, 2017, have been in compliance with: (i) all Laws or regulations regarding the importation of goods, including the U.S. import laws administered by U.S. Customs and Border Protection; and (ii) all other applicable Laws, including the Export Administration Regulations administered by the U.S. Department of Commerce.

(b)    Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole), to the extent applicable to its ownership of the Transferred Assets or the operations or conduct of the Business, neither Seller nor any of its applicable Affiliates, nor to the Knowledge of Seller, any officer or director of any of the foregoing Persons (to the extent applicable to the Transferred Assets or the operations or conduct of the Business), is (i) a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), regulation, or other governmental action, (ii) a “specially designated global terrorist” or other person listed in Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended, or (iii) a person either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar executive orders.

3.10    Permits. Seller and the Asset Selling Entities have all Permits that are required for the operation of the Business and the ownership and use of the Transferred Assets, in each case as conducted or owned and used by Seller and the Asset Selling Entities on the date hereof (the “Business Permits”), except where the failure to possess such Business Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the extent applicable to its ownership of the Transferred Assets or the operations or conduct of the Business, neither Seller, nor any of its applicable Affiliates, is in default or violation of any term, condition or provision of any Business Permit, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole). Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole), all Business Permits are valid and in full force and effect, subject to the Bankruptcy and Equity Exceptions, and, to the Knowledge of Seller, no condition exists that with notice or lapse of time or both would constitute a default of any term, condition or provision of any such Business Permits to which Seller or any of its applicable Affiliates is a party. Since January 1, 2017, to the extent applicable to its ownership of the Transferred Assets or the operations or conduct of the Business, neither Seller, nor any of its applicable Affiliates, has received any written notice of any Action or investigation relating to the revocation, nonrenewal, suspension or modification of any Business Permit, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole).

3.11    Employee Benefit Plans.

(a)    Section 3.11 of the Seller Disclosure Schedule contains a true and complete list of each material Benefit Plan. For each of the material Benefit Plans, Seller has made available to Purchaser a true, complete, and correct copy of the most recent summary plan description and any summaries of material modification thereto or, if no summary plan description is required, a written summary of the material terms of such Benefit Plan. Seller has also made available the most recent summary plan descriptions, the most recent actuarial valuation reports, the most recent filed Forms 5500 and the most recent determination letter, in each case, to the extent applicable, for each material Assumed Business Employee Plan. For each of the Assumed Business Employee Plans, Seller has also made available to Purchaser a true, complete, and correct copy of the current plan document(s) with all amendments thereto and all current related trust documents, material insurance contracts or other funding vehicles and all material correspondence to or from any Governmental Entity received in the last year with respect to any Assumed Business Employee Plan or for which a Liability remains outstanding.

(b)    To the Knowledge of Seller, the Benefit Plans are not presently under audit, inquiry, review, proceedings, investigation or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole). All contributions, distributions, reimbursements and premium payments with respect to any Assumed Business Employee Plan that are due have been timely made or paid, in each case, in all material respects, and all such contributions, distributions, reimbursements and premium payments for any period ending at or prior to the Closing Date that are not yet due have been made or properly accrued, in each case, in all material respects.

(c)    Each Benefit Plan has, since January 1, 2017, been administered in accordance with its terms and all applicable Laws, including ERISA and the Code, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole). Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and, to the Knowledge of Seller no circumstances exist that are reasonably likely to result in the loss of the qualification of such Benefit Plan under Section 401(a) of the Code. Neither Seller nor any of its Affiliates has engaged in a transaction that could reasonably be expected to subject Seller to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole). No Actions (other than routine claims for benefits) are pending, or, to the Knowledge of Seller, threatened, with respect to any Benefit Plan, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole).

(d)    No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Seller or any of its Affiliates with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole). No Assumed Business Employee Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(e)    Neither Seller nor any of its Affiliates has any obligation to contribute to, or has incurred or expects to incur, any withdrawal liability under Subtitle E of Title IV of ERISA with respect to, a Multiemployer Plan under Subtitle E of Title IV of ERISA, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole). No Assumed Business Employee Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f)    Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, alone or in combination with any other event, could (i) entitle any Business Employees to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans to any Business Employees, (iii) limit or restrict the right of Seller or any of its Affiliates in respect of the Business Employees to merge, amend or terminate any of the Assumed Business Employee Plans, except as otherwise limited or restricted under this Agreement, or (iv) result in payments under any of the Benefit Plans which would not be deductible under Section 280G of the Code or result in the excise tax pursuant to Section 4999 of the Code. Neither Seller nor any of its Affiliates has any obligation to provide, and no Benefit Plan or other agreement provides any Business Employee with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(g)    Seller has no obligation to provide for post-termination or retiree health and life benefits under any Benefit Plan covering Business Employees other than continuation coverage pursuant to Section 4980B of the Code or as required by applicable Law, except as disclosed on Schedule 3.11(g). No Assumed Business Employee Plan provides for post-termination or retiree health and life benefits other than continuation coverage pursuant to Section 4980B of the Code or as required by applicable Law.

(h)    All Benefit Plans maintained outside of the United States (such plans hereinafter being referred to as “Non-U.S. Benefit Plans”) are in compliance with the applicable Laws of the relevant jurisdiction (including any local regulatory or tax approval requirements) and with their terms, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole). All material Non-U.S. Benefit Plans are listed on Section 3.11(h) of the Seller Disclosure Schedule. As of the date hereof, there is no pending or, to the Knowledge of Seller, threatened material litigation relating to Non-U.S. Benefit Plans, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole). All the Non-U.S. Benefit Plans which are intended, to the extent allowable under applicable Law, to obtain tax exemption on contributions, benefits and/or invested assets under applicable Law now meet, and have met, the requirements for such tax exemption under applicable Law, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole). With respect to each Non-U.S. Benefit Plan applicable to Business Employees in Canada, no such plan: (a) is a pension plan (whether or not such Non-U.S. Benefit Plan is required to be registered under federal or provincial Law) that contains a “defined benefit provision” as defined in the Income Tax Act (Canada); (b) is a “retirement compensation arrangement” as defined in the Income Tax Act (Canada); or (c) has one or more participating employers that are not Affiliates of Seller.

3.12    Employees; Labor Matters.

(a)    Section 3.12(a) of the Seller Disclosure Schedule provides a list of all Business Employees as of the date of this Agreement (the “Current Business Employees”), which is complete and accurate as of the date of this Agreement in all material respects (it being understood and agreed that such list may, to the extent required by applicable Law, exclude the names and/or other information related to the Current Business Employees). Set forth in the “Clean Folder” of the Data Room is a list that sets forth each Business Employee’s respective job title, current annual salary or hourly rate of pay, annual target incentive compensation opportunity, work location and years of service, in each case to the extent permitted by applicable Law. Seller shall update Section 3.12 of the Seller Disclosure Schedule to reflect new hires and resignations occurring in the ordinary course of business after the date of this Agreement and shall deliver an updated copy of Section 3.12 of the Seller Disclosure Schedule (along with corresponding employee census data required by this Section 3.12) not later than thirty (30) calendar days prior to the Closing Date reflecting the Business Employees as of the date of delivery thereof.

(b)    Except as set forth on Section 3.12(b) of the Seller Disclosure Schedule, to the extent applicable to any Business Employees, within the past three (3) years, neither Seller, nor any of its applicable Affiliates, has been party to any collective bargaining agreement, labor agreement or similar agreement with any Employee Representative Body (each, a “CBA”). Since January 1, 2017, (i) there have been no material strikes, work stoppages or lockouts with respect to any Business Employees, (ii) to the Knowledge of Seller, there has been no union organizing effort pending or threatened involving the Business Employees and (iii) there has been no material labor dispute or labor arbitration proceeding pending or, to the Knowledge of Seller, threatened with respect to the Business Employees.

(c)    As of the date of this Agreement, Seller has not received written notice of any material unfair labor practice charges against Seller that are pending before the National Labor Relations Board or any similar state, local or foreign Governmental Entity, or of any pending material arbitrations.

(d)    Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole), Seller and its Affiliates are in compliance with all applicable Laws respecting labor, employment, fair employment and labor practices (including equal employment opportunity Laws), discrimination and harassment, retaliation, immigration, sexual harassment, terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, wages and hours, classification of workers and employees, notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any other similar applicable foreign, state, or local statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event), and wages and hours.

(e)    To the Knowledge of Seller, since January 1, 2017, (A) no material allegations of sexual harassment have been made against any Business Employee classified at or above Grade 14, and (B) neither Seller nor any of its Affiliates have entered into any settlement agreements primarily related to allegations of sexual harassment or misconduct by a Business Employee at or above Grade 14.

(f)    In relation to France, Seller represents that the sale would not trigger any duty vis-à-vis its employees in relation to the so called “Loi Hamon”.

3.13    Environmental Matters. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole):

(a)    to the extent applicable to their ownership of the Transferred Assets or the operations or conduct of the Business, Seller and its applicable Affiliates are, and since January 1, 2017, have been in compliance with all Environmental Laws, which compliance has included obtaining, maintaining, and complying with all Business Permits required under Environmental Laws to conduct the Business;

(b)    since January 1, 2017, to the extent applicable to their ownership of the Transferred Assets or the operations or conduct of the Business, Seller and its applicable Affiliates have not received any unresolved written notice, demand, claim, letter or request for information relating to any violation or alleged violation of, or liability under, any Environmental Laws;

(c)    none of the Transferred Assets have been contaminated with any Hazardous Substance under circumstances or in a manner that could reasonably be expected to require remediation or other corrective action by Seller or its applicable Affiliates pursuant to any Environmental Law;

(d)    none of the Transferred Assets or the Business is subject to any outstanding Order, injunction or other agreement with any Governmental Entity or any outstanding indemnity or other agreement with any third party, in each case imposing liability or obligations under any Environmental Law; and

(e)    there are no Orders outstanding, or any proceedings pending, or, to the Knowledge of Seller, threatened against Seller or its applicable Affiliates relating to compliance with or liability under any Environmental Law in relation to the Transferred Assets or the operation or conduct of the Business.

3.14    Taxes.

(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) all Tax Returns with respect to any Pre-Closing Tax Period required to have been filed with respect to the Transferred Assets have been filed (taking into account extensions); (ii) all Taxes with respect to any Pre-Closing Tax Period required to have been paid with respect to the Transferred Assets have been paid, or are being contested in good faith in appropriate proceedings and (iii) all such Tax Returns described in clause (i) hereof are true, correct and complete.

(b)    All material amounts required to be withheld and remitted under any applicable law with respect to the Business or Transferred Assets have been duly and timely withheld and remitted to the proper Tax Authority.

(c)    There are no Tax Liens on the Transferred Assets, except for Permitted Liens.

(d)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, there is no pending Action by any Tax Authority with respect to any Taxes related to the Business or Transferred Assets and, to the Knowledge of Seller, no such Action has been threatened in writing.

(e)    Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole), to the Knowledge of Seller, no claim has been made by any Tax Authority in a jurisdiction where Seller or its Affiliates do not file Tax Returns that the Seller or its Affiliates is or may be subject to taxation with respect to the Business or Transferred Assets in that jurisdiction, which claim has not been withdrawn, settled or otherwise resolved.

(f)    Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole), no written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes, in each case, is currently in effect with respect to the Business or Transferred Assets.

3.15    Material Contracts.

(a)    Section 3.15(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, all of the following Contracts (other than purchase orders, invoices and Seller Benefit Plans) to which Seller or any of its Affiliates is a party or by which it is bound (each Contract so listed or required to be listed, and each of the Contracts to which Seller or any of its Affiliates becomes a party or by which it becomes bound after the date of this Agreement, the “Material Contracts”):

(i)    any Contract, including any manufacturing, supply or distribution agreement, that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Program Business in an amount having an expected value in excess of $2,500,000 during the fiscal year ending December 31, 2019 or any fiscal year thereafter and which cannot be terminated by Seller or any of its applicable Affiliates on less than ninety (90) days’ notice without imposing any material payment or penalty on Seller or any of its applicable Affiliates;

(ii)    any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research, development or other similar agreement involving the sharing of profits or expenses Related to the Business;

(iii)    any Contract with any Person (A) pursuant to which Purchaser, after the Effective Time, may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, marketing, commercial manufacture or other similar occurrences, developments, activities or events with respect to the Product or any Variant thereof, in each case, which payments are in an amount having an expected value in excess of $2,500,000 during the fiscal year ending December 31, 2019 or any fiscal year thereafter, or (B) under which Seller or any of its applicable Affiliates granted to any Person a right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to the Product or any Variant thereof;

(iv)     any Contract that requires Seller or any of its Affiliates to purchase from a third Person its or their total requirements of any products or services relating to the Program Business;

(v)    any Contract with any Governmental Entity involving or that would reasonably be expected to involve payments by or to the Program Business to or from, as applicable, any Governmental Entity in an amount having an expected value in excess of $2,500,000 during the fiscal year ending December 31, 2019 or any fiscal year thereafter;

(vi)     any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Program Business to engage or compete in any line of business or with any Person or in any geographic area, (B) contains material exclusivity or “most favored nation” obligations or restrictions to which the Program Business is subject or (C) contains any other provisions restricting or purporting to restrict the ability of the Program Business to sell, market, distribute, promote, manufacture, develop, commercialize, or test or research the Product or any Variant thereof, directly or indirectly through third parties (other than any such restrictions or purported restrictions that that have a de minimis effect on the Program Business);

(vii)    any Contract that relates to the future acquisition or disposition of any material assets or properties of the Program Business that would constitute Transferred Assets if held by Seller or any of its Affiliates immediately prior to the Closing (whether by merger, sale or purchase of stock, sale or purchase of assets or otherwise, including any option to acquire, sell, lease or license any material assets or properties of the Program Business), other than (A) in the ordinary course of business, (B) as contemplated by this Agreement or any Ancillary Agreement or (C) any non-disclosure or similar agreement entered into in connection with the process by which Seller, Burgundy, any of their respective Affiliates or any Representatives of any of the foregoing solicited, discussed or negotiated strategic alternatives prior to the date hereof (including the transactions contemplated by this Agreement or any other transaction prior to the date hereof); and

(viii)    any Contracts Related to the Business under which Seller or any of its Affiliates (A) is granted a license to material Intellectual Property from any other Person or (B) grants to any third Person a license to any material Transferred IP, in each case, other than (y) non-exclusive licenses granted to vendors, contract manufacturing organizations or customers of Seller or its Affiliates in the ordinary course of business and (z) non-exclusive licenses granted to Seller or any of its Affiliates with respect to software that is generally commercially available.

(b)    True, correct and complete copies of each Material Contract in effect as of the date hereof have been made available to Purchaser in the Data Room at least twenty-four (24) hours prior to the date hereof, except to the extent such Material Contracts have been redacted to (i) enable compliance with applicable Laws, (ii) comply with confidentiality obligations owed to unaffiliated third parties or (iii) exclude information not Related to the Business. Except for the expiration of any Material Contract in accordance with its terms after the date hereof, each Material Contract is in full force and effect and enforceable against Seller or its applicable Affiliate and, to the Knowledge of Seller, each other party thereto in accordance with the express terms thereof, subject to the Bankruptcy and Equity Exceptions. (A) There does not exist, under any Material Contract, any violation, breach or event of default, or alleged violation, breach or event of default, or other event or condition that, if proven true, would, after notice or lapse of time or both, constitute a violation, breach or event of default thereunder on the part of Seller or its applicable Affiliates and, to the Knowledge of Seller, of each other counterparty thereto, and (B) neither Seller, nor, to the Knowledge of Seller, any of its applicable Affiliates, has received written notice since June 30, 2019 of any violation, breach or event of default, or alleged violation, breach or event of default, or other event or condition under any Material Contract to which it is a party or bound, except, in the case of each of clause (A) and (B), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.16    Intellectual Property.

(a)    The issued patents and pending patent applications, and trademark and copyright registrations and applications included in the Transferred IP (the “Business Registered IP”) are, as of the date hereof, subsisting and, if registered or issued, to the Knowledge of Seller, valid and enforceable. Seller or one of its Affiliates exclusively owns and will, as of immediately prior to the Closing, exclusively own, the Business Registered IP, and any other material Transferred IP owned by Seller or any of its Affiliates, free and clear of all Liens, other than Permitted Liens. There is no outstanding

Order adversely affecting the validity or enforceability of, or Seller’s or its Subsidiaries’ ownership or use of, or rights in or to, any of the Business Registered IP in any material respect.

(b)    (i) There is no material Action pending, or to the Knowledge of Seller, threatened in writing, seeking to cancel, materially limit, or challenge the ownership, use, validity or enforceability (as applicable) of any of the Transferred IP; and (ii) neither Seller nor any of its Affiliates has, since January 1, 2017, received any written claim, notice, demand to license, or similar communication, and there is no Action pending, in each case, (A) alleging that the conduct of the Business as conducted by Seller or any of its applicable Affiliates, or the use, supply, manufacture, import, marketing, commercialization or other exploitation of the Product (as applicable) by any customer (using a Product in accordance with its labelling), or any supplier or contractor acting on behalf of Seller or any of its Affiliates, infringes, misappropriates, or otherwise violates the Intellectual Property rights of any other Person or (B) challenging the ownership, patentability, registrability, enforceability or validity of any Business Registered IP; and, with respect to each of the foregoing (clauses (A) and (B)), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(c)    Since January 1, 2017, (i) (A) the conduct of the Business by Seller and each of its applicable Affiliates, (B) the use, sale, supply, manufacture, import, marketing, commercialization or other exploitation of any Product by Seller and each of its applicable Affiliates, and (C) the administration of the Product (in accordance with its labelling), as applicable, has not infringed, misappropriated or otherwise violated the Intellectual Property of any Person in a manner that, in each case (clauses (A), (B) and (C)), has resulted in or would reasonably be expected to result in, individually or in the aggregate, material liability or disruption, or that is otherwise material to the Business (taken as a whole) and (ii) to the Knowledge of Seller, no Person is infringing, misappropriating, or otherwise violating any Transferred IP in a manner that has had, or would reasonably be expected to have, a Material Adverse Effect.

(d)    To the extent applicable to the conduct of the Business or the operation of the Transferred Assets, Seller and its applicable Affiliates take commercially reasonable measures to protect the confidentiality of the material Trade Secrets that constitute Transferred IP, and no such material Trade Secrets have since January 1, 2017, been, disclosed to or accessed by any Person except pursuant to valid and enforceable non-disclosure agreements that, to the Knowledge of Seller, have not since January 1, 2017, been breached by any such Person, except, in each case, as has not and would not reasonably be expected to, individually or in the aggregate, result in the inability to enforce any rights in or to any such material Trade Secret or otherwise be material to the Business (taken as a whole).

(e)    All of Seller’s and its Affiliates’ employees and contractors who have been involved in the development of material Intellectual Property with respect to the Product or the Business for Seller or any of its applicable Affiliates have executed valid written agreements containing binding and enforceable confidentiality provisions and present intellectual property assignments (unless ownership of such Intellectual Property automatically vested with Seller or any of its applicable Affiliates under applicable Law), and no such employee or contractor retains, or to the Knowledge of Seller, claims to retain, any right, title or interest in or to any such material Intellectual Property, including any entitlement to specific compensation due under applicable Law in relation to those rights.

(f)    No funding, facilities or personnel of any Governmental Entity, university, college or other educational institution or research center was used in the development of any material Transferred IP owned or purported to be owned by Seller or any of its Affiliates, except as would not result in any such Person obtaining any ownership interest or commercial right or license under, or ability to direct or control the licensing of, any element of the Product or any material Transferred IP.

(g)    To the Knowledge of Seller, since January 1, 2017, the Business has not experienced any incident in which any Personal Data was subject to any unauthorized access, misuse or security breach, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, material liability or, any material disruption to the Business (taken as a whole), or any obligation to notify any Governmental Entity of such incident. Seller and its applicable Affiliates are, and since January 1, 2017 have been, operating the Business in compliance with all Data Protection Legislation, and all of its and their respective contractual or fiduciary duties regarding Personal Data, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, material liability, material disruption to the Business (taken as a whole), or any obligation to notify any Governmental Entity of such non-compliance. Since January 1, 2017, neither Seller, nor any of its applicable Affiliates, has received any written notice of or been charged in writing with, and there is no Action pending with respect to, any violation of any Data Protection Legislation in connection with any act or omission relating to the conduct of the Business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole).

3.17    Brokers. Except for the Persons set forth in Section 3.17 of the Seller Disclosure Schedule whose fees with respect to the transactions contemplated by this Agreement will not be borne by Purchaser or its Affiliates, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates.

3.18    Sufficiency of Assets; Title to Assets.

(a)    Subject to Section 2.11, Section 2.12, Section 5.5 and Section 5.20, the Transferred Assets, together with any rights, materials, goods and services provided by Seller or its Affiliates pursuant to this Agreement (including Section 5.5), the Transition Services Agreement, the Supply Agreement, the Toll Manufacturing Agreement and any other Ancillary Agreements, (i) constitute all of the assets (tangible or intangible) that are necessary for or used in the conduct of the Business as it is conducted immediately prior to the Closing and (ii) will be sufficient for the conduct of the Business in all material respects immediately following the Closing in the manner in which it is conducted immediately prior to the Closing (taking into account in the case of each of clauses (i) and (ii) any administrative or support services of a type not anticipated to be provided pursuant to the Transition Services Agreement and of a nature that would reasonably be expected to be provided by Purchaser and its Affiliates following the Closing); provided, however, that the foregoing shall not be deemed a representation or warranty that the conduct of the Business by Seller and its applicable Affiliates does not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any Person other than Seller or any of its Affiliates, and the sole and exclusive representation and warranty of Seller relating to the infringement, misappropriation or other violation of Intellectual Property is set forth in Section 3.16(c). For the avoidance of doubt, Purchaser will not acquire any Seller Marks or any Excluded Assets.

(b)    The Asset Selling Entities collectively have, or as of immediately prior to the Closing will have, good and valid title to, or a valid leasehold or other interest in, all of the material Transferred Assets, in each case free and clear of all Liens other than Permitted Liens.

3.19    Product Registrations; Regulatory Compliance.

(a)    Section 3.19 of the Seller Disclosure Schedule sets forth, as of the date hereof, a list of all Transferred Registrations, including the owner thereof, except that the list of Transferred Registrations is not required to include Price Approvals.

(b)    Except as set forth on Section 3.19 of the Seller Disclosure Schedule:

(i)    each Transferred Registration is in effect, and to the Knowledge of Seller, as of the date of this Agreement, there are no reasonably foreseeable circumstances justifying any revocation or suspension of any Transferred Registration in whole or in part, except, in each case, revocations or suspensions that would not be, individually or in the aggregate, material to the Business (taken as a whole);

(ii)    the Asset Selling Entities, collectively, have full right, title and interest in and to the Transferred Registrations, free and clear of any Liens (other than Permitted Liens);

(iii)    the Asset Selling Entities hold or control all Product Registrations and INDs, pending or issued, for the Product (which shall include all FDA Product Marketing Authorizations and other U.S. and non-U.S. regulatory approvals and licenses for, and all related applications and other information submitted for the purposes of or prepared in connection with obtaining the approval for, the Product) that are required under applicable Law for Seller and its applicable Affiliates to market, distribute and sell the Product in the jurisdictions and in the manner marketed, distributed or sold as of the date hereof (other than any authorizations necessary for the commercialization or distribution of the Product but that are not Product-specific), except, in each case, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole);

(iv)    Seller and its applicable Affiliates are, and have been since January 1, 2017 in compliance with all Laws applicable to the Transferred Assets and the Transferred Product Technology (including Laws relating to the marketing, promotion and distribution of the Product) and have manufactured, labeled, distributed, marketed and sold the Product in accordance with specifications and standards contained in the Transferred Registrations, except, in each case, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole); and

(v)    since January 1, 2017, to the extent applicable to the Transferred Assets or the operations or conduct of the Business, all applications, notifications, submissions, claims, reports and statistics, and other data and conclusions derived therein, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other Governmental Entity, when submitted to the FDA or other Governmental Entity by Seller or any of its applicable Affiliates, to the Knowledge of Seller, were true, complete and correct as of the date of submission or any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity.

(c)    Since January 1, 2017, to the extent applicable to the Transferred Assets or the operations or conduct of the Business, Seller and its applicable Affiliates, have complied with all obligations arising from or related to any commitments to any Governmental Entity, including all post-marketing study requirements, adverse event reporting, compliance with all applicable requirements under the statutes administered by the FDA, implementing FDA regulations and all similar foreign Laws applicable to the Business and any commitments made in response to critical or major inspection findings, warning letters and similar correspondence, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole).

(d)    Since January 1, 2017, there have been no recalls, field corrections, market withdrawals or replacements, safety alerts or other notice of action relating to any alleged lack of safety, efficacy or regulatory compliance of the Product (each, a “Safety Notice”), nor, to the Knowledge of Seller, are there any facts existing as of the date hereof that would be reasonably likely to result in (i) a Safety Notice with respect to the Product, (ii) a change in labeling of the Product due to safety or efficacy concerns or (iii) a termination or suspension of marketing or testing of the Product, in each case of the foregoing clauses (i) through (iii), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole).

(e)    Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole), to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) is reasonably likely to give rise to any actual, alleged, possible or potential, (i) loss of or refusal to renew the Product Registrations relating to the Product, or (ii) renewal of the Product Registrations on terms less advantageous to Seller or any of its Subsidiaries than the terms of those Product Registrations currently in force.

(f)    Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole), since January 1, 2017, the Product has not been discontinued or withdrawn from any market, and is not currently involved in any ongoing, and to the Knowledge of Seller, threatened or potential discontinuance or withdrawal from any market.

(g)    Since January 1, 2017, neither Seller nor any of its applicable Affiliates has received any FDA Form 483, warning letter, untitled letter or other correspondence, notice or communication from the FDA or other Governmental Entity alleging or asserting noncompliance with any applicable Laws with respect to the Product, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole).

(h)    To the extent applicable to the Transferred Assets or the operations or conduct of the Business, Seller, its applicable Affiliates and their respective officers and key employees, have not been the subject of a civil or criminal legal action, investigation, audit, charges, administrative enforcement action or other adverse action by the FDA or another Governmental Entity, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole).

(i)    To the extent applicable to the Transferred Assets or the operations or conduct of the Business, neither Seller, any of its applicable Affiliates, any Transferred Employees, nor, to the Knowledge of Seller, any of their respective Representatives or those from whom they receive products or services is currently (i) debarred or excluded under any U.S. Laws, including under 21 U.S.C. § 335a and 42 U.S.C. § 1320a-7(a), or any foreign equivalent thereof, (ii) debarred by the FDA (or subject to a similar sanction of a Governmental Entity), (iii) the subject of an FDA debarment investigation or proceeding (or similar proceeding of a Governmental Entity), or otherwise ineligible to participate in federal healthcare programs or federal procurement or non-procurement programs, or (iv) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but not yet excluded, debarred, suspended or otherwise declared ineligible, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole).

(j)    Section 3.19(j) of the Seller Disclosure Schedule sets forth a list of all existing and planned clinical trials or similar studies to be conducted by Seller, any of its Affiliates or any third party engaged or supported by Seller or its Affiliates, relating to the Product or any Variant thereof as of the date hereof.

(k)    Section 3.19(k) of the Seller Disclosure Schedule sets forth a list of all patient assistance programs, compassionate use programs and similar arrangements by which pharmaceutical products are provided, at reduced or no cost, in each case relating to the Product or any Variant thereof and in which Seller or any of its Affiliates participate as of the date hereof.

(l)    Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole), all pre-clinical and clinical trials conducted by Seller or any of its Affiliates with regard to the Product or the Transferred Assets have been conducted in material compliance with (A) applicable protocols and (B) all applicable Laws promulgated by the FDA and comparable Governmental Entities relating thereto, including without limitation the Federal Food, Drug, and Cosmetic Act (FDCA), and its applicable implementing regulations. Except as set forth on Section 3.19(l) of the Seller Disclosure Schedule, and as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole), no IND filed by or on behalf of Seller with the FDA regarding the Product has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign Governmental Entities has, to the Knowledge of Seller, commenced or threatened to initiate any action to place a clinical hold order on, or otherwise terminate or suspend, any ongoing clinical investigation conducted by or on behalf of Seller involving the Product.

3.20    Inspections; Limitation of Warranties.

(a)    Notwithstanding the delivery or disclosure to Purchaser, any of its Affiliates or any of their respective Representatives of any documentation or other information (including any financial projections or other supplemental data) or anything to the contrary in this Agreement, except for the representations and warranties expressly contained in Article III (in each case, as qualified by the Seller Disclosure Schedule), (i) neither Seller nor any other Person (including Burgundy or any of its Affiliates) has made or is making, and each of Seller and its Affiliates expressly disclaims, any representation or warranty of any kind or nature, whether express or implied, at Law or in equity, with respect to the Business, any Affiliate of Seller or their respective businesses, affairs, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results or prospects or with respect to the accuracy or completeness of any other information provided or made available to Purchaser by or on behalf of Seller (including in the Data Room), and (ii) Seller hereby expressly disclaims any such other representations and warranties, including any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to their assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition.

(b)    In entering into this Agreement and the Ancillary Agreements, Seller has relied solely upon the representations and warranties expressly contained in Article IV (in each case, as qualified by the Purchaser Disclosure Schedule) and no other representations or warranties of Purchaser, any of its Affiliates or any other Persons, express or implied, and Seller, on its own behalf and on behalf of its Affiliates and each of its and their respective Representatives, acknowledges, represents, warrants and agrees that, other than those representations and warranties expressly contained in Article IV (in each case, as qualified by the Purchaser Disclosure Schedule), none of Purchaser, nor any of its Affiliates, nor any of their respective Representatives or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Except as set forth in the disclosure schedule delivered to Seller prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”), Purchaser represents and warrants to Seller as follows:

4.1    Organization and Qualification. Purchaser is a Delaware corporation validly existing and in good standing (or the equivalent thereof, if applicable, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of Delaware. Purchaser (a) has all requisite corporate or other organizational power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (b) is duly qualified to do business and is in good standing (or the equivalent thereof, if applicable, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) as a foreign Person in each jurisdiction where the ownership or operation or the conduct of its business requires such qualification, except where the failure to have such power and authority, or be so qualified or in good standing, would not reasonably be expected to (i) prevent or materially hinder or delay any of the transactions contemplated hereby or by any of the Ancillary Agreements or (ii) affect the ability of Purchaser to perform its obligations under this Agreement or any of the Ancillary Agreements, in each case, in any material respect.

4.2    Authority Relative to this Agreement. Purchaser has all necessary power and authority to execute, deliver and perform this Agreement and to complete the transactions contemplated hereby, and Purchaser and its applicable Affiliates have all necessary power and authority to execute, deliver and perform each Ancillary Agreement to which it or any such Affiliate is or will be a party and to consummate the transactions contemplated by such Ancillary Agreements. This Agreement has been, and each Ancillary Agreement to which Purchaser or any of its Affiliates is or will be a party has been or when executed will be, duly and validly authorized by all necessary corporate (or other similar) action and duly and validly executed and delivered by such Person, and, assuming the due and valid authorization, execution and delivery by Seller of this Agreement and Seller and its applicable Affiliates of each Ancillary Agreement to which it is or will be a party, as applicable, each of this Agreement and the Ancillary Agreements constitutes (or in the case of each Ancillary Agreement entered into after the date hereof, will constitute upon execution thereof) a valid, legal and binding agreement of Purchaser and/or such applicable Affiliate(s), enforceable against such Person in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

4.3    Consents and Approvals; No Violations. No filing with or notice to, and no approval, consent, authorization or other Permit of or from, any Governmental Entity is required on the part of (a) Purchaser in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which it is or will be a party and (b) any applicable Affiliate of Purchaser in connection with the execution and delivery of any Ancillary Agreement to which it is or will be a party, or in connection with, in each case of the foregoing clauses (a) and (b), the performance of such Person’s obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby and thereby, except in each case of the foregoing clauses (a) and (b), (i) the Consent Order, (ii) those approvals or clearances under the Foreign Antitrust Laws, (iii) the Seller FDA Letters, (iv) the Purchaser FDA Letters, or (v) any other filings, notices, approvals, consents, authorizations or Permits, the failure to make, comply with or obtain that would not reasonably be expected to prevent or materially hinder or delay any of the transactions contemplated hereby or by any of the Ancillary Agreements or affect the ability of Purchaser to perform its obligations under this Agreement or any of the Ancillary Agreements, in each case, in any material respect. The execution or delivery of this Agreement or any Ancillary Agreement by Purchaser or any of its applicable Affiliates, the performance of such Person’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby or thereby, as applicable, do not and will not (A) conflict with or result in any breach, violation or infringement of any provision of the Organizational Documents of Purchaser or any Affiliate of Purchaser, as applicable, (B) conflict with, or result in a breach or violation of, or constitute a default, or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration (with or without notice or lapse of time or both) under, or result in a loss of any benefit to which such Person is entitled under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Affiliates is a party or bound, or (C) assuming compliance with the items described in clauses (i) through (iv) of the preceding sentence, violate or result in a breach of or constitute a default under any Law applicable to Purchaser or any of its Affiliates that is or will be party to any Ancillary Agreement or any of their respective properties, assets or operations or conduct of their respective businesses, except in each case of the foregoing clauses (B) and (C), for conflicts, breaches, violations or infringements that would not reasonably be expected to (x) prevent or materially hinder or delay any of the transactions contemplated hereby or by any of the Ancillary Agreements or (y) affect the ability of Purchaser to perform its obligations under this Agreement or any of the Ancillary Agreements, in each case, in any material respect.

4.4    Sufficiency of Funds. Purchaser will have sufficient cash on hand or other sources of immediately available funds at the Closing to make the payments required under this Agreement (including those required by Section 2.6) and pay all fees and expenses to be paid by Purchaser in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

4.5    Solvency. As of the Effective Time and immediately after giving effect to the Sale (including the payment of all amounts payable pursuant to Section 2.6 in connection with or as a result of the Sale and all related fees and expenses of Purchaser and its Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the assets of Purchaser and its Subsidiaries (on a consolidated basis) will exceed (i) the value of all liabilities of Purchaser and its Subsidiaries (on a consolidated basis), including contingent and other liabilities, and (ii) the amount that will be required to pay the probable liabilities of Purchaser and its Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) Purchaser and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged; (c) Purchaser and its Subsidiaries (on a consolidated basis) will be able to pay their liabilities, including contingent and other liabilities, as they mature; and (d) no transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of any of Purchaser and its Affiliates in connection with the transactions contemplated hereby. For purposes of this provision, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “be able to pay their liabilities, including contingent and other liabilities, as they mature” means that Purchaser and its Subsidiaries (on a consolidated basis) will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their obligations as they become due.

4.6    Litigation. As of the date of this Agreement, there is no Action pending, or to the Knowledge of Purchaser, threatened in any written notice addressed and delivered to Purchaser or any of its Affiliates, that would reasonably be expected to (a) prevent or materially hinder or delay any of the transactions contemplated hereby or by any of the Ancillary Agreements and (b) affect the ability of Purchaser or any of its Affiliates to perform their respective obligations under this Agreement or any of the Ancillary Agreements, in each case, in any material respect. As of the date of this Agreement, neither Purchaser nor any of its Affiliates is subject to any outstanding Order that would reasonably be expected to (i) prevent or materially hinder or delay any of the transactions contemplated hereby or by any of the Ancillary Agreements or (ii) affect the ability of Purchaser or any of its Affiliates that is or will be party to any Ancillary Agreement to perform their respective obligations under this Agreement or any of the Ancillary Agreements, in each case, in any material respect.

4.7    Brokers. Except for the Persons set forth in Section 4.7 of the Purchaser Disclosure Schedule, whose fees with respect to the transactions contemplated by this Agreement will not be borne by Seller or its Affiliates, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

4.8    Inspections; Limitation of Warranties.

(a)    Notwithstanding the delivery or disclosure to Seller, any of its Affiliates or any of their respective Representatives of any documentation or other information (including any financial projections or other supplemental data) or anything to the contrary in this Agreement, except for the representations and warranties expressly contained in this Article IV (in each case, as qualified by the Purchaser Disclosure Schedule), (i) neither Purchaser nor any other Person has made or is making, and each of Purchaser and its Affiliates expressly disclaims, any representation or warranty of any kind or nature, whether express or implied, at Law or in equity, with respect to the accuracy or completeness of any information provided or made available to Seller by or on behalf of Purchaser in connection with or related to this Agreement, the transactions contemplated hereby, the Transferred Assets, the Assumed Liabilities, the Program or the Program Business, and (ii) Purchaser hereby expressly disclaims any such other representations and warranties.

(b)    In entering into this Agreement and the Ancillary Agreements, Purchaser has relied solely upon the representations and warranties expressly contained in Article III (in each case, as qualified by the Seller Disclosure Schedule) and no other representations or warranties of Seller, any of its Affiliates or any other Person, express or implied (including, for the avoidance of doubt, no representations and warranties with respect to any Variants of the Product except to the extent set forth in Section 3.5(b) (Absence of Certain Changes or Events), Section 3.6 (Litigation), Section 3.7 (Compliance with Laws), Section 3.8 (Anticorruption), Section 3.15 (Material Contracts) and clauses (j) and (k) of Section 3.19 (Product Registrations; Regulatory Compliance)), and Purchaser, on its own behalf and on behalf of its Affiliates and each of its and their respective Representatives, acknowledges, represents, warrants and agrees that, other than those representations and warranties expressly set forth in Article III (in each case, as qualified by the Seller Disclosure Schedule), none of Seller, nor any of its Affiliates (including Burgundy and its Affiliates), nor any of their respective Representatives or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Agreement, the transactions contemplated hereby or thereby, the Transferred Assets, the Assumed Liabilities, the Product, any Variants thereof or the Business.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1    Access to Books and Records.

(a)    During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall, and shall cause its Affiliates to, afford to Purchaser and its Representatives reasonable access to the books, records, properties and employees, in each case solely to the extent relating to the Program Business and solely for purposes of furthering the Sale and the other transactions contemplated hereby or integration planning relating thereto, during normal business hours, upon reasonable written notice and in accordance with the procedures established by Seller; provided, however, that such access shall not include any environmental sampling or testing. Purchaser further agrees that any permitted investigation undertaken by Purchaser pursuant to the access granted under this Section 5.1(a) shall be conducted in such a manner as not to interfere unreasonably with the operation of the Program Business. All of the books, records and other information to which Purchaser or any of its Representatives is provided access pursuant to this Section 5.1(a) shall be treated as “Evaluation Material” pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.    Notwithstanding anything to the contrary in this Agreement, during the period from the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, neither Seller, nor any of its Affiliates, shall be required to provide access to or disclose to Purchaser or its Representatives any information if: (i) Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, are adverse parties in any Action to the extent such information is reasonably pertinent thereto; (ii) upon the advice of counsel, such access or disclosure would jeopardize attorney-client, work product or similar privilege of such Person or contravene any (A) applicable Laws, (B) Order of a Governmental Entity of competent jurisdiction or (C) obligations of confidentiality (whether contractual or otherwise) (provided that, in the case of the foregoing clause (ii), Seller will use reasonable best efforts to find a suitable alternative to disclose information in such a way that such disclosure does not violate any applicable Law, Order or confidentiality obligations or jeopardize privilege); (iii) such access or disclosure would disclose a trade secret (including source code); (iv) Seller reasonably determines upon the advice of its outside antitrust counsel that such information should not be so disclosed due to its competitively sensitive nature; (v) it relates to the sale process with respect to the Program Business or the possible sale of the Program Business to any other third parties prior to the date hereof; or (vi) it relates to Taxes or Tax Returns other than information solely related to a Transferred Asset or the Program Business.

(b)    For a period of six (6) years after the Closing, Purchaser shall, and shall cause its Affiliates to, afford to Seller and its Representatives reasonable access to the Transferred Assets (including the Transferred Books and Records, the Transferred Business Employee Records and the Transferred Marketing Materials) and the Transferred Employees to the extent related to the operation of the Program Business prior to the Closing and necessary in connection with any of its, or in the case of an Ancillary Agreement, any of its applicable Affiliates’ agreements, covenants or obligations under this Agreement and any of the Ancillary Agreements (to the extent such Transferred Assets are in Purchaser’s or any of its Affiliates’ possession or control as of such time), during normal business hours and upon reasonable written notice, including in connection with Seller or its Affiliates’ preparation or amendment of Tax Returns, Tax Proceedings, preparation of financial statements or U.S. Securities and Exchange Commission or stock exchange reporting obligations; provided, however, that neither Purchaser, nor any of its Affiliates, shall be required to provide access to or disclose to Seller or its Representatives any information if: (w) upon the advice of counsel, such access or disclosure would jeopardize attorney-client, work product or similar privilege of such Person or contravene any (i) applicable Laws, (ii) Order of a Governmental Entity of competent jurisdiction or (iii) obligations of confidentiality (whether contractual or otherwise) (provided that, in the case of the foregoing clause (w), Purchaser will use reasonable best efforts to find a suitable alternative to disclose information in such a way that such disclosure does not violate any applicable Law, Order or confidentiality obligations or jeopardize privilege); (x) such access or disclosure would disclose a trade secret (including source code) to the extent Seller is not already aware thereof as a result of its prior ownership of the Program Business; (y) Purchaser reasonably determines upon the advice of its outside antitrust counsel that such information should not be so disclosed due to its competitively sensitive nature; or (z) it relates to Taxes or Tax Returns other than information solely related to an Excluded Asset or Excluded Liability.

(c)    For a period of six (6) years after the Closing, Seller shall, and shall cause its Affiliates to, provide Purchaser with copies of or access to (as determined in the reasonable discretion of Seller) any Books and Records, in each case, to the extent (i) relating to, held for use with or used in connection with the Program Business but which are not Transferred Books and Records and (ii) such Books and Records are in an Asset Selling Entity’s or any of its Affiliates’ possession or control as of such time (such Books and Records, collectively, the “Commingled Books and Records”); provided, that (A) Seller shall not be required to provide copies of or access to any Commingled Books and Records to the extent prohibited by applicable Law or any Order of a Governmental Entity of competent jurisdiction, as determined by Seller in good faith upon the advice of counsel, (B) for the avoidance of doubt, Seller and any of its Affiliates shall be entitled to redact or remove any information in any Commingled Books and Records prior to providing copies or access to Purchaser under this Section 5.1(c) to the extent not relating to, held for use with or used in connection with the Program Business or relating to, held for use with or used in connection with an Excluded Asset or Excluded Liability, (C) Seller shall only be required to provide copies of or access to the Commingled Books and Records that are specifically requested in writing by Purchaser and that have not otherwise been provided to Purchaser in copy form, and (D) Purchaser shall comply with all applicable Data Protection Legislation with respect to such copies or access.

(d)    For a period of six (6) years after the Closing, Seller shall, and shall cause its Affiliates to, provide Purchaser with copies of or access to (as determined in the reasonable discretion of Seller) the employee or personnel files, in each case, to the extent (i) relating to a Transferred Employee but which are not Transferred Business Employee Records and (ii) such employees or personnel files are in an Asset Selling Entity’s or any of its Affiliates’ possession or control as of such time (such employee or personnel files, collectively, the “Commingled Employee Records”); provided, that (A) Seller shall not be required to provide copies of or access to any Commingled Employee Records to the extent prohibited by applicable Law or any Order of a Governmental Entity of competent jurisdiction, as determined by Seller in good faith upon the advice of counsel, (B) for the avoidance of doubt, Seller and any of its Affiliates shall be entitled to redact or remove any information in any Commingled Employee Records prior to providing copies or access to Purchaser under this Section 5.1(d) to the extent not relating to the Program Business or not relating to any Transferred Employee, (C) Seller shall only be required to provide copies of or access to the Commingled Employee Records that are specifically requested in writing by Purchaser and that have not otherwise been provided to Purchaser in copy form, and (D) Purchaser shall comply with all applicable Data Protection Legislation with respect to such copies or access.

(e)    Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that Seller and its Affiliates shall be entitled to (i) keep copies of any Transferred Books and Records, any Transferred Business Employee Records, any Transferred Marking Materials, any Transferred Contracts or any other documents or materials transferred to Purchaser as part of the Transferred Assets for operational, legal, Tax, regulatory or record-keeping purposes or in order to comply with applicable Laws, Seller’s or its Affiliates’ internal policies and procedures or any applicable contractual or other similar obligations, subject to the confidentiality and restriction on use obligations hereunder, (ii) redact or remove any information in any such Transferred Books and Records or any other documents or materials transferred to Purchaser as part of the Transferred Assets to the extent not relating to, held for use with or used in connection with the Program Business or (iii) redact or remove any information in the Transferred Business Employee Records to the extent not relating to any Transferred Employee.

(f)    Purchaser agrees to hold all Transferred Books and Records, the Transferred Business Employee Records, the Transferred Marketing Materials and any other Books and Records transferred to Purchaser or any of its Affiliates as part of the Transferred Assets or otherwise existing on the Closing and not to destroy or dispose of any thereof for a period of six (6) years from the Closing Date or such longer time as may be required by applicable Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller. Seller agrees to, and shall cause its Affiliates to, hold all Commingled Books and Records, Commingled Employee Records and Privileged Business Documents existing on the Closing and not to destroy or dispose of any thereof for a period of six (6) years from the Closing Date or such longer time as may be required by applicable Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Purchaser; provided, that, for the avoidance of doubt, Seller and any of its Affiliates shall be entitled to redact or remove (i) any information in any Commingled Books and Records prior to surrendering them to Purchaser under this Section 5.1(f) to the extent not relating to, held for use with or used in connection with the Program Business or relating to, held for use with or used in connection with an Excluded Asset or Excluded Liability prior to surrendering them to Purchaser, (ii) any information in any Commingled Employee Records prior to surrendering them to Purchaser under this Section 5.1(f) to the extent not relating to the Program Business or not relating to any Transferred Employee and (iii) any information in any Privileged Business Documents prior to surrendering them to Purchaser under this Section 5.1(f) to the extent not relating to any Pre-Closing Business Action or not reasonably necessary for Purchaser to prosecute, contest or defend such Action.

(g)    From and after the Closing, subject to, at the written request of Seller, the execution of a customary common interest or similar agreement by Purchaser or the taking of such other actions by Purchaser as Seller deems reasonably necessary to preserve any attorney-client, work product or similar privilege, Seller shall, and shall cause its applicable Affiliates to, provide Purchaser with copies of or access to (as determined in the reasonable discretion of Seller) the portion of any Privileged Seller Documents that are (i) reasonably necessary (as determined by Seller in good faith) for Purchaser to prosecute, contest or defend any Action that is pending or threatened prior to the Closing and is Related to the Business or would otherwise constitute an Assumed Liability (such Actions, collectively, the “Pre-Closing Business Actions”) and (ii) in Seller or one of its Affiliates’ possession or control as of such time (such documents, the “Privileged Business Documents”); provided, further, that (A) Seller shall not be required to provide copies of or access to any Privileged Business Documents to the extent prohibited by applicable Law or any Order of a Governmental Entity of competent jurisdiction or to the extent that doing so could result in the waiver of any attorney-client, work product or similar privilege (notwithstanding the delivery of a common interest agreement or similar agreement or the taking of such other actions by Purchaser as contemplated under this Section 5.1(g)), in each case, as determined by Seller in good faith upon advice of counsel, provided, that Seller will use reasonable best efforts to find a suitable alternative to disclose information in such a way that such disclosure does not violate any applicable Law or Order or jeopardize privilege, (B) for the avoidance of doubt, Seller and any of its

Affiliates shall be entitled to redact or remove any information in any Privileged Business Documents prior to providing copies or access to Purchaser under this Section 5.1(g) to the extent not relating to the Pre-Closing Business Action or not reasonably necessary for Purchaser to prosecute, contest or defend such Action, (C) Seller shall only be required to provide copies of or access to the Privileged Business Documents that are specifically requested in writing by Purchaser and that have not otherwise been provided to Purchaser in any copy form, and (D) Purchaser shall comply with all applicable Data Protection Legislation with respect to such copies or access.

(h)    During the period from the date of this Agreement until the earlier of (i) three (3) months following the Closing or (ii) the termination of this Agreement in accordance with its terms, Seller shall, and shall cause its Affiliates to, (A) use reasonable best efforts to furnish Purchaser with financial and other information as promptly as reasonably practicable upon the Purchaser’s written request as may be reasonably necessary for Purchaser to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Purchaser and its Subsidiaries giving effect to the transactions contemplated hereby that may be required pursuant to Regulation S-X under the Securities Act, and (B) reasonably assist Purchaser with Purchaser’s preparation of such pro forma financial statements upon reasonable written notice and during normal business hours.

5.2    Confidentiality.

(a)    For a period of ten (10) years from and after the Closing Date (such period of time, the “Confidentiality Period”), Seller shall (and shall cause any of its Affiliates, and its and their respective Representatives who has received Business Confidential Information, to) (i) treat and hold as confidential all confidential or proprietary information of or to the extent related to the Program Business and either in existence at or prior to the Closing or delivered to Seller, any of its Affiliates or any of their respective Representatives pursuant to this Agreement or any Ancillary Agreement after the Closing (the “Business Confidential Information”) and (ii) refrain from using or disclosing any of the Business Confidential Information except as provided or otherwise permitted under this Agreement or any Ancillary Agreement, or in connection with any dispute or Action arising in connection with any of the foregoing; provided, however, that none of the following shall be deemed to be Business Confidential Information: (A) information that is generally available to or known by the public (other than through disclosure by Seller, any of its Affiliates or any of their respective Representatives in violation of this Section 5.2(a)); (B) information that is acquired by Seller, any of its Affiliates or any of their respective Representatives after the Closing from a source which, to the actual knowledge of such Person, is not prohibited from disclosing such information by a legal, contractual, fiduciary or similar obligation; (C) information that is independently derived, developed or acquired by Seller, any of its Affiliates or any of their respective Representatives after the Closing without reference to or use of information subject to the confidentiality obligations of this Section 5.2(a); or (D) information exclusively related to any Excluded Assets or Excluded Liabilities, which shall, for the avoidance of doubt, be deemed to be Seller Confidential Information. Notwithstanding anything to the contrary in this Section 5.2(a), in the event that Seller, any of its Affiliates or any of their respective

Representatives is required or requested to disclose any Business Confidential Information during the Confidentiality Period by Law or to a Governmental Entity or otherwise in connection with compliance, Tax or regulatory activity, then any of the foregoing Persons shall notify Purchaser as promptly as practicable and permissible of such request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.2(a). If, in the absence of a protective order or the receipt of a waiver hereunder, such Person, on the advice of its outside legal counsel, is compelled to disclose any Business Confidential Information, such Person may disclose only that portion of such Business Confidential Information to which it is advised by its counsel to disclose and shall use commercially reasonable efforts to cause the recipient thereof to keep such information confidential.

(b)    During the Confidentiality Period, Purchaser shall (and shall cause its Affiliates and its and their respective Representatives who have received Seller Confidential Information to) (i) treat and hold as confidential all confidential or proprietary information related to Seller or any of its Affiliates delivered to Purchaser, any of its Affiliates or any of their respective Representatives (whether before or after the date hereof (other than Business Confidential Information) (the “Seller Confidential Information”) and (ii) refrain from using or disclosing any of the Seller Confidential Information except as provided or otherwise permitted under this Agreement or any Ancillary Agreement, or in connection with any dispute or Action arising in connection with any of the foregoing; provided, however, that none of the following shall be deemed to be Seller Confidential Information: (A) information that is generally available to or known by the public (other than through disclosure by Purchaser, any of its Affiliates or any of their respective Representatives in violation of this Section 5.2(b)); (B) information that is acquired by Purchaser, any of its respective Affiliates or any of their respective Representatives after the Closing from a source which, to the actual knowledge of such Persons, is not prohibited from disclosing such information by a legal, contractual, fiduciary or similar obligation; or (C) information that is independently derived, developed or acquired by Purchaser, any of its Affiliates or any of their respective Representatives after the Closing without reference to or use of information subject to the confidentiality obligations of this Section 5.2(b). Notwithstanding anything to the contrary in this Section 5.2(b), in the event that Purchaser, any of its Affiliates or any of their respective Representatives is required or requested to disclose any Seller Confidential Information during the Confidentiality Period by Law or to a Governmental Entity or otherwise in connection with compliance, Tax or regulatory activity, then any of the foregoing Persons shall notify Seller as promptly as practicable and permissible of such request or requirement so that Seller may seek an appropriate protective order or waive compliance with the provisions of this Section 5.2(b). If, in the absence of a protective order or the receipt of a waiver hereunder, such Person, on the advice of its outside legal counsel, is compelled to disclose any Seller Confidential Information, such Person may disclose only that portion of such Seller Confidential Information to which it is advised by its counsel to disclose and shall use commercially reasonable efforts to cause the recipient thereof to keep such information confidential. For the avoidance of doubt, the obligations set forth in this Section 5.2(b) are in addition to any continuing obligations under the Confidentiality Agreement.

5.3    Efforts.

(a)    Subject to the terms and conditions set forth in this Agreement, including Section 5.5 and the other provisions of this Section 5.3, Seller and Purchaser shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof (including, for the avoidance of doubt, obtaining the Consent Order).

(b)    Without limiting the generality of Section 5.3(a), (i) unless otherwise agreed in writing by the Parties, Purchaser shall file as promptly as practicable, but in any event no later than fifteen (15) Business Days after the date hereof, all necessary notices, reports and other filings (or drafts thereof where applicable) and shall use its reasonable best efforts to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary to be obtained under any Foreign Antitrust Laws in order to consummate the transactions contemplated by this Agreement, and (ii) Purchaser shall prepare and provide as promptly as practicable all documentation requested by the FTC in connection with its review of Purchaser as an acceptable purchaser of the Business, the terms of this Agreement or the terms of any of the Ancillary Agreements.

(c)    Subject to applicable Laws relating to the exchange of information, Purchaser and Seller shall have the right to review in advance, and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Purchaser or Seller or the Business, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing rights, Seller and Purchaser shall act reasonably and as promptly as practicable.

(d)    Without limiting the generality of the foregoing, Purchaser shall take, and cause its Affiliates to take, any and all actions reasonably necessary to make any filings, or obtain the Consent Order and any other consents, clearances or approvals, in each case, that are required under or in connection with any Antitrust Law to consummate the transactions contemplated hereby prior to the Outside Date including contesting, defending and appealing any Action, threatened or pending preliminary or permanent injunction or other Order, decree or applicable Law that would adversely affect the ability of any Party to consummate the transactions contemplated hereby or by any Ancillary Agreement and taking any and all other actions to prevent the entry, enactment or promulgation thereof, in each case, if and only to the extent reasonably necessary.

(e)    Purchaser will not take, or cause to be taken by any of its Affiliates, any actions or do, or cause to be done by any of its Affiliates, any things that would be reasonably likely to delay the obtaining of the Consent Order, the Closing or the Burgundy Closing or to cause any Governmental Entity to object to the transactions contemplated by this Agreement, any Ancillary Agreement, the Burgundy Merger Agreement or any Ancillary Burgundy Agreement, including acquiring or agreeing to acquire any assets or businesses engaged in whole or in part in a line of business similar to the Business.

(f)    If staff of the Bureau of Competition of the FTC (or the Director of the Bureau of Competition of the FTC with respect to any material provisions of this Agreement or any Ancillary Agreement) notifies Seller or Burgundy that this Agreement or any of the Ancillary Agreements is not an acceptable manner of divesting the Transferred Assets and the proposed Consent Order is being withheld pending modification of the terms or provisions of this Agreement or any Ancillary Agreement, as applicable, subject to Section 5.3(i), Seller and Purchaser shall reasonably seek to modify this Agreement as may be necessary to satisfy the FTC.

(g)    Subject to applicable Laws, Purchaser and Seller shall, upon request by the other, furnish Seller, Burgundy or Purchaser, as applicable, with all information concerning itself, its Affiliates, directors, officers or equityholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made (or to be made) by or on behalf of Purchaser, Seller, Burgundy or any of their respective Affiliates to any Governmental Entity in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, including with respect to the Consent Order or any other Antitrust Law. Notwithstanding the foregoing, in connection with the performance of each Party’s respective obligations, Seller and Purchaser may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 5.3(g) as “Outside Counsel Only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (Seller or Purchaser, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.3(g), materials provided to the other Parties or their counsel may be redacted to remove references concerning the valuation of the Business or information otherwise not germane to regulatory review.

(h)    Subject to applicable Laws and the instructions of any Governmental Entity, Seller and Purchaser shall keep the other apprised of the status of matters relating to consents, clearances, approvals or authorizations of any Governmental Entity of the transactions contemplated by this Agreement or the Burgundy Merger Agreement, including promptly furnishing the other with copies of notices or other communications received by Seller or Purchaser, as the case may be, or any of their respective Affiliates, from any Governmental Entity with respect to such consents, clearances, approvals or authorizations (except that no copies of such notices or other communications will be required to be furnished to the extent they relate exclusively to the Burgundy Merger Agreement). Neither Seller nor Purchaser shall permit any of their respective Affiliates, officers or any other Representatives to participate in any meeting (other than purely administrative phone calls) with any Governmental Entity in respect of any consents, clearances, approvals, authorizations, filings, investigation or other inquiry with respect to the transactions contemplated by this Agreement unless such Party consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(i)    Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) nothing in this Agreement shall require (A) Seller or its Affiliates or Purchaser or its Affiliates to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing, or (B) Seller or its Affiliates to take or agree to take any action that is not contemplated by this Agreement, other than any action that is reasonably required by, or any condition of or other term reasonably imposed by, the FTC in connection with or arising out of the Consent Order, (ii) the rights and obligations of the Parties under this Agreement with respect to the transfer of the Transferred Registrations shall be governed by Section 5.20 and the Transition Services Agreement (and not this Section 5.3), (iii) the rights and obligations of the Parties under this Agreement with respect to Third-Party Consents shall be governed by Section 5.5 (and not this Section 5.3), and (iv) all costs incurred in connection with obtaining any consents or approvals or taking any other action required by this Section 5.3 (including making any filing or application), including any filing fees under Antitrust Laws or with respect to any of the Transferred Registrations, shall be borne by Purchaser.

5.4    Conduct of Business.

(a)    During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except (i) as permitted or contemplated by this Agreement or any Ancillary Agreement or as required by the Consent Order, (ii) as Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law, or (iv) as set forth on Section 5.4(a) of the Seller Disclosure Schedule, Seller shall, and shall cause each of its applicable Affiliates to, solely in respect of the Business, (A) use commercially reasonable efforts to conduct the Business (1) in all material respects in the ordinary course of business consistent with past practice and (2) in accordance with applicable Law, and (B) use commercially reasonable efforts to preserve substantially intact the Business and its relationship with its customers, suppliers, distributors, wholesalers, retailers, key employees and Employee Representative Bodies; provided, that (x) no action by Seller or any its Affiliates to the extent expressly permitted by Section 5.4(b) will be a breach of this Section 5.4(a) and (y) if Seller seeks the consent of Purchaser to take any action prohibited by Section 5.4(b), and any such consent is withheld by Purchaser, the failure to take such action will not be deemed to be a breach of this Section 5.4(a).

(b)    During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except (w) as permitted or contemplated by this Agreement or any Ancillary Agreements or as required by the Consent Order, (x) as Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (y) as required by applicable Law or (z) as set forth on Section 5.4(b) of the Seller Disclosure Schedule, Seller shall not, and shall cause each of its applicable Affiliates not to, solely in respect of the Program Business, take any of the following actions:

(i)    modify or amend in any material respect, cancel or terminate (other than, for the avoidance of doubt, any expiration in accordance with its terms) or become party to or bound by any Material Contract, in each case, except in the ordinary course of business consistent with past practice;

(ii)    settle or compromise any Action Related to the Business, except where such settlement or compromise does not (A) involve payments (contingent or otherwise) by the Program Business in excess of $2,500,000 in the aggregate that are not paid in full prior to the Closing, or (B) impose any material non-monetary restrictions, liabilities or obligations (unless such restrictions, liabilities and obligations are immaterial ordinary course terms typically included in the settlement or compromise of the applicable type of claim, action or proceeding) on the Program Business (or, following the Closing, on Purchaser or any of its Affiliates);

(iii)    settle or compromise any patent-related Action involving any Transferred Patent or that otherwise is Related to the Business;

(iv)    terminate or fail to renew any Business Permit, except in the ordinary course of business consistent with past practice;

(v)    incur, create or assume any Lien on any material Transferred Assets, other than (A) a Permitted Lien or (B) any Lien that will be discharged at or prior to the Closing;

(vi)    sell, pledge, dispose of or transfer, or authorize the sale, pledge, disposition or transfer of, any Transferred Assets, other than (A) sales, pledges, dispositions or transfers in the ordinary course of business consistent with past practice, (B) sales or dispositions of any assets in accordance with the Contracts set forth on the Seller Disclosure Schedule or as may be required by applicable Law, or (C) the expiration of Intellectual Property in accordance with its final, non-renewable statutory term or final refusal during the course of prosecution;

(vii)    grant any licenses, sublicenses, covenants not to assert or similar rights with respect to any Transferred IP other than non-exclusive rights granted in the ordinary course of business consistent with past practice;

(viii)    except as required by any existing Contracts or Benefit Plans as in effect on the date of this Agreement, (A) materially increase the compensation or other benefits payable or provided to any Business Employee, (B) hire or engage the services of any Business Employee or Business Contractor, unless such hiring or engagement is to replace the services of a Business Employee or Business Contractor, who is classified at or under Grade 14, (C) establish, adopt, enter into or amend any Benefit Plan or other material benefit or compensation plan, policy or arrangement for the benefit of any Business Employee or any of their beneficiaries (except, in case of clause (C), the cost of which is borne exclusively by Seller or its Affiliates), (D) terminate the employment of any of the Business Employees classified at or above Grade 14 (other than for cause) or otherwise transfer or cause any of the Business Employees to cease to be a Business Employee, or cause any employee or individual service provider of either Seller or its Affiliates who is not a Business Employee as of the date of this Agreement to become a Business Employee, or (E) grant any new awards, or amend or modify the terms of any outstanding awards, under any Benefit Plan with respect to a Business Employee or take any action to accelerate the vesting or lapsing of restrictions or payment of compensation or benefits under any Benefit Plan with respect to a Business Employee;

(ix)    (A) make, change or revoke any material Tax election, (B) change any material method or period of accounting for Tax purposes, (C) prepare any material Tax Return in a manner inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods, or (D) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes;

(x)    subject to Section 6.6 or as otherwise required by applicable Law or any Contract in effect as of the date hereof, enter into, adopt, establish, terminate, modify or amend any collective bargaining agreement, works council agreement, or other union-related agreement or commit to enter into any such agreements; provided, however, that Seller may adopt, establish, terminate, modify or amend any collective bargaining agreement, works council agreement, or other union-related agreement if (A) the cost of providing the benefits thereunder would not result in a material cost to the Program Business or Purchaser and its Affiliates, or (B) such adoption, establishment, termination, modification or amendment (x) does not materially increase or decrease benefits for any Business Employee, (y) affects a broad cross-section of employees of Seller or its Affiliates in addition to the Business Employees, and (z) does not materially increase in any way severance entitlements nor provides for any guarantee of employment for any fixed duration;

(xi)    (A) conduct sales of any Product Inventory or Excluded Inventory outside of the ordinary course of business consistent with past practice; or (B) ship or sell any Product Inventory or Excluded Inventory in quantities that are not materially consistent with demand and the ordinary shipment and sales practices of the Program Business;

(xii)    accelerate or delay the delivery or sale of products or the incurrence of capital expenditures, or offer discounts on sale of products or premiums on purchase of raw materials, except in the ordinary course of business consistent with past practice;

(xiii)    (A) accelerate or delay collection of any accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (B)

accelerate or delay payment of any accounts payable in advance of their due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or (C) take any action outside of the ordinary course of business consistent with past practice with respect to inventory or fail to use commercially reasonable efforts to maintain inventory at levels consistent with past practice; or

(xiv)    agree or commit to take any action described in this Section 5.4(b).

(c)    Notwithstanding the foregoing, nothing in this Section 5.4 shall prohibit or otherwise restrict in any way the operation of the business of Seller or any of its Affiliates, except solely with respect to the conduct of the Business (in the case of Section 5.4(a)) or the Program Business (in the case of Section 5.4(b)) as expressly set forth herein, and nothing contained herein shall give Purchaser any right to manage, control, direct or be involved in the management of Seller or any of its Affiliates at any time or the Business or the Program Business prior to the Closing.

5.5    Limitation on Assignment of Transferred Assets; Third-Party Consents.

(a)    Notwithstanding anything in this Agreement to the contrary, to the extent that the sale, transfer, conveyance, assignment or delivery to Purchaser of any asset that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom would be prohibited under applicable Law or would require the consent, approval or other action of any Person and such consent or approval has not been obtained from, or other action has not been taken by, such Person at or prior to the Closing (collectively, the “Non-Assignable Assets”), (i) the Closing shall proceed in accordance with this Agreement (unless such failure causes a failure of any of the conditions to Closing set forth in Article VIII, in which case the Closing shall proceed only if the failed condition is waived by the Party entitled to the benefit thereof) and Purchaser shall pay the full Purchase Price at the Closing without the sale, assignment, conveyance, transfer or delivery of such Non-Assignable Assets, and (ii) to the extent not inconsistent with the terms of any Non-Assignable Asset or applicable Law, the Parties shall treat Purchaser as the owner thereof for Tax purposes from and after the Closing.

(b)    Seller and Purchaser shall each use reasonable best efforts to and reasonably cooperate with each other to obtain any consents or approvals required from third parties or take such other required actions (other than governmental consents or approvals or other actions required by a Governmental Entity, which shall be governed by Section 5.3) to transfer, convey, assign or deliver the Transferred Assets (including, after the Closing, the Non-Assignable Assets) in connection with the consummation of the transactions contemplated by this Agreement (such required consents, approvals or other actions, the “Third-Party Consents”). Neither Seller, nor any of its Affiliates, will be obligated to pay any amounts, provide other consideration or otherwise grant any accommodations in connection with obtaining or seeking to obtain any Third-Party Consent.

(c)    If any Third-Party Consent is not obtained prior to the Closing, then until such Third-Party Consent is obtained, and to the extent permitted by applicable Law, Seller shall, and shall cause its Affiliates to (i) provide Purchaser and its Affiliates the maximum allowable use of the Non-Assignable Assets, including by establishing an agency type or similar arrangement reasonably satisfactory to Purchaser and Seller under which Purchaser would obtain, to the fullest extent practicable and permitted by applicable Law, the claims, rights and benefits and assume the corresponding liabilities and obligations with respect thereto (including by means of any subcontracting, sublicensing or subleasing arrangement) and (ii) enforce at Purchaser’s request, or allow Purchaser and its Affiliates to enforce, any rights of Seller or its Affiliates, as applicable, under or with respect to, as applicable, such Non-Assignable Asset. In consideration of the foregoing, Purchaser shall, or shall cause its applicable Affiliates to, promptly pay, perform or discharge when due any liability (including any liability for Taxes) or obligation arising under such Non-Assignable Assets after the Closing (if and to the extent such liability would constitute an Assumed Liability had the Non-Assignable Asset been transferred at the Closing on the terms set forth in this Agreement). Seller shall hold in trust for and pay to Purchaser promptly upon receipt thereof, all income, proceeds and other monies received by Seller or any of its Affiliates in connection with its use of any such Non-Assignable Asset (net of any Taxes and any other costs imposed upon Seller or any of its Affiliates) in connection with the arrangements under this Section 5.5.

(d)    When the requisite Third-Party Consent is obtained, subject to applicable Law, the applicable Transferred Asset shall be deemed to have been automatically transferred, conveyed, assigned and/or delivered, as applicable, to Purchaser on the terms set forth in this Agreement for no additional consideration without the requirement of any further action of any other Person, as of the Closing, except to the extent the date of such Third-Party Consent is deemed by applicable Law to have occurred on another date, in which case, as of such date.

(e)    Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the rights and obligations of the Parties under this Agreement with respect to the transfer of the Transferred Registrations shall be governed by Section 5.20 and the Transition Services Agreement (and not this Section 5.5), (ii) the rights and obligations of the Parties under this Agreement with respect to the sale of the French Business shall be governed by Section 2.11, provided that, if at the time the French Put Option Exercise occurs, any of the French Transferred Assets would constitute Non-Assignable Assets (as if the Closing had occurred as of such date), then this Section 5.5 shall, from and after such time, but subject to any requirements with respect to the sale of the French Business in Section 2.11 and the French Put Option Agreement, be applicable to such French Transferred Assets and (iii) the rights and obligations of the Parties under this Agreement with respect to the sale of the Dutch Business shall be governed by Section 2.12, provided that, if at the time the Dutch Consultation Procedures are completed as provided in Section 2.12(b), any of the Dutch Transferred Assets would constitute Non-Assignable Assets (as if the Closing had occurred as of such date), then this Section 5.5 shall, from and after such time, but subject to any requirements with respect to the sale of the Dutch Business in Section 2.12, be applicable to such Dutch Transferred Assets. The term “Non-Assignable Assets” as used in this Section 5.5 shall not, for the avoidance of doubt, include (A) any Transferred Registrations that have not transferred to Purchaser at the Closing (B) any French Transferred Assets, or (C) any Dutch Transferred Assets, except, in each case as provided in the immediately preceding sentence.

5.6    Public Announcements. No Party to this Agreement shall issue or cause the publication of the initial press release or public announcement or any subsequent press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party, except (i) as may be required by applicable Law or stock exchange rules, in which case the Party required to publish such press release or public announcement shall to the extent practicable provide the other Party a reasonable opportunity to comment on and take into account in good faith the other Party’s comments on such press release or public announcement in advance of such publication and (ii) that any Party may make a press release or public announcement if the information contained therein or so disclosed substantially reiterates (and is not inconsistent with) previous press releases or public announcements made by such Party in compliance with this Section 5.6.

5.7    Guarantees.

(a)    Prior to the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, reasonably cooperate and shall use their respective reasonable best efforts to, effective as of the Closing, terminate or cause to be terminated, or cause Purchaser or one of its Affiliates to be substituted in all respects for Seller or any of its Affiliates (collectively, the “Seller Guarantors”) in respect of all liabilities and obligations of the Seller Guarantors under, any Seller Guarantee listed on Schedule 5.7 to this Agreement.

(b)    With respect to any Seller Guarantees listed on Schedule 5.7 to this Agreement that are not terminated or for which Purchaser or one of its Affiliates has not been substituted in all respects for the applicable Seller Guarantor(s) as provided in Section 5.7(a), (i) Seller and Purchaser shall, and shall cause their respective Affiliates to, continue to reasonably cooperate and use their respective reasonable best efforts to terminate, or cause Purchaser or one of its Affiliates to be substituted in all respects for the Seller Guarantors in respect of, all obligations and liabilities under any such Seller Guarantees, and (ii) Purchaser shall (A) obtain and maintain in effect (including through any replacement letters of credit) one or more letters of credit, in a form and substance reasonably satisfactory to Seller and effective as of the Closing, to backstop any of the Seller Guarantors’ liabilities or obligations under any such Seller Guarantee, and (B) not, and shall not permit any of its Affiliates to, (1) renew or extend the term of, (2) increase its obligations under, (3) transfer to another third party, or (4) amend in any manner, except as contemplated pursuant to clause (i) of this Section 5.7(b) or otherwise required by this Agreement, any Contract or other obligation for which Seller or any of its Affiliates (including any Seller Guarantor) is or would reasonably be expected to be liable under any such Seller Guarantee.

(c)    To the extent that any Seller Guarantor has performance obligations or any other Liability under or related to any Seller Guarantee listed on Schedule 5.7 to this Agreement, in each case, if and to the extent related to the conduct of the Business or the operation of the Transferred Assets after the Closing, Purchaser shall (i) perform, pay and discharge, or cause one or more of its Affiliates to perform, pay and discharge in all respects such obligations on behalf of such Seller Guarantor or (ii) otherwise use reasonable best efforts to take such actions as reasonably requested by Seller so as to put such Seller Guarantor in the same position as if Purchaser or one or more of its Affiliates, and not such Seller Guarantor, had performed or were performing such obligations.

(d)    For purposes of this Section 5.7, and for the avoidance of doubt, “reasonable best efforts” shall not require Seller or Purchaser to, or to cause any of its Affiliates to, (i) make or accelerate any payment under any Indebtedness, Contract or other obligation for which a Seller Guarantor is or may be liable under any Seller Guarantee or (ii) pay any other amounts, provide other consideration or otherwise grant any accommodation to any third party.

5.8    Insurance. Purchaser acknowledges and agrees, on behalf of itself and its Affiliates, that the policies and insurance coverage maintained on behalf of the Business are part of the corporate insurance program maintained by Seller and its Affiliates (such policies, the “Corporate Policies”), and, from and after the Closing, neither Purchaser nor its Affiliates shall have any access, right, title or interest to or in all Corporate Policies (including to all claims and rights to make claims and all rights to proceeds). Seller and each of its Affiliates (a) may, to be effective as of the Closing, amend any insurance policies (including any of the Corporate Policies) in the manner it deems appropriate to give effect to this Section 5.8 and (b) shall be free at their discretion at any time to cancel, not renew or otherwise modify any insurance policies (including any of the Corporate Policies). Without limiting the generality of the foregoing, from and after the Closing, Purchaser and its Affiliates shall be responsible for securing all insurance it considers appropriate for the operation of the Business. Purchaser further covenants and agrees not to seek to assert or to exercise any rights or claims in respect of the Business under or in respect of any past or current insurance policy of Seller or any of its Affiliates under which the Business is a named insured or otherwise insured (including any of the Corporate Policies).

5.9    Litigation Matters.

(a)    In the event and for so long as, in the case of clause (i), either Seller or Purchaser or any of their respective Affiliates is or, in the case of clause (ii), Seller or any of its Affiliates is prosecuting, contesting or defending any Action by a third party in connection with (i) any transactions contemplated under this Agreement or any Ancillary Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Transferred Assets, the Excluded Assets, the Assumed Liabilities, the Excluded Liabilities or the Business, then (A) in the case of clause (i), the other Party shall, and shall cause its Subsidiaries and Affiliates and use commercially reasonable efforts to cause its and their respective pertinent Representatives to, and (B) in the case of clause (ii), Purchaser shall, and shall cause its Subsidiaries and Affiliates and use commercially reasonable efforts to cause its and their respective pertinent Representatives to, in each case, reasonably cooperate with Seller or Purchaser, as the case may be, each of their respective Affiliates and their respective Representatives in such prosecution, contest or defense, including preserving its pertinent Books and Records (which will, without limiting the generality of the foregoing, include complying with any existing “legal holds”), and providing access to its Books and Records as shall be reasonably necessary or advisable in connection with such prosecution, contest or defense, in each case subject to the access provisions set forth in Section 5.1.

(b)    Notwithstanding Section 5.9(a) or anything to the contrary in this Agreement, this Section 5.9 shall not be applicable to any indemnification claim under Article X, which shall be governed by the terms and subject to the conditions set forth in Article X (and not this Section 5.9).

5.10    Recordation of Transfer of Certain Transferred Assets. Purchaser acknowledges and agrees that Purchaser shall be responsible, at its sole cost and expense, for all applicable recordations and perfection of the assignment of the Transferred Assets, including the Transferred Patents, the Transferred Trademarks, the Transferred Copyrights and the Transferred Domain Names from the title owner of each such Transferred Asset to Purchaser or its Affiliates, and to use reasonable best efforts to complete any requisite recordation or perfection of the assignment of the Transferred Assets within six (6) months following the Closing. Seller shall (at the sole cost and expense of Purchaser) reasonably cooperate with Purchaser in connection with, and for the six (6) months period described in, the immediately preceding sentence.

5.11    Non-Solicitation; Non-Hire.

(a)    Commencing on the Closing Date and continuing until the second (2nd) anniversary thereof, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment or services (whether as an employee, consultant, independent contractor or otherwise), offer to hire or engage, hire, engage or enter into any employment or consulting agreement or arrangement with any of the Transferred Employees without Purchaser’s prior written consent; provided, that these prohibitions shall not apply to (i) solicitations of any such individual whose employment with Purchaser or its Affiliates has ended at least six (6) months prior to the time such solicitation is made, (ii) solicitations made to the public or the industry generally through advertising or electronic listing which are not targeted at employees of Purchaser or any of its Affiliates or (iii) hiring any person in connection with solicitations permitted under clause (i) or (ii) and who was not otherwise solicited in breach of this Section 5.11.

(b)    Commencing on the Closing Date and continuing until the second (2nd) anniversary thereof, Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment or services (whether as an employee, consultant, independent contractor or otherwise), offer to hire or engage, hire, engage or enter into any employment or consulting agreement or arrangement with any of the employees of Seller or any of its Affiliates (including, for the avoidance of doubt, Burgundy and its Affiliates) set forth on Schedule 5.11(b) to this Agreement (the “Retained Employees”) without Seller’s prior written consent; provided, that these prohibitions shall not apply to (i) solicitations of any such individual whose employment with Seller or its Affiliates has ended, (ii) solicitations made to the public or the industry generally through advertising or electronic listing which are not targeted at employees of Seller or any of its Affiliates or (iii) hiring any person in connection with solicitations permitted under clause (i) or (ii) and who was not otherwise solicited in breach of this Section 5.11(b).

5.12    Seller Marks.

(a)    Except as otherwise provided in the Transition Services Agreement or the Services Plan prepared thereunder (the “Services Plan”), Purchaser hereby covenants and agrees that it shall, as promptly as reasonably practicable following the transfer of the applicable Product Registration for such jurisdiction to Purchaser or any of its Affiliates, and in any event no later than the end of the periods set forth for each jurisdiction in the Transition Services Agreement or the Services Plan or such other period as may be required under applicable Law (such period for a jurisdiction, the “Cut-Over Period”), revise sales and product literature, packaging and labeling to (i) delete all displays of any Seller Identified Marks and (ii) delete all references to customer service address or phone number of Seller or any of its Affiliates, in each case, except as Purchaser reasonably determines would be prohibited under applicable Laws; provided, however, that, unless otherwise specifically set forth in the Transitional Services Agreement or the Services Plan or as may otherwise required under applicable Law, for a period of one hundred twenty (120) days from the end of the relevant Cut-Over Period (the “Transitional Period”), Purchaser may continue to distribute sales and product literature, and market, distribute, import, export and sell any Product Inventory and any Product manufactured by or on behalf of Purchaser or any of its Affiliates within the relevant Cut-Over Period after the Closing Date consistent with the past practices of Seller or its Affiliates during the one hundred twenty (120) day period preceding the Closing Date. Subject to Purchaser’s compliance with the terms and conditions set forth in this Section 5.12, and to the extent Seller or its Affiliates has the right to grant such right and license, effective upon the Closing Date, Seller, on behalf of itself and its Affiliates, hereby grants to Purchaser a limited, non-exclusive, non-transferable, non-sublicensable (except Purchaser may grant sublicenses to any wholly owned subsidiary of Purchaser and, in a manner substantially consistent with such practices as of or prior to the Closing Date, to third-party contractors, provided, that Purchaser notifies Seller in advance and in writing and Purchaser remains primarily liable and responsible for all acts and omissions of such sublicensee, including any that would constitute a breach of this Section 5.12 with respect to the Seller Identified Marks), royalty-free, paid up right and license, during the Transitional Period, solely to use the Seller Identified Marks owned by Seller or any of its Affiliates that are used by Seller or any of its Affiliates as of the Closing Date in connection with the conduct of the Business, including to distribute such sales and product literature, and to market, distribute, import, export and sell such Product Inventory and any Product manufactured by Purchaser in accordance with this Section 5.12 in the ordinary course of business and consistent with past practice of Seller and its Affiliates prior to the Closing Date. In no event shall Purchaser use any Seller Marks, customer service addresses or phone numbers after the Closing Date in any manner or for any purpose that deviates in any material respect from the use of such Seller Marks, customer service addresses or phone numbers by the Business during the one hundred twenty (120) day period preceding the Closing Date. As between the Parties, Seller or an Affiliate of Seller is the sole and exclusive owner of all right, title and interest in and to the Seller Marks and all rights related thereto and goodwill associated therewith, and all uses of the Seller Marks and the goodwill arising therefrom shall inure solely to the benefit of Seller or such Affiliate of Seller. Any use by Purchaser or any of Purchaser’s wholly-owned Subsidiary sublicensees of any of the Seller Marks during the time periods referred to in this Section 5.12 shall be consistent with the form and manner, and standards of quality, of those in effect by Seller and its Affiliates with respect thereto during the one hundred twenty (120) day period preceding the Closing Date and in accordance with all applicable Laws. Seller and its Affiliates shall have the right, during the Transitional Period, to reasonably request samples of uses of the Seller Marks by or on behalf of Purchaser or its Affiliates to inspect and exercise quality control with respect to Purchaser’s and Purchaser’s sublicensees’ use of the Seller Marks, and Purchaser shall use its commercially reasonable efforts to promptly provide such samples in a reasonable manner; provided, however, that such provision does not unreasonably disrupt the normal operations of Purchaser or the Business. From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and the other Seller Indemnified Parties against, and reimburse Seller and each other Seller Indemnified Party for, all Losses that Seller and/or such other Seller Indemnified Party(ies) may suffer or incur, or become subject to, without duplication, to the extent such Losses arise as a result of any use by Purchaser or any of its Affiliates of any Seller Marks, the exercise of the rights and license grated to Purchaser hereunder or any breaches or violations of this Section 5.12.

(b)    Except solely as set forth in this Section 5.12, during the Transitional Period or as set forth in the Transitional Services Agreement or the Services Plan or as may be otherwise required under applicable Law, following the Closing Date, Purchaser shall cease, and shall cause its Affiliates to cease, making any use (in any form or manner or for any purpose) of any Seller Marks (including any Marks that contain or comprise any Seller Marks) in any jurisdiction, including as part of any company name, Internet domain name or social media handle (other than, for the avoidance of doubt, the Transferred IP or any Marks that would be considered confusingly similar to Seller Marks) other than for nominative use, fair use, or otherwise as permitted or required under applicable Laws. Purchaser shall not, and shall cause its Affiliates to not, use the Seller Marks in a manner that would reasonably be expected in any respect to reflect negatively on, or otherwise adversely affect, any such Seller Marks (including the goodwill associated therewith) or Seller or any of its Affiliates. Without limiting any other remedies that may be available to Seller or any of its Affiliates, Seller shall have the right to terminate any license granted pursuant to Section 5.12(a) upon written notice to Purchaser, following a forty-five (45) day notice and cure period, if Purchaser or any of its Affiliates materially breaches any of the terms or conditions set forth in this Section 5.12 without curing such breach within forty-five (45) days of receiving Seller’s written notice of such breach. Except as expressly provided in this Section 5.12, from and after the Closing Date, Purchaser shall not, and shall cause each of its Affiliates to not, hold itself out as having any affiliation with Seller or any of its Affiliates.

5.13    Misallocated Assets. Subject to Section 2.11, Section 2.12 and Section 5.5, in the event that either Seller or Purchaser becomes aware that (a) record or beneficial ownership or possession of any asset that is a Transferred Asset has not been sold, conveyed, transferred, assigned and delivered by Seller or its Affiliates to Purchaser or one of its Affiliates at the Closing, or that any Assumed Liability has not been assumed by Purchaser at the Closing, or (b) record or beneficial ownership or possession of any asset that is not a Transferred Asset has been sold, conveyed, transferred, assigned and delivered by Seller or its Affiliates to Purchaser or one of its Affiliates at the Closing, or that any Excluded Liability has been erroneously assumed by

Purchaser at the Closing, then it shall promptly notify the other Party, and the Parties shall thereafter reasonably cooperate to, as promptly as practicable, (x) sell, convey, transfer, assign and deliver (or cause to be sold, conveyed, transferred, assigned and delivered) the relevant asset to, as the case may be, Purchaser or its designated Affiliate, or Seller or its designated Affiliate, or (y) cause the relevant Liability to be assumed by Purchaser or its designated Affiliate, or Seller or its designated Affiliate, as the case may be, in each case pursuant to this Agreement or any applicable Local Purchase Agreement.

5.14    Payments.

(a)    Seller shall, or shall cause its applicable Affiliates to, promptly pay or deliver to Purchaser any monies or checks received by Seller or any of its Affiliates following the Closing to the extent they are (or represent the proceeds of) a Transferred Asset.

(b)    Purchaser shall, or shall cause its applicable Affiliates to, promptly pay or deliver to Seller any monies or checks that have been received by Purchaser or any of its Affiliates following the Closing to the extent they are (or represent the proceeds of) an Excluded Asset.

5.15    Notification of Certain Matters. Seller and Purchaser shall promptly notify each other of any Action commenced or, to the Knowledge of Seller or to the Knowledge of Purchaser, as applicable, threatened against, relating to or involving or otherwise affecting such Party or its Affiliates which relates to this Agreement or any of the Ancillary Agreements or the transactions contemplated hereunder or thereunder (other than, for the avoidance of doubt, in the case of Seller or any of its Affiliates, any Action that exclusively relates to the Burgundy Merger Agreement or any Ancillary Burgundy Agreement that would not reasonably be expected to impact in any material respect this Agreement or any of the Ancillary Agreements or the transactions contemplated hereunder or thereunder).

5.16    Local Purchase Agreements.

(a)    At or prior to the Closing Date, Seller shall, and shall cause the other applicable Asset Selling Entities to, and Purchaser shall execute and deliver to the other Party the Local Purchase Agreements for each of the jurisdictions set forth on Schedule 5.16(a) to this Agreement and any other jurisdiction mutually agreed to by Purchaser and Seller (such agreement not to be unreasonably withheld, conditioned or delayed) as being necessary or appropriate to effect the sale, transfer, conveyance, assignment, delivery or assumption of any Transferred Asset in any such jurisdiction (each such jurisdiction where a Local Purchase Agreement is required to be executed and delivered pursuant to this Section 5.16, a “Required Local Purchase Agreement Jurisdiction”). The Parties acknowledge and agree that the execution and/or delivery of the Local Purchase Agreements may require prior consultation with or notice, information or notification to, the relevant Employee Representative Body of Seller or Purchaser (or any of their respective Affiliates), as the case may be.

(b)    Notwithstanding anything to the contrary in this Agreement or the Local Purchase Agreements, the Parties acknowledge and agree that (i) the Local Purchase Agreements are being entered into solely for purposes of implementing the sale, transfer, conveyance, assignment, delivery and assumption, as applicable of the Transferred Assets and Assumed Liabilities in each Required Local Purchase Agreement Jurisdiction, (ii) the Local Purchase Agreements shall not expand or limit the rights or obligations of Seller, Purchaser or their respective Affiliates, beyond those provided for in this Agreement, and (iii) the payment of the Purchase Price under this Agreement shall be deemed to include the payment of any required purchase price under the Local Purchase Agreements. Without limiting the generality of the immediately preceding sentence, in the event of any conflict between the terms of any Local Purchase Agreements and this Agreement, Seller and Purchaser agree and acknowledge that the term of this Agreement shall control and that, if necessary, Seller and Purchaser shall, and shall cause their respective Affiliates to, deliver such additional instruments or agreements as may be necessary to accomplish the foregoing.

(c)    Each Party shall, and shall cause each of its Affiliates which is a party to a Local Purchase Agreements to, reasonably cooperate in good faith to prepare the Local Purchase Agreements in each Required Local Purchase Agreement Jurisdiction in a manner consistent with the terms of this Agreement (including the definition “Local Purchase Agreements”).

(d)    For the avoidance of doubt, neither Seller, nor the French Asset Selling Entity, shall have any obligation to execute the French Local Purchase Agreement until the French Put Option Exercise occurs and, then, on the terms and subject to the conditions of Section 2.11 and the French Put Option Agreement.

(e)    For the avoidance of doubt, neither Seller, nor the Dutch Asset Selling Entities, shall have any obligation to execute the Dutch Local Purchase Agreement until the Dutch Consultation Procedures are completed as provided in Section 2.12(b) and, then, on the terms and subject to the conditions of Section 2.12.

5.17    Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Purchaser hereby agrees that it is not authorized to and shall not (and shall not permit any of its Affiliates or any of its or their respective Representatives to) contact any director, employee, officer, customer, supplier, distributor, partner or other material business relation of Seller or any of its Affiliates (including any Business Employee) regarding the Business or the transactions contemplated by this Agreement or any Ancillary Agreement without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).

5.18    Data Protection.

(a)    If applicable Data Protection Legislation requires a fair processing notice to be sent to any “data subject” (as such term is defined in applicable Data Protection Legislation) as a result of the transfer of any Personal Data in connection with this Agreement, Purchaser shall send a fair processing notice to each relevant data subject within fifteen (15) Business Days following the Closing Date and will supplement or modify such notice in order to comply with applicable Data Protection Legislation.

(b)    Purchaser shall comply with all applicable Data Protection Legislation with respect to the transactions contemplated herein.

(c)    If and to the extent the transfer of Personal Data of Business Employees prior to Closing is strictly necessary to enable Purchaser to comply with its obligations under this Agreement and applicable Law vis-à-vis the Business Employees (the “Pre-Closing Employee Data”), Purchaser shall send a list of the required Pre-Closing Employee Data to Seller as promptly as practicable, and in any event within 20 Business Days after the date of this Agreement. As promptly as practicable after receipt of such list by Seller pursuant to the immediately preceding sentence, the Parties shall in good faith negotiate, and use commercially reasonable efforts to enter into, an information sharing protocol (on terms reasonably acceptable to both Seller and Purchaser) governing the provision, subject to applicable Data Protection Legislation, by Seller to Purchaser of the Pre-Closing Employee Data, and in particular the categories of Pre-Closing Employee Data to be provided, the timing for the provision of the Pre-Closing Employee Data, the conditions for the transfer of the Pre-Closing Employee Data outside the European Economic Area (as the case may be), the identity of recipients of the Pre-Closing Employee Data and the obligations of Purchaser in respect of the Pre-Closing Employee Data. For the avoidance of doubt, Seller shall not have any obligation to provide to Purchaser any Personal Data of Business Employees (including any Pre-Closing Employee Data) before the Parties have executed any such information sharing protocol.

5.19    Shared Contracts. Except as otherwise agreed by Seller and Purchaser in writing or as otherwise provided in this Agreement or any of the Ancillary Agreements (including with respect to any Specified Shared Contracts that relate to services to be provided under the Transition Services Agreement or the Supply Agreement), until the expiration or termination date of any Specified Shared Contract or any other Shared Contract (other than those Excluded Contracts listed on Schedule 1.1(c) which are not also Specified Shared Contracts) (assuming, for these purposes, that the then-current term in effect as of immediately prior to the Closing is not renewed or extended), the Parties shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to obtain or structure an arrangement for Purchaser to obtain the claims, rights and benefits, and assume the corresponding liabilities and obligations thereunder (other than to the extent relating to or arising out of any breach or other violation of such Shared Contract prior to the Closing), of such portion of any such Shared Contract that relates to and is allocated to the Program Business, as reasonably determined by Seller and Purchaser; provided, however, that Purchaser shall be under no obligation to enter into any such arrangement with respect to, or obtain any claims, rights and benefits, or assume any corresponding liabilities and obligations under, any Shared Contract other than a Specified Shared Contract; provided, further, that Seller and its Affiliates shall not be required to take any action that would, in the good-faith judgment of Seller upon the advice of outside counsel, constitute a breach or other contravention of the rights of any other party to such Shared Contract or be ineffective under, or contravene, applicable Law. With respect to Shared Contractual Liabilities pursuant to, under or relating to any Specified Shared Contract, such Shared Contractual Liabilities shall be allocated between Seller and Purchaser as follows: (i) if a liability is incurred solely in respect of either the Program Business or the other businesses of Seller or any of its Affiliates, such liability shall be allocated to Purchaser (in respect of the Transferred Assets) or Seller (in respect of the other businesses of Seller or any of its Affiliates); and (ii) if a liability cannot be so allocated under clause (i), such liability shall be allocated to Seller or Purchaser, as the case may be, based on the relative proportion of total benefit received by Purchaser in respect of the Program Business and Seller or any of its Affiliates in respect of its other businesses under the relevant Specified Shared Contract, as reasonably determined by Seller and Purchaser. Notwithstanding the foregoing, each of Seller and Purchaser shall be responsible for any or all liabilities arising from its (or its Affiliates’) direct or indirect breach of any Specified Shared Contract.

5.20    Transfer of the Transferred Registrations.

(a)    (i) Promptly after the Closing (but in any event no later than two (2) Business Days following the Closing), Seller shall provide a complete copy of the approved Product NDAs, including supplements and records that are required to be kept under 21 C.F.R. 314.81, to Purchaser, and (ii) promptly after the date on which Seller provides a complete copy of the approved Product NDAs, including supplements and records that are required to be kept under 21 C.F.R. 314.81 to the Purchaser (but in any event no later than two (2) weeks following such date), Seller shall file, or cause to be filed, with the FDA the Seller FDA Letters, and provide a copy of the as-filed Seller FDA Letters to Purchaser, and Purchaser shall file, or cause to be filed, with the FDA the Purchaser FDA Letters and provide a copy of the as-filed Purchaser FDA Letters to Seller.

(b)    Without limiting the generality of Section 5.20(a), as promptly as practicable after the date hereof, Seller and Purchaser shall jointly develop a plan for the transfer of each Transferred Registration, any Variant Registration and any Price Approval to Purchaser or one of its Affiliates (or a designee of such Person) in each relevant country or territory (each such country or territory, an “Applicable Territory”) (such plan, the “Country Transfer Plan”). The Country Transfer Plan shall set forth:

(i)     with respect to each Transferred Registration in such country or territory, whether Purchaser elects to:

(A)     withdraw such Transferred Registration; or

(B)     have such Transferred Registration transferred to Purchaser or one of its Affiliates (or a designee of such Person) and, if to one of its Affiliates, the name and jurisdiction of incorporation, organization or formation, as applicable, of such Affiliate (any such Affiliate of Purchaser, a “Designated Affiliate”);

(ii)     the activities that Seller, Purchaser and their respective applicable Affiliates will need to perform to effect the transfer of each Transferred Registration and any Price Approval to Purchaser or a Designated Affiliate, as applicable; and

(iii)     the target transfer date by which each Transferred Registration and any Price Approval will transfer to Purchaser or any of its Affiliates (which shall not, for the avoidance of doubt, be prior to the Closing).

(c)    The Parties agree that, unless expressly agreed by Seller in writing (such agreement not to be unreasonably withheld, conditioned or delayed), the Country Transfer Plan shall be designed to ensure that, with respect to each Transferred Registration:

(i)     such Transferred Registration transfers to Purchaser or a Designated Affiliate, as applicable, as soon as reasonably practicable following the Closing Date, but in any event no later than eighteen (18) months following the Closing Date; and

(ii)     until the earlier of (A) the completion of such transfer or (B) the end of the eighteen (18) month period following the Closing Date, Seller or its Affiliate, as applicable, shall hold and maintain such Transferred Registration at Purchaser’s sole cost and expense, pursuant to, and in accordance with, the Transition Services Agreement;

provided, that in, each case of (i) and (ii), if the completion of such transfer within such eighteen (18) month period is not reasonably practicable due to (w) intervention or failure to act on the part of the relevant Governmental Entity beyond the reasonable control of Purchaser or its Affiliates (including where the relevant Governmental Entity will not process the request until an earlier filing has been processed or approved, for example an application for, or variation to, a registration); (x) applicable Laws; (y) acts or omissions agreed between the Parties; or (z) any circumstances beyond the reasonable control of the Parties (each of (w) through (z), a “Permitted Delay”), the Parties shall agree on a plan to resolve the delay and a suitable extension, taking into account the reasons for the delay.

(d)    Without limiting the foregoing, but subject to Section 5.20(a) and applicable national Laws within the Applicable Territory, from and after the Closing, Purchaser shall take the lead in coordinating the transfers of the Transferred Registration, and Purchaser shall make all filings and perform all other actions required for the transfer of each Transferred Registration as soon as reasonably practicable and in any event within six (6) months of the Closing Date and in accordance with the Country Transfer Plan.

(e)    Seller shall, at Purchaser’s sole cost and expense, provide such cooperation as Purchaser may reasonably request in connection with Purchaser making such filings and performing such actions. Purchaser shall provide Seller with the status of the progress of the transfer of each Transferred Registration on a reasonable basis. Purchaser shall also provide a copy of each certificate of registration of the transfer of each Transferred Registration to Seller after receiving such certificate from the applicable Governmental Entity.

(f)    Until the earlier of (i) the date of transfer of a Transferred Registration, and (ii) the end of the eighteen (18) month period following the Closing Date, each Party directly, or through an Affiliate, shall provide, or cause to be provided, a copy of all relevant correspondence with any Governmental Entity relating to such Transferred Registration to the other Party within five (5) Business Days of the delivery or receipt of any such correspondence.

(g)    Notwithstanding the foregoing, the Parties acknowledge and agree that Seller shall have the right (at its option) to de-register, withdraw or sell any Transferred Registration:

(i)    for which Purchaser fails to make filings or perform such actions required for the transfer of such Transferred Registration within six (6) months of the Closing Date; provided, however, that Seller shall not withdraw any Transferred Registration without first giving Purchaser at least thirty (30) days prior written notice; or

(ii)    which, as of eighteen (18) months after the Closing Date, shall not have been transferred to Purchaser;

provided, that in, each case of (i) and (ii), if the making of such filings or performance of such actions, or the completion of such transfers, as applicable, in accordance with the applicable deadline set forth in this Section 5.20(g) is not reasonably practicable due to a Permitted Delay, the Parties shall agree on a plan to resolve the delay and a suitable extension, taking into account the reasons for the delay; and provided also that Seller’s right to sell (rather than deregister or withdraw) such non-transferred Transferred Registrations shall only apply where required by applicable Law or a Governmental Entity and in this case Seller agrees to sell such non-transferred Transferred Registrations to a third party designated by Purchaser to the extent permissible under applicable Law.

In the event that Seller cannot de-register, withdraw or sell any such Transferred Registrations due to requirements of applicable Law or any applicable Governmental Entity, (1) Seller shall reasonably cooperate with Purchaser to ensure the continued supply of the Product where medically necessary for a reasonable period of time in the applicable countries on commercially reasonable terms, and (2) Purchaser shall use commercially reasonable efforts to collaborate with Seller to complete the transfer, sale, or conveyance of such Transferred Registrations to a third party.

(h)    From and after the Closing, Purchaser or its Affiliates shall bear (either directly when feasible or by way of reimbursement to Seller) all fees levied by the relevant Governmental Entities in the Applicable Territory and any other relevant costs for (i) the maintenance of the Transferred Registrations in the Applicable Territory and for the transfer to Purchaser (or its Affiliates); and (ii) any variations, amendments and renewals to the same.

(i)    Without limiting the foregoing, in the event that Seller cannot transfer any such Price Approvals due to requirements of applicable Law or any applicable Governmental Entity, Seller shall reasonably cooperate with Purchaser to support Purchaser in obtaining its own Price Approvals.

5.21    Non-Compete.

(a)    Subject to Section 5.21(b) and Section 5.21(c), for the duration of time following the Closing set forth in Schedule 5.21(a) (the “Non-Compete Period”), neither Burgundy, Seller nor any of their controlled Affiliates shall, directly or indirectly, (i) participate or engage in any Competing Business, (ii) own, manage, operate or control any Person participating or engaged in a Competing Business, or (iii) enable, assist or license or grant any right that facilitates, any Person’s participation or engagement in any Competing Business. For the avoidance of doubt, in the event there is a Seller Change of Control Event, any party to such Seller Change of Control Event (other than Burgundy, Seller and their controlled Affiliates immediately prior to the occurrence of such Seller Change of Control Event) shall not be subject to this Section 5.21(a) and this Section 5.21(a) shall, from and after the consummation of such Seller Change of Control Event, only apply to Burgundy, Seller and their controlled Affiliates immediately prior such Seller Change of Control Event.

(b)    Section 5.21(a) shall not be deemed breached as a result of: (i) the ownership by Burgundy, Seller or any of their controlled Affiliates of a passive interest of less than ten percent (10%) in the aggregate of any class of stock or other equity securities of a Person engaged, directly or indirectly, in any Competing Business; or (ii) the ownership by Burgundy, Seller or any of their respective Affiliates of any interest if such interest arises as a result of the acquisition following the Closing Date of a Person that engages, directly or indirectly, in a Competing Business; provided that (A) such acquisition is not undertaken for the purpose of evading the obligations of Burgundy, Seller or any of their controlled Affiliates under Section 5.21(a) and (B) Burgundy or Seller, as the case may be, complies with Section 5.21(c);

(c)    In the event that Burgundy, Seller or any of their controlled Affiliates acquires during the Non-Compete Period any interest in a Person that engages, directly or indirectly, in a Competing Business, then Burgundy or Seller shall, or shall cause any such acquiring controlled Affiliate to, divest the Competing Business so acquired as promptly as practicable (but in any event within twelve (12) months of such acquisition). Notwithstanding the foregoing, Burgundy, Seller or the applicable Affiliate of Burgundy or Seller shall not be required to divest such interest if there are, as of the time of such acquisition, nine (9) months or less until the end of the Non-Compete Period.

ARTICLE VI

EMPLOYEE MATTERS COVENANTS

6.1    Transferred Employees.

(a)    Where the conditions set forth by applicable Law for an automatic transfer of employment of any Closing Business Employee are met, upon the consummation of the transactions contemplated by this Agreement, the Parties (i) shall take or cause to be taken such actions as are required under applicable Law to accomplish such transfer of employment of such Closing Business Employee to Purchaser by operation of Law as of the Closing and (ii) shall not take and shall not cause to be taken any such actions that would result in the employment of such Closing Business Employee not transferring to Purchaser by operation of Law as of the Closing. Where applicable Law does not provide for the automatic transfer of employment of any Closing Business Employee upon the consummation of the transactions contemplated by this Agreement, or in case the conditions for such automatic transfer are not met, Purchaser shall, or shall cause an Affiliate to, make offers of employment to such Closing Business Employee in accordance with the provisions of this Section 6.1.

(b)    The Parties acknowledge that the transfer of the portions of the Business conducted by Seller or any of its Subsidiaries in the European Union (“EU”) and certain other countries are intended to constitute a transfer of business within the meaning of EU Council Directive 2001/23/EC, the national Laws implementing the same or any similar Laws applicable in non-EU jurisdictions (the “Directive”), and each Closing Business Employee with respect to such portions of the Business shall be referred to herein as an “EU/Directive Automatic Transferring Employee”. The Parties further acknowledge that, as a result, the employment of the EU/Directive Automatic Transferring Employees, including all related rights and obligations, will transfer by operation of Law to Purchaser as of the Closing Date, except with respect to any EU/Directive Automatic Transferring Employee who timely exercises his or her rights, if any, under any applicable Law to prevent such transfer from occurring. Purchaser will assume, as of the Closing Date, all liabilities with respect to each EU/Directive Automatic Transferring Employee or other Closing Business Employee whose employment transfers automatically to Purchaser by operation of Law (collectively, “Automatic Transferring Employees”), in accordance with applicable Law.

(c)    If any Closing Business Employee requires a work visa, work permit or employment pass or other legal or regulatory approval for his or her employment with Purchaser, Purchaser shall use its best efforts to cause any such visa, permit, pass or other approval to be obtained and in effect prior to the Closing Date. In the event any such permit, pass or other approval is not obtained and in effect prior to the Closing Date, Purchaser shall use best efforts to cause any such visa, permit, pass or other approval to be obtained as soon as reasonably practicable thereafter. To the extent that any Transferred Employee’s employment with Purchaser or an Affiliate is delayed past Closing due to the attainment of any such visa, permit, pass or other approval, such Transferred Employee shall commence employment at the earliest possible time upon attaining the same.

(d)    If the transfer of any Closing Business Employee requires a prior authorization from any authority for staff representative members under applicable Law, Seller shall use commercially reasonable efforts to comply with the relevant proceeding in order to obtain this authorization no later than Closing. To the extent that the transfer of any such Closing Business Employee is delayed due to the absence of such authorization the employment of such Closing Business Employee shall transfer at the earliest possible time or the Parties shall use commercially reasonable efforts to second or otherwise make available the services of such Transferred Employee to Purchaser, subject to the Transferred Employee’s consent (such Transferred Employees together being, the “Seconded Employees”) (and notwithstanding anything to the contrary in this Agreement, Purchaser shall not have any liability with respect to any such Closing Business Employee until such transfer). Purchaser shall be responsible and promptly pay (including, where relevant, reimbursing Seller) for all Employee Costs for such Seconded Employees arising during the relevant period of such secondment or service provision. “Employee Costs” for the purposes of this Section 6.1(d) shall mean salary and any other costs or liabilities directly related to providing any contractual customary benefits to the Seconded Employees, including bonus costs, pension contributions, social security costs and any Tax costs. With respect to any such Closing Business Employees, all references to the “Closing” or “Closing Date” in this Agreement, except in Sections 6.1(d), 6.1(e) and 6.2(b), shall refer to the date on which such Closing Business Employee becomes a Transferred Employee.

(e)    Where applicable Law does not provide for the automatic transfer of employment of any Closing Business Employee upon the consummation of the transactions contemplated by this Agreement, Purchaser shall, or shall cause its Affiliates to, make offers of employment to each such Closing Business Employee (each, an “Offer Employee”) at least thirty (30) days prior to the Closing Date (or such longer period required by applicable Law or the terms of any applicable CBA); provided, that such thirty (30) day period specified herein shall not require Purchaser to make offers (i) less than twenty (20) days following the date of this Agreement (it being understood and agreed that Purchaser shall, in all events, make such offers before Closing), (ii) if Seller has not provided to Purchaser the information set forth in Schedule 6.1(e) as currently in effect at least ten (10) days prior to the date Purchaser is required to make such offers, with such information being updated promptly in the event of any changes made thereto by Seller in the period beginning on the date of Seller’s initial disclosure and ending on the date Purchaser is required to make such offers or (iii) for Offer Employees subject to works council processes only, prior to the completion of any applicable works council process or as otherwise required by applicable Law. Such offer of employment will be effective as of the Closing Date, subject to Section 6.1(d); provided, however, that any Offer Employee who is based in either the United States or Canada but not actively employed immediately prior to the Closing Date (each, a “Leave Employee”) shall not become a Transferred Employee (and notwithstanding anything to the contrary in this Agreement, Purchaser shall not have any liability with respect to any Leave Employee) until the date such Leave Employee returns to active status with Seller or any of its Affiliates; provided further, that no Leave Employee shall be entitled to employment with Purchaser or its Affiliates unless he or she returns to active status with Seller or any of its Affiliates on or before the nine (9) month anniversary of the Closing Date. To the extent Seller does not provide the required information within ten (10) days prior to the date by which Purchaser is required to make such offers, the date Seller is required to make any affected offer will be changed to ten (10) days after such information is provided. Such offers of employment by Purchaser or its Affiliates shall (i) comply with applicable Law, (ii) be on terms and conditions (including in respect of work location, position, conditions, and responsibilities) that are substantially equivalent to such terms and conditions as provided to such Offer Employees by Seller or any of its Affiliates immediately prior to the Closing

Date, (iii) provide for base salary or hourly wage rate, cash incentive compensation and equity incentive compensation, no less favorable than provided to such Offer Employees by Seller or any of its Affiliates immediately prior to the Closing Date and (iv) for Offer Employees employed in the United States, provide such terms and conditions of employment necessary for such offer to constitute a “Comparable Offer” for purposes of the Change in Control Severance Plan. Upon the transfer of such Closing Business Employees, the Parties shall cooperate in good faith to enter into a tripartite agreement among Seller, Purchaser and the Closing Business Employee or, where such agreement is not enforceable, to carry out all necessary steps to transfer the Closing Business Employee’s employment contract and, if applicable, the employment conditions and the length of service.

(f)    Any Automatic Transferring Employee, as of the Closing, and any Offer Employee who commences employment with Purchaser or its Affiliate as of the Closing, shall be referred to herein as a “Transferred Employee”. With respect to Leave Employees, all references to the “Closing” or “Closing Date” in this Agreement, except in Sections 6.1(d), 6.1(e) and 6.2(b), shall refer to the date on which such Closing Business Employee becomes a Transferred Employee.

(g)    The Parties intend that for purposes of any severance obligations arising under any Law, Contract, or Benefit Plan, including any notice, compensation or benefits payable during a termination notice period, the transactions contemplated by this Agreement shall not constitute a severance of employment of any Transferred Employee prior to or upon the consummation of the transactions contemplated hereby, so that Transferred Employees will be offered continuous and uninterrupted employment immediately before, during and immediately following the Closing. Purchaser shall assume and be solely responsible for, and shall indemnify, defend and hold harmless Seller and its Affiliates from and against, all Liabilities in respect of claims made by any Closing Business Employee for (i) severance obligations arising under any Law, Contract, or Benefit Plan, including any notice, compensation or benefits payable during a termination notice period (including claims for constructive dismissal, termination indemnities, any damages arising from a breach of the Closing Business Employee’s employment contract, and any payments required to be made under any applicable Law or the Change in Control Severance Plan in respect of the termination of the Closing Business Employee’s employment) relating to (A) an Offer Employee not accepting Purchaser’s (or an Affiliate’s) offer of employment that does not meet the requirements of Section 6.1(e) (including the termination of any such employee by Seller or any of its Affiliate), and/or (B) the termination of employment or constructive dismissal of any Transferred Employee by Purchaser or an Affiliate of Purchaser on or after the Closing Date (including, for the avoidance of doubt, a termination for “Good Reason” (or a similar term)); and (ii) any claims relating to the employment of any Transferred Employee on or after the Closing Date, including in respect of any act or omission relating to the employment of any Transferred Employee on or after the Closing Date; unless and to the extent that such claims are based solely on facts occurring prior to the Closing Date; provided that Purchaser shall assume and be solely responsible for Liabilities in respect of claims based on acts or omissions by Purchaser regardless of when such acts or omissions occur. Seller shall assume and be solely responsible for, and shall indemnify, defend and hold harmless Purchaser and its Affiliates from and against, all Liabilities in respect of claims made by (I) any Closing Business Employee for severance obligations arising under any Law, Contract or Benefit Plan, including any notice, compensation or benefits payable during a termination notice period (including claims for constructive dismissal, termination indemnities, any damages arising from a breach of the Business Employee’s employment contract, and any payments required to be made under any applicable Law or the Change in Control Severance Plan in respect of the termination of the Closing Business Employee’s employment) (x) relating to an Offer Employee not accepting Purchaser’s (or an Affiliate’s) offer of employment that meets the requirements of Section 6.1(e) and/or (y) to which a Business Employee may be entitled to as a result of the Closing (other than as a result of Purchaser’s failure to make an offer of employment that meets the requirements of Section 6.1(e)) and/or (z) to which a Business Employee may be entitled to as a result of any termination of employment or constructive dismissal prior to the Closing (other than as a result of Purchaser’s failure to make an offer of employment that meets the requirements of Section 6.1(e)) and (II) any Transferred Employee relating to the employment of such Transferred Employee prior to or on the Closing Date (other than claims based on acts or omissions by Purchaser and its Affiliates), including in respect of any act or omission relating to the employment of any Transferred Employee prior to or on the Closing Date (other than claims based on acts or omissions by Purchaser and its Affiliates) and (III) any Seller employee who is not listed in Schedule 3.12(a) and who is claiming for an automatic transfer of employment or an entitlement of a transfer of employment.

(h)     During the period prior to the Closing Date, Sellers shall use reasonable efforts to make Business Contractors directly engaged by Sellers or its Affiliates available to Purchaser for the purpose of allowing Purchaser to interview each such Business Contractor and determine the nature and extent of each such Business Contractor’s continuation of services to the Business after the Closing, if any.

6.2    Compensation and Benefits.

(a)    Except as otherwise provided under the Transition Services Agreement and as required by the terms of any Seller Benefit Plan and applicable Law, effective as of the Closing, each Closing Business Employee shall cease to actively participate in (including eligibility to contribute to) and accrue benefits under all Seller Benefit Plans, and except as otherwise provided under the Transition Services Agreement, such Closing Business Employee shall commence participation in the benefit and compensation plans established or maintained by Purchaser or its Affiliates. After the Closing Date, the Parties shall cooperate to provide such current information regarding the Transferred Employees on an ongoing basis as may be necessary to facilitate determinations of eligibility for, and payments of benefits to, the Transferred Employees under any applicable Seller Benefit Plan that continues to be maintained by Seller or any of its Affiliates.

(b)    From and after the Closing, Purchaser shall honor all Assumed Business Employee Plans in accordance with their terms as in effect immediately prior to the Closing and with applicable Law. Until the date that is twelve (12) months after the Closing Date, Purchaser shall provide, or shall cause to be provided, to each Transferred

Employee (A) base salary or wage rate that is not less than the base salary or wage rate provided to the Transferred Employee immediately prior to Closing, (B) cash incentive compensation (including bonus opportunity and other cash incentive compensation opportunities) and equity incentive compensation no less favorable in the aggregate than the cash incentive compensation (including bonus opportunity and other cash incentive compensation opportunities) and equity incentive compensation provided to the Transferred Employee immediately before the Closing, and (C) for Transferred Employees who are participants in the Change in Control Severance Plan, severance benefits in amounts and on terms and conditions that are no less favorable than those provided to the Transferred Employees immediately prior to the Closing under the Change in Control Severance Plan. Until the date that is twelve (12) months after the Closing Date, Purchaser shall provide, or cause to be provided, to each Transferred Employee benefits substantially similar in the aggregate to the employee benefits provided to the Transferred Employee under the Benefit Plans (including the Assumed Business Employee Plans) immediately prior the Closing; provided, that, for purposes of determining whether such employee benefits are substantially similar in the aggregate, defined benefit pension benefits, retention or change in control payments or awards provided by Seller or any of its Affiliates prior to the Closing Date shall not be taken into account. The Parties acknowledge and agree that any profit sharing scheme for which the amount cannot be predicted in advance and that does not qualify as wages or compensation under applicable Law are not part of this commitment, except where expressly required by applicable Law. In such countries where the profit sharing scheme cannot be upheld, Purchaser or its Affiliate will extend its profit sharing scheme to Transferred Employees or put in place an equivalent profit sharing scheme to ensure that Transferred Employees are covered as from Closing, subject to applicable Law.

(c)    For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Purchaser and its Subsidiaries providing benefits to any Transferred Employee after the Closing, including the Assumed Business Employee Plans (the “New Plans”), each such Transferred Employee shall be credited with his or her years of service with Seller and its predecessors prior to the Closing, to the same extent as such Transferred Employee was entitled, prior to the Closing, to credit for such service under any similar Benefit Plan in which such Transferred Employee participated or was eligible to participate immediately prior to the Closing; provided, that the foregoing shall not apply: (i) to qualify for subsidized early retirement benefits or with respect to benefit accruals, in each case, under any defined benefit pension plan, or (ii) to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (1) except as otherwise provided under the Transition Services Agreement, each Transferred Employee shall be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent coverage under such New Plan is replacing a Benefit Plan in which such Transferred Employee participated immediately prior to the Closing (such plans, collectively, the “Old Plans”) and (2) Purchaser shall use commercially reasonable efforts to (i) cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan providing medical, dental, pharmaceutical, vision, disability and/or life insurance benefits to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of Seller in which such employee participated immediately prior to the Closing, and (ii) cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)    Purchaser agrees that, with respect to the annual cash incentive plans set forth on Schedule 6.2(d) to this Agreement (the “Annual Incentive Plans”), it shall provide each participant in an Annual Incentive Plan (each an “Incentive Plan Participant”) with an annual cash incentive award for the year during which the Closing occurs, in accordance with the terms of the applicable Annual Incentive Plan (except as specifically provided in this Section 6.2(d)), the amount of which shall be determined as the product of (i) the sum of the following: (A) a pro-rated portion of the bonus with respect to the portion of the year of the Closing that occurs prior to the Closing, which bonus shall be determined based upon actual corporate performance through the Closing Date, as determined by Seller prior to the Closing; provided, that such amounts have been accrued on the Financial Statement plus (B) a pro-rated portion of the bonus with respect to the portion of the year of the Closing that occurs after the Closing, which bonus shall be no less than the bonus payable at the applicable Incentive Plan Participant’s target incentive level under such Annual Incentive Plan, multiplied by (ii) the Incentive Plan Participant’s individual performance multiplier determined in accordance with the terms of the Annual Incentive Plan; provided, that, contingent upon the execution and non-revocation of a customary release of claims in a form that is reasonably satisfactory to Purchaser and does not contain any restrictive covenants, each Incentive Plan Participant who experiences a termination of employment on or after the Closing due to death or disability (as defined in Seller’s long-term disability plan), or with respect to which such Incentive Plan Participant is eligible to receive severance benefits under any Seller Benefit Plan or Assumed Business Employee Plan or applicable Law, shall, to the extent permitted by applicable Law, be entitled to the prorated payment of the amount that would otherwise have been payable under this Section 6.2(d) (i.e., without applying the individual performance multiplier referred to in clause (ii)); and provided, further, that in no event shall payment of any amounts under the Annual Incentive Plans (or any pro-rated portion thereof) pursuant to this Section 6.2(d) result in the duplication of payments to any Incentive Plan Participant under any other incentive, severance or other similar arrangement.

(e)    With respect to Transferred Employees in the United States:

(i)    Purchaser and the “buying group” (as defined in 26 C.F.R. § 54.4980B-9) shall have the sole obligation and responsibility to comply with the requirements to provide health continuation coverage pursuant to Section 4980B of the Code or any similar Law (“COBRA”) with respect to any Closing Business Employee or former employee of the Business (and his or her “qualified beneficiaries”, as defined in Section 4980B(g)(1) of the Code) who experience a “qualifying event” (as defined in Section 4980B(f)(3) of the Code) prior to, on or after the Closing Date.

(ii)    Effective on the Closing Date, Purchaser shall provide, or cause to be provided, to the Transferred Employees the right to participate in a 401(k) plan that is tax qualified under Section 401(a) of the Code, which is sponsored, established or maintained by Purchaser or its Affiliates (the “Purchaser 401(k) Plan”). As soon as practicable on or after the Closing Date, Seller shall take any actions as may be required to permit each Transferred Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in the form of cash, and including promissory notes evidencing outstanding loans, in an amount equal to the full account balance distributed or distributable to such Transferred Employee from the 401(k) plan sponsored or maintained by Seller or any of its Affiliates (the “Seller 401(k) Plan”) to the Purchaser 401(k) Plan. As of the Closing Date, the Purchaser 401(k) Plan shall accept (and shall be amended, prior to the Closing Date, to the extent necessary to accept) the rollover of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the Seller 401(k) Plan, including plan loans.

(f)    Effective on the Closing Date, Purchaser shall, or shall cause its Affiliates to assume, including taking all actions reasonably requested by Seller to assume, the Assumed Business Employee Plans and will indemnify and hold Seller and its Affiliates harmless against all liabilities arising under these plans after Closing due to events or circumstances occurring after the Closing.

(g)    Subject to any variation required under applicable Law and/or any CBA, the Parties agree that if any Transferred Employee has accrued defined contribution benefits prior to the Closing in a Non-U.S. Benefit Plan (including, for the avoidance of doubt, any cash balance accounts maintained for and in respect of any Transferred Employees in Switzerland) (the “Non-U.S. Retirement Plans”) then the Parties shall co-operate in good faith to cause, or shall cause one of their respective Affiliates to cause, as soon as practicable on or after the Closing Date, a transfer of the account balances of such Transferred Employee from the relevant Non-U.S. Retirement Plans to a comparable plan or arrangement operated or made available by Purchaser or one of its Affiliates (as applicable).

6.3    WARN Act. For a period of ninety (90) days after the Closing Date, Purchaser and its Affiliates shall not engage in any conduct that would (i) result in an employment loss for any Closing Business Employees which, if aggregated with any such conduct on the part of Seller or any of its Affiliates prior to the Closing, would trigger the WARN Act, or (ii) create any liability or penalty to Seller or any of its Affiliates under the WARN Act or otherwise relating to any employment terminations or plant closures under applicable Law. Seller shall reasonably cooperate with respect to the provision of information to Purchaser, upon request, in order to avoid triggering the WARN Act. Purchaser shall assume and be solely responsible for and agrees to indemnify, hold harmless and, at the option of Seller, to defend Seller or any of its Affiliates from and against any liability under the WARN Act on or after the Closing Date with respect to the Closing Business Employees.

6.4    Unused Vacation, Sick Leave and Personal Time. To the extent Seller or any of its Affiliates is required by Law, to pay out any accrued and unused vacation, sick leave, personal time, or other paid time off to (i) any Business Employee who is not a Transferred Employee at any time prior to, on or after the Closing Date, and (ii) to any Transferred Employee for amounts accrued at any time prior to or at the Closing, Seller shall be solely liable for all such amounts. To the extent Purchaser or any of its Affiliates is required by Law, to pay out any accrued and unused vacation, sick leave, personal time, or other paid time off to any Transferred Employee for amounts accrued at any time after the Closing, Purchaser shall be solely liable for all such amounts. Purchaser shall assume and honor under substantially equivalent terms and conditions all accrued and unused vacation, sick leave and personal time, or other paid time off of each other Transferred Employee for at least twelve (12) months after Closing. Thereafter, the Transferred Employees shall be subject to, and commence to accrue benefits under, the vacation, sick leave and other personal time-off policies of Purchaser applicable to the respective Transferred Employee, consistent with Section 6.1 and Section 6.2; provided, however, that Purchaser agrees to provide to each Transferred Employee either the same accrual rate or a more favorable accrual rate as the rate set forth under the applicable policies of Seller or any of its Affiliates immediately prior to the Closing during the period beginning on the Closing Date and ending on the date that is twelve (12) months thereafter. The Parties acknowledge and agree that for Transferred Employees employed in countries within the European Union, no payment of days of leave or any other accrued but unused vacation, sick leave, or other paid time off shall occur, as such employees’ employment shall be transferred and continued, the Closing and Purchaser shall assume and honor those entitlements in accordance with applicable Law. At the Closing, except to the extent such amounts are accrued in the Financial Statements at the Closing Date, Seller shall pay to Purchaser the amount of the corresponding cost of any such entitlements. The Parties shall identify those entitlements in good faith whilst negotiating the Local Purchase Agreements.

6.5    Workers’ Compensation. Seller and any of its Affiliates shall be solely responsible for workers’ compensation claims relating to any Transferred Employee that are incurred prior to the Closing Date and Purchaser and its Affiliates shall be solely responsible for workers’ compensation claims by or with respect to any Transferred Employee that are incurred on or after the Closing Date. For purposes of this Section 6.5, a workers’ compensation claim shall be considered incurred prior to the Closing Date if the injury or condition giving rise to the claim first occurs prior to the Closing Date. Seller, on the one hand, and Purchaser on the other, shall provide access to all applicable records with respect to such workers’ compensation claims to allow the other Party (or its Affiliates) to perform its obligations pursuant to this Section 6.5. In case Purchaser is required to pay any amount in relation to a workers’ compensation claim incurred on or before the Closing Date, Seller shall be solely responsible for, and shall indemnify, defend and hold Purchaser harmless from any other costs in relation to such claim even if rejected by a court of competent jurisdiction. In case Seller is required to pay any amount in relation to a compensation claim incurred on or after the Closing Date, Purchaser shall be solely responsible for, and shall indemnify, defend and hold Seller harmless from any other costs in relation to this claim even if rejected by a court of competent jurisdiction.

6.6    Consultation with Employee Representative Bodies.

(a)    Seller and Purchaser shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to cooperate with any notification, information and consultation processes, and to seek and obtain any approvals or opinions (or deemed opinion) necessary or desirable to carry out the transactions contemplated by this Agreement and the Ancillary Agreements from their respective employees and/or Employee Representative Bodies in accordance with applicable Laws and any applicable CBA. Seller shall be responsible for the correctness and completeness of the information provided to the Business Employees and the Employee Representative Bodies relating to Seller and its Affiliates.

(b)    The Parties shall cooperate to timely furnish all information and assistance that the requesting Party reasonably considers to be necessary or desirable in connection with the notification, information and consultation process in Section 6.6(a), including, upon request, to participate in the consultation with any Employee Representative Bodies of the requesting Party and any of its Affiliates. A Party shall be responsible for the correctness and completeness of the information provided to the other Party or any of its Affiliates or any Employee Representative Body relating to such other Party and its Affiliates in connection with the obligation under this Section 6.6(b).

(c)    Each Party and any of its Affiliates, in consultation with the other Party, shall be entitled to enter into any agreements or arrangements with, or in relation to, the Business Employees and Employee Representative Bodies in connection with the relevant notification, information and consultation processes in Section 6.6(a) as they consider to be reasonably necessary or desirable for the purposes of the transactions contemplated by this Agreement and the Ancillary Agreements; provided that such agreements or arrangements will not require any commitment on behalf of the other Party or its Affiliates or require any commitment on behalf of the other Party or its Affiliates on or after the Closing Date; provided further that such agreements shall not materially adversely affect the Business (including the Financial Statements, organization or workforce). Without prejudice to the preceding sentence, the Parties agree that if, as a result of the terms or conditions of the Business Employees or Employee Representative Bodies or in connection with any approvals therefrom, changes to this Agreement or the Ancillary Agreements, are considered reasonably necessary by a Party, the other Party shall negotiate in good faith on such amendments (if any) to this Agreement or the Ancillary Agreements as are reasonably appropriate.

(d)    In respect of the Dutch Consultation Procedures, Seller will, or will cause the Dutch Asset Selling Entities, to as soon as possible after the date hereof file a request for advice on the Dutch Transaction with the Dutch Works Council, if any, in such form and with such content as Seller shall decide, acting reasonably.

(e)    At or as soon as possible after the date hereof, Seller shall, on behalf of itself and Purchaser, issue the required notifications to the SER and the Dutch Trade Unions, if required, in such form and with such content as Seller shall decide, acting reasonably.

(f)    The Parties acknowledge that the Dutch Transaction should be subject to the outcome of the Dutch Consultation Procedures. Accordingly, the Parties will carefully consider the outcome of the Dutch Consultation Procedures. If the Dutch Consultation Procedures result in: (i) a negative advice of the Dutch Works Council; or (ii) any conditions of the Dutch Works Council which are not acceptable to Seller acting reasonably, then as soon as reasonably practicable after receiving such advice and/or conditions, Seller shall (after reasonably consulting Purchaser) seek to negotiate such agreements or arrangements with the Dutch Works Council in connection with the Dutch Transaction that are satisfactory to Seller (acting reasonably). If Seller reasonably considers that any changes to this Agreement or the Ancillary Agreements are required as a result of the Dutch Consultation Procedures, Purchaser shall negotiate in good faith with Seller on such amendments (if any) to this Agreement or the Ancillary Agreements as are appropriate.

(g)    The Parties acknowledge and agree that after the Closing Date the establishment (Betrieb) of the applicable Asset Selling Entity in Germany shall be split into two establishments as soon as possible but not before the Closing Date. The split of the establishment is subject to negotiations with the works council according to Section 111 of the German Works Constitution Act. The Seller shall or shall cause the applicable Asset Selling Entity in Germany, to start negotiations with its works council as soon as possible after the signing of this Agreement. Purchaser or any of its Affiliates shall have the right to participate in the negotiations by appointing one representative. The applicable Asset Selling Entity in Germany shall not enter into a so-called reconciliation of interest procedure (Interessenausgleich) without the explicit consent of Purchaser. If there is a time gap between Closing and the split of the establishment (Betriebsspaltung), the establishment will become a joint establishment (Gemeinsamer Betrieb) of the applicable Asset Selling Entity in Germany and Purchaser or any of its Affiliates between Closing and the split of the establishment.

6.7    No Third-Party Beneficiaries. This Article VI is solely for the benefit of the Parties and is not intended to confer upon any other Persons (including any Business Employee or any Transferred Employee or any other employee, former employee, participant in any Benefit Plan or any spouse, dependent or other beneficiary thereof) any rights or remedies whatsoever, including any third party beneficiary rights by reason of this Article VI. Nothing in this Article VI, express or implied, shall (i) limit the ability of Seller, Purchaser or any of their respective Subsidiaries or Affiliates from terminating the employment of any employee (including any Business Employee or any Transferred Employee) prior to or after the Closing; (ii) be construed to establish, amend or modify any Benefit Plan or other benefit or compensation plan, program, agreement, policy, contract or arrangement; or (iii) subject to compliance with the other provisions of this Article VI, limit the ability of Seller, Purchaser or any of their respective Affiliates to amend, modify or terminate any Benefit Plan or other benefit or compensation plan, program, agreement, policy, contract or arrangement at any time assumed, established, sponsored or maintained by any of them.

ARTICLE VII

TAX MATTERS

7.1    Straddle Periods. For purposes of this Agreement, in the case of any Straddle Period, (i) ad valorem or similar Taxes imposed on a periodic basis of or imposed on the Program Business or the Transferred Assets allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) any other Taxes of the Program Business or the Transferred Assets allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the end of the day on the Closing Date on a closing of the books basis, provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

7.2    Certain Tax Refunds. Seller shall be entitled to the benefit arising from any Excluded Tax Asset and Purchaser acknowledges and agrees that neither Purchaser nor any of its Affiliates shall claim any such Excluded Tax Asset on any Tax Return for a Post-Closing Tax Period; provided, however, that if any such Excluded Tax Asset is not permitted by applicable Law to be claimed on a Tax Return for which Seller has filing responsibility and is permitted by applicable Law to be claimed on a Tax Return for which Purchaser has filing responsibility pursuant to this Section 7.2, then Purchaser shall claim such Excluded Tax Asset and pay to Seller the amount of any such Excluded Tax Asset net of reasonable costs and expenses incurred in connection with obtaining or receiving such Excluded Tax Asset. Any payment of any Excluded Tax Asset shall be made directly to the applicable Asset Selling Entity. To the extent Purchaser is obligated to repay to the relevant Tax Authority any amount paid to Seller or its Affiliates pursuant to this Section 7.2, Seller shall pay or cause to be paid to Purchaser such amount plus, without duplication, any related, penalties or interest imposed by such Tax Authority on Purchaser.

7.3    Tax Proceedings. Notwithstanding any other provision of this Agreement, Seller or its designee shall have the right to elect to control at its sole expense any Tax Proceeding on behalf of Seller that relates to any (i) Excluded Tax Liabilities or Excluded Tax Assets on a Tax Return for a Pre-Closing Tax Period or on a Tax Return of Seller, (ii) Excluded Tax Liabilities on a Tax Return for a Post-Closing Tax Period or Straddle Period, provided that Seller and Purchaser shall use commercially reasonable efforts to cause the relevant Tax Authority to assert such Excluded Tax Liability on a Tax Return for a Pre-Closing Tax Period or on a Tax Return of Seller and that after such efforts the relevant Tax Authority does not do so, or (iii) Excluded Tax Assets on a Tax Return for a Post-Closing Tax Period or Straddle Period, provided that Seller and Purchaser shall use commercially reasonable efforts to cause such Excluded Tax Assets to be reflected on a Tax Return for a Pre-Closing Tax Period or on a Tax Return of Seller and such Excluded Tax Assets are so reflected (each, a “Seller Tax Contest”). Purchaser shall promptly notify Seller in writing upon receiving notice from any Tax Authority of the commencement of any Seller Tax Contest, and Purchaser shall take all actions reasonably necessary (including providing a power of attorney) to enable Seller or its designee to exercise its control rights as set forth in this Section 7.3. In the case of any Seller Tax Contest that Seller elects to control and that reasonably would be expected to give rise to any Tax for any Post-Closing Tax Period, Purchaser may participate at its sole expense in such Seller Tax Contest and Seller or its designee shall not settle or compromise such Seller Tax Contest without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed). In the case of any Seller Tax Contest described in (ii) above (other than any Tax Contest relating to a Tax Return of Seller), Purchaser may participate at its sole expense in such Seller Tax Contest. In the case of any Tax Proceeding described in (iii) above but for which such Excluded Tax Assets are not so reflected on a Tax

Return for a Pre-Closing Tax Period or on a Tax Return of Seller, Purchaser or its designee shall control at its sole expense any such Tax Proceeding on behalf of Purchaser and will adhere to any reasonable instructions from Seller with respect thereto. Notwithstanding the foregoing and for the avoidance of doubt, Purchaser shall not have the right to control or participate in any Tax Contest relating to a Tax Return of Seller that does not solely relate to the Program Business or the Transferred Assets. Notwithstanding the foregoing, any payment from a Tax Authority resulting from such Seller Tax Contest attributable to the Transferred Assets or allocable to any Asset Selling Entity and to which Seller or its Affiliates are entitled under this Agreement shall be made directly to the applicable Asset Selling Entity.

7.4    Cooperation and Exchange of Information. Each Party shall, and shall cause its Affiliates to, provide to the other Party to this Agreement such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or an indemnity obligation under this Article VII or a right to refund of Taxes, or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Tax Authorities, and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided. Notwithstanding the foregoing, (A) this Section 7.4 shall not give Purchaser the right to access any Combined Tax Return of Seller or any of its Affiliates and (B) in the case of any dispute between the Parties regarding Tax matters, the normal rules of discovery, and not this Section 7.4 shall apply.

7.5    Tax Treatment of Payments. Except to the extent otherwise required by applicable Law (including pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law)), Seller and Purchaser shall (and shall cause their respective Affiliates to) treat any and all payments under this Section 7.5, and Article X as an adjustment to the Purchase Price for Tax purposes, it being understood that where such payments relate to an Asset Selling Entity or a Transferred Asset, such adjustment shall apply to the portion of the Purchase Price that is allocated to such Asset Selling Entity or such Transferred Asset pursuant to Section 2.7.

7.6    Transfer Taxes.

(a)    Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Purchaser and Seller shall each bear fifty percent (50%) of any Transfer Taxes incurred in connection with this Agreement and the transactions contemplated thereby. Unless required by the Law of the applicable jurisdiction and as set forth in the Local Purchase Agreement for such jurisdiction, the Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

(b)    Indirect Taxes.

(i)    Notwithstanding anything to the contrary in this Agreement, any Indirect Taxes incurred in connection with this Agreement and the transactions contemplated thereby shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller.

(ii)    Purchaser and Seller shall use reasonable best efforts to satisfy all compliance obligations necessary in order to treat any such transfer as a transfer of a going concern for Indirect Tax purposes where permissible under applicable Law. In connection with the foregoing, as soon as reasonably practicable after the date of this Agreement, Purchaser and Seller shall cooperate and use their respective reasonable best efforts to apply for and obtain any available advance ruling through a voluntary notification, ruling request or similar procedure in each relevant material jurisdiction prior to the Closing Date, that such jurisdiction will treat the applicable transfer as a transfer of a going concern for Indirect Tax purposes that is not subject to Indirect Tax.

(iii)    To the extent required by applicable Law in any jurisdiction and subject to Section 7.6(b)(ii), Seller shall invoice, collect and pay over any Indirect Taxes required to be collected and paid as a result of the transactions contemplated by this Agreement, as further described in the terms of any Local Purchase Agreement. Purchaser shall (and shall cause its Affiliates to) use commercially reasonable efforts to recover (through credit, offset, refund or otherwise) any Indirect Taxes incurred in connection with this Agreement and the transactions contemplated thereby as promptly as possible and shall pay to Seller fifty percent (50%) of any such recovery in cash promptly upon receipt (whether received in the form of cash or as a credit or otherwise).

(c)    For the avoidance of doubt, this Section 7.6 (i) shall not apply to any Transfer Taxes or Indirect Taxes that arise under the terms of any Ancillary Agreement other than any Local Purchase Agreement and (ii) shall only govern the sharing between the Parties of Transfer Taxes and Indirect Taxes with respect to transactions between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand (and not transactions solely among Buyer and its Affiliates or solely among Seller and its Affiliates). The Parties agree to treat any payments made pursuant to this Section 7.6 as not increasing the Purchase Price for applicable Indirect Tax purposes to the maximum extent permitted by applicable Law and shall use commercially reasonable efforts to structure any such payment in a manner that permits such treatment under applicable Law.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

8.1    Conditions to Obligation of Each Party to Close. The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)    Consent Order. The FTC shall have issued publicly a proposed Consent Order.

(b)    Regulatory Clearances. Any applicable waiting period or other consent, approval, waiver, clearance or other authorization under each Foreign Antitrust Law set forth on Schedule 8.1(b) to this Agreement relating to the transactions contemplated by this Agreement shall have expired, been terminated or obtained, as applicable.

(c)    No Injunctions. There shall not be in effect any Order by a Governmental Entity of competent jurisdiction restraining, enjoining or having the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(d)    No Illegality. No applicable Law shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(e)    Burgundy Closing. The Burgundy Closing shall have occurred.

8.2    Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

(a)    Representations and Warranties. (i) The Seller Specified Representations shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing, (ii) the representations and warranties of Seller set forth in Article III (other than the Seller Specified Representations and the representations and warranties set forth in Section 3.5(b)) shall be true and correct, determined without regard to any qualification as to materiality or “Material Adverse Effect”, at and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) the representations and warranties of Seller set forth in Section 3.5(b) shall be true and correct at and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing; provided, however, that, in each case of the foregoing clauses (i) through (iii), any representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above), only as of such date or period.

(b)    Covenants and Agreements. The covenants and agreements of Seller to be performed at or prior to the Closing shall have been performed in all material respects in accordance with this Agreement.

(c)    Officer’s Certificate. Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date and duly executed by Seller, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

8.3    Conditions to Seller’s Obligation to Close. Seller’s obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

(a)    Representations and Warranties. (i) The Purchaser Specified Representations shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing and (ii) the representations and warranties of Purchaser set forth in Article IV (other than the Purchaser Specified Representations) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially hinder or delay any of the transactions contemplated hereby or by any of the Ancillary Agreements or (ii) affect the ability of Purchaser to perform its obligations under this Agreement or Purchaser or any of its Affiliates to perform their respective obligations under any of the Ancillary Agreements, in each case, in any material respect; provided, however, that in each of the foregoing clauses (i) and (ii), any representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above), only as of such date or period.

(b)    Covenants and Agreements. The covenants and agreements of Purchaser to be performed at or prior to the Closing shall have been performed in all material respects in accordance with this Agreement.

(c)    Officer’s Certificate. Purchaser shall have delivered to Seller a certificate, dated as of the Closing and duly executed by Purchaser, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

8.4    Frustration of Closing Conditions. Neither Seller nor Purchaser may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, if such failure was proximately caused by such Party’s failure to comply with its obligations set forth in Section 5.3.

ARTICLE IX

TERMINATION

9.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written consent of Seller and Purchaser;

(b)    by either Seller or Purchaser, upon written notice to the other Party, if:

(i)    the Closing (but, for the avoidance of doubt, not the French Deferred Closing or the Dutch Deferred Closing) shall not have occurred on or before February 29, 2020 (as such date may be extended pursuant to this Section 9.1(b)(i), the “Outside Date”); provided, however, that if the Burgundy End Date is extended, then either Seller or Purchaser may, in its sole discretion, extend the Outside Date by written notice to the other Party to the date that is ten (10) Business Days after the extended Burgundy End Date; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose failure or whose Affiliate’s failure to perform any covenant or obligation under this Agreement has been the proximate cause of the failure of the transactions contemplated by this Agreement to occur on or before the Outside Date;

(ii)    if any Order issued, or Law enacted, entered or promulgated, by a Governmental Entity of competent jurisdiction permanently restrains, enjoins or prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, and, in the case of an Order, such Order becomes effective and final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used reasonable best efforts (unless another standard of efforts is expressly required by this Agreement, in which case such Party shall have used such other required effort) to remove such Order or other action;

(iii)    if Seller is notified by the Director of the Bureau of Competition of the FTC (A) that Purchaser is not an acceptable purchaser of the Transferred Assets hereunder, or (B) that this Agreement is not an acceptable manner of divesting the Transferred Assets (in the case of (B), only after Seller and Purchaser have reasonably sought to modify this Agreement to satisfy FTC staff, consistent with their obligations pursuant to Section 5.3); or

(iv)    the Burgundy Merger Agreement is terminated in accordance with its terms prior to the consummation of the Burgundy Closing.

(c)    by Seller, upon written notice to Purchaser, if Purchaser shall have breached or failed to perform, as applicable, any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or breaches or failure or failures to perform (i) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (ii) (A) cannot be cured prior to the Outside Date or (B) has not been cured prior to the date that is thirty (30) days from the date that Purchaser is notified by Seller in writing of such breach or breaches or failure or failures to perform; provided, that this Agreement may not be terminated pursuant to this Section 9.1(c) if Seller is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Seller would cause any condition set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied; or

(d)    by Purchaser, upon written notice to Seller, if Seller shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or breaches or failure or failures to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (ii) (A) cannot be cured prior to the Outside Date or (B) has not been cured prior to the date that is thirty (30) days from the date that Seller is notified by Purchaser in writing such breach or breaches or failure or failures to perform; provided, that this Agreement may not be terminated pursuant to this Section 9.1(d) if Purchaser is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Purchaser would cause any condition set forth in Section 8.3(a) or Section 8.3(b) not to be satisfied.

9.2    Effect of Termination. In the event of termination of this Agreement by either or both of Seller and Purchaser pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and there shall be no liability or obligation on the part of any Party, its Affiliates and their respective Representatives under or with respect to this Agreement or any of the Ancillary Agreements, except as set forth in this Section 9.2; provided, however, that the third sentence of Section 5.1(a) (Access to Books and Records), this Section 9.2 (Effect of Termination), Article XI (General Provisions) and Article I (to the extent related to the foregoing) shall survive any termination of this Agreement. The obligation of the Parties under the Confidentiality Agreement shall survive termination of this Agreement unchanged. Notwithstanding anything to the contrary, nothing herein shall operate to limit the liability of any Party for (a) actual fraud in the making of the representations and warranties made by such Party in Article III or Article IV, as applicable, of this Agreement or (b) a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination (including any failure by Purchaser to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder, which shall, for the avoidance of doubt, constitute a Willful Breach of a covenant or agreement by Purchaser hereunder). Nothing herein shall limit or prevent any Party from exercising any rights or remedies it may have under Section 11.11.

ARTICLE X

INDEMNIFICATION

10.1    Survival. All representations and warranties contained in this Agreement shall survive the Closing until the date which is one (1) year following the Closing Date, whereupon they shall terminate and be without any further effect. All covenants and agreements contained in this Agreement (a) that contemplate performance on or prior to the Closing, and all claims with respect thereto, shall survive the Closing until the date which is one (1) year following the Closing Date, whereupon they shall terminate and be without any further effect; and (b) that contemplate performance following the Closing, and all claims with respect thereto, shall survive the Closing until the date on which the statute of limitations applicable to the breach thereof expires, whereupon they shall terminate and be without any further effect. No claim for indemnification pursuant Section 10.2 or Section 10.3, as applicable, may be made with respect to any provision of this Agreement following the applicable survival date specified in this Section 10.1, which supersedes any statute of limitations that would otherwise apply; provided, however, that (a) if a proper Notice of Claim is delivered by Purchaser (on behalf of itself or another Purchaser Indemnified Party) or Seller (on behalf of itself or another Seller Indemnified Party), as applicable, prior to the end of such applicable survival period, then such provisions and the claim(s) specified therein shall survive until final resolution thereof in accordance with the terms hereof.

10.2    Indemnification by Seller.

(a)    From and after the Closing, and subject to the terms of this Agreement (including the applicable limitations set forth in this Article X), Seller shall indemnify, defend and hold harmless Purchaser, its Affiliates, and their respective directors, officers, agents, employees, successors and assigns (collectively, the “Purchaser Indemnified Parties”) against, and reimburse any Purchaser Indemnified Party for, all Losses that such Purchaser Indemnified Party may suffer or incur, or become subject to, without duplication, as a result of:

(i)    the failure of any representation or warranty of Seller contained in Article III to be true and correct at and as of the Closing; provided, that any qualifications as to materiality, “Material Adverse Effect” or other similar materiality qualifications included in such representation or warranty shall be disregarded for purposes of the determination of whether or not such breach has occurred and for purposes of calculating the amount of any Losses subject to indemnification hereunder (it being understood and agreed that any reference as to materiality, “Material Adverse Effect” or other similar materiality qualifications shall be given effect for purposes of the definitions of “Material Adverse Effect”, “Material Contracts” and “Permitted Liens” and the representations and warranties contained in Section 3.4, Section 3.5, Section 3.11(a), the second sentence of Section 3.11(h) and the first sentence of Section 3.12(a));

(ii)    any breach or failure by Seller to perform any of its covenants or agreements contained in this Agreement; and

(iii)    any Excluded Liability.

(b)    Notwithstanding anything in this Agreement to the contrary, the rights of the Purchaser Indemnified Parties to indemnification pursuant to this Article X shall be subject to the following limitations (in addition to any other limitations set forth herein).

(i)    The Purchaser Indemnified Parties shall not be entitled to recover for any particular Loss under Section 10.2(a)(i) that arises from any individual item, occurrence, circumstance, act or omission (or series of related items, occurrences, circumstances, acts or omissions) unless and until the amount of all Losses resulting therefrom exceeds $500,000 (the “De Minimis Threshold”), nor shall any Losses excluded pursuant to this Section 10.2(b)(i) be taken into account for purposes of determining whether the General Cap has been exceeded in respect of claims made by the Purchaser Indemnified Parties.

(ii)    The Purchaser Indemnified Parties shall not be entitled to recover Losses under Section 10.2(a)(i) until the total amount of Losses for which the Purchaser Indemnified Parties would recover under Section 10.2(a)(i) (as limited by Section 10.2(b)(i)), exceeds $67,000,000, in which case the Purchaser Indemnified Parties shall only be entitled to recover Losses in excess of such amount, subject to the other limitations herein (including Section 10.2(b)(iii)).

(iii)    The Purchaser Indemnified Parties shall not be entitled to recover Losses under Section 10.2(a)(i) in respect of representations and warranties (other than those set forth in Section 3.18(a) and Section 3.18(b)) in excess of $804,000,000 in the aggregate (the “General Cap”).

(iv)    The limitation set forth in Section 10.2(b)(iii) shall not apply to any Seller Specified Representations or the representations and warranties contained in Section 3.18.

(v)    The Purchaser Indemnified Parties shall not be entitled to recover Losses under Section 10.2(a)(i) in respect of the representations and warranties set forth in Section 3.18(a) (when taken together with any other Losses recovered under Section 10.2(a)(i) in respect of the representations and warranties set forth in Section 3.18(b)) in excess of $2,010,000,000 in the aggregate, and the Purchaser Indemnified Parties shall not be entitled to recover Losses under Section 10.2(a)(i) in respect of the representations and warranties set forth in Section 3.18(b) (when taken together with any other Losses recovered under Section 10.2(a)(i) in respect of the representations and warranties set forth in Section 3.18(a)) in excess of $2,680,000,000 in the aggregate.

(vi)    The Purchaser Indemnified Parties shall not be entitled to recover Losses under this Article X (including, for the avoidance of doubt, any Losses pursuant to Section 10.2(a)(i) (whether in respect of Seller Specified Representations or otherwise)) in the aggregate that are in excess of, and in no event shall the indemnification obligations of Seller under this Article X in the aggregate exceed, an amount equal to the Purchase Price.

10.3    Indemnification by Purchaser.

(a)    From and after the Closing, and subject to the terms of this Agreement (including the applicable limitations set forth in this Article X and elsewhere in this Agreement), Purchaser shall indemnify, defend and hold harmless Seller, its Affiliates and their respective directors, officers, agents, employees, successors and assigns (collectively, the “Seller Indemnified Parties”) against, and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party may suffer or incur, or become subject to, without duplication, as a result of:

(i)    the failure of any representation or warranty of Purchaser contained in Article IV to be true and correct at and as of the Closing; provided that for purposes of this Section 10.3(a)(i) any qualifications as to materiality or other similar materiality qualifications included in such representation or warranty shall be disregarded for purposes of the determination of whether or not such breach has occurred and for purposes of calculating the amount of any Losses subject to indemnification hereunder;

(ii)    any breach or failure by Purchaser to perform any of its covenants or agreements contained in this Agreement to the extent such covenants or agreements contemplate performance after the Closing;

(iii)    any Assumed Liability; and

(iv)    except for Losses with respect to which Seller is expressly obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 10.2 and except for any Losses to the extent resulting from a breach by Seller or any of its Affiliates of any Ancillary Agreement, the ownership or operation of the Transferred Assets or the Program Business after the Closing.

(b)    Notwithstanding anything in this Agreement to the contrary, the rights of the Seller Indemnified Parties to indemnification pursuant to this Article X shall be subject to the following limitations (in addition to any other limitations set forth herein).

(i)    The Seller Indemnified Parties shall not be entitled to recover for any particular Loss under Section 10.3(a)(i) that arises from any individual item, occurrence, circumstance, act or omission (or series of related items, occurrences, circumstances, acts or omissions) unless and until the amount of all Losses resulting therefrom exceeds the De Minimis Threshold, nor shall any Losses excluded pursuant to this Section 10.3(b)(i) be taken into account for purposes of determining whether the General Cap has been exceeded in respect of claims made by the Seller Indemnified Parties.

(ii)    The Seller Indemnified Parties shall not be entitled to recover Losses under Section 10.3(a)(i) until the total amount of Losses for which the Seller Indemnified Parties would recover under Section 10.3(a)(i) (as limited by Section 10.3(b)(i)), exceeds $67,000,000, in which case the Seller Indemnified Parties shall only be entitled to recover Losses in excess of such amount, subject to the other limitations herein (including Section 10.3(b)(iii)).

(iii)    The Seller Indemnified Parties shall not be entitled to recover Losses under Section 10.3(a)(i) in excess of the General Cap.

(iv)    The limitation set forth in Section 10.3(b)(iii) shall not apply to any Purchaser Specified Representations.

(v)    The Seller Indemnified Parties shall not be entitled to recover Losses under this Article X (including, for the avoidance of doubt, any Losses pursuant to Section 10.3(a)(i) (whether in respect of Purchaser Specified Representations or otherwise)) in the aggregate that are in excess of, and in no event shall the indemnification obligations of Purchaser under this Article X in the aggregate exceed, an amount equal to the Purchase Price.

10.4    Indemnification Procedures.

(a)    If a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable, believes (in good faith) that he, she or it is entitled to indemnification pursuant to Section 10.2 or Section 10.3, as applicable (an “Indemnified Party”), the Indemnified Party shall provide a Notice of Claim to the party obligated to indemnify such Indemnified Party pursuant to this Article X (such notified party, the “Indemnifying Party”) as soon as reasonably practicable, but in any event no more than thirty (30) days after the Indemnified Party becomes actually aware of the circumstances indicating that the Indemnified Party has incurred or could reasonably be expected to incur Losses in respect of which it is entitled to indemnification hereunder; provided, however, that the failure to timely give notice pursuant to this Section 10.4(a) shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such claim. Any such claim for indemnification shall be conclusive against the Indemnifying Party in all respects thirty (30) days after receipt by the Indemnifying Party of such Notice of Claim, unless within such period the Indemnifying Party sends the Indemnified Party a notice disputing such claim (a “Notice of Dispute”). Upon receipt of any Notice of Dispute, both the Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within thirty (30) days of the Indemnified Party receiving the Notice of Dispute from the Indemnifying Party. If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party within such thirty (30) day period, the Indemnified Party and the Indemnifying Party may thereupon proceed to pursue any and all available remedies at Law. Notwithstanding anything to the contrary in this Article X, Purchaser shall act on behalf of all Purchaser Indemnified Parties pursuant to this Section 10.4 and Seller shall act on behalf of all Seller Indemnified Parties pursuant to this Section 10.4.

(b)    Subject to the provisions of Section 10.4(a), if an Action by a Person who is not a Party or an Affiliate thereof (a “Third-Party Claim”) is commenced against any Indemnified Party and the Indemnified Party intends to seek indemnity with respect thereto under this Article X, then such Indemnified Party shall promptly deliver a Notice of Claim to the Indemnifying Party; provided, however, that the failure (in and of itself) to give such Notice of Claim shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall have thirty (30) days after receipt of the Notice of Claim to which such Third-Party Claim relates to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party (it being understood and agreed that, the law firms listed in the notice provisions hereof (and their affiliates) shall be deemed to be reasonably acceptable) and at the expense of the Indemnifying Party, of the settlement or defense thereof, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith (it being acknowledged and agreed that upon such assumption of conduct and control, the Indemnifying Party, and not the Indemnified Party, shall, subject to clauses (i) through (iv) below, have the exclusive right to settle and defend such Action); provided, however, that the Indemnifying Party may not settle any such Third-Party Claim without the prior written consent of the Indemnified Party if any such settlement (i) results in non-monetary damages, (ii) contains an admission of wrongdoing or liability on behalf of any Indemnified Party, (iii) provides that an Indemnified Party is required to (A) take or refrain from taking any material action that would, in the absence of taking or refraining to take such action, adversely affect such Indemnified Party, (B) acknowledge any material rights of the Person making the Third-Party Claim that would adversely affect such Indemnified Party or (C) waive any material rights that such Indemnified Party may have against such Person making the Third-Party Claim or (iv) does not include a legally binding, unconditional and irrevocable full release of the Indemnified Party by the Person bringing such Third-Party Claim from any obligations or liabilities it may have with respect to the Third-Party Claim; provided, further, that the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (and the fees and expenses of such counsel shall be borne by such Indemnified Party). If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s Notice of Claim hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim and shall not waive any right to indemnity pursuant to this Agreement for any Losses related thereto. The Indemnified Party shall in no event settle or compromise (or consent to the settlement or compromise of) any Third-Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed), unless it, as a condition precedent to such payment or settlement, waives any right to indemnity by the Indemnifying Party for all Losses related to such Third-Party Claim.

(c)    The Parties shall, and shall cause their Affiliates to, reasonably cooperate in the defense or prosecution of any Third-Party Claim in respect of which indemnity may be sought hereunder, and Purchaser shall (and shall cause its Affiliates and its and their respective Representatives to) furnish such books, records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

10.5    Exclusive Remedies.

(a)    Following the Closing, neither Party shall assert against the other Party any claim, cause of action, right or remedy relating to this Agreement, the Ancillary Agreements, the transactions contemplated by this Agreement or the Ancillary Agreements or any document or instrument delivered in connection herewith or therewith, other than (i) claims, causes of action, rights or remedies pursuant to this Article X or Article VII (subject to the terms, conditions and limitations hereof and thereof), (ii) claims, causes of action, rights or remedies on the basis that a Party has committed actual fraud in the making of the representations and warranties made by such Party in Article III or Article IV, as applicable, of this Agreement, (iii) claims, causes of action, rights or remedies pursuant to Section 11.11 with respect to covenants, agreements or obligations to be performed at or after the Closing (including, for the avoidance of doubt, the obligation to execute and deliver, or perform or take any actions under, the IP Assignment Agreement, and, if the Dutch Consultation Procedures are not completed at or prior to the Closing as provided in Section 2.12(b), claims to specifically enforce the Dutch Deferred

Closing on the terms and subject to the conditions herein) and (iv) claims pursuant to the terms of the Transition Services Agreement, the Supply Agreement, the Toll Manufacturing Agreement, the Quality Agreement, the Intellectual Property Agreement, the Guarantee and, if the French Put Option Exercise has not occurred on or prior to the Closing, claims pursuant to the French Put Option Agreement to specifically enforce the French Deferred Closing (to the extent required to occur on the terms and subject to the conditions herein and therein) (clauses (i) through (iv), the “Post-Closing Permitted Claims”). Following the Closing, the Post-Closing Permitted Claims shall constitute the sole and exclusive claims, causes of action, rights and remedies available to the Indemnified Parties for any and all Losses or other claims, causes of action, rights or remedies relating to or arising out of this Agreement, the Ancillary Agreements, the transactions contemplated by this Agreement and the Ancillary Agreements and any document or instrument delivered in connection herewith or therewith, and shall supersede all other claims, causes of action, rights or remedies available at law or in equity (including any right of rescission). Accordingly, effective as of the Closing, each Party hereby irrevocably waives and discharges, and releases each other Party, to the fullest extent permitted under applicable Law, from, all claims, causes of action, rights or remedies relating to or arising out of this Agreement, the Ancillary Agreements, the transactions contemplated by this Agreement and the Ancillary Agreements and any document or instrument delivered in connection herewith or therewith (including the Ancillary Agreements) (including with respect to any matters arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or any other environmental matters), other than the Post-Closing Permitted Claims.

(b)    In addition to the provisions set forth in Section 10.5(a), and notwithstanding anything to the contrary in this Agreement (but subject to the final sentence of this Section 10.5(b)), this Agreement may only be enforced against, and any claims or causes of action and Actions that may be based on, arise out of or relate to this Agreement, the transactions contemplated by this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against, the Parties, and no former, current or future Affiliates, directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives or employees of any Party, or any heirs, successors or permitted assigns of any of the foregoing (each, a “Non-Party”) shall have any liability for any obligations or liabilities of such Party or for any claim (whether in tort, contract or otherwise) based upon, arising out of, or relating to, this Agreement or the transactions contemplated by this Agreement or in respect of any representations and warranties made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Party, in no event shall any Party or any of its Affiliates seek to enforce this Agreement, or assert any claims or causes of action based on, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or the negotiation, execution or performance of this Agreement, against any Non-Party, in each case subject to the final sentence of this Section 10.5(b). Notwithstanding the foregoing, nothing in this Section 10.5(b) shall preclude any party to any Ancillary Agreement or the Confidentiality Agreement, from making any claim thereunder or, if this Agreement is terminated in accordance with its terms, to the extent permitted therein and to the extent permitted by Section 9.2 or, if the Closing occurs, Section 10.5(a).

10.6    Additional Indemnification Provisions.

(a)    With respect to each indemnification obligation contained in this Agreement:

(i)    all Losses shall be net of any amounts that have been recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party or any insurance policy or other cash receipts or sources of reimbursement in respect of such Loss (after deducting therefrom (A) the amount of the reasonable, documented and out-of-pocket expenses incurred in procuring such recovery and (B) in the case of an insurance policy, any actual increases in premiums of such policies as a result of such recovery);

(ii)    Seller shall not be liable for any Losses suffered by any Purchaser Indemnified Party to the extent that such Losses relate to Taxes for or attributable to any taxable period beginning after the Closing Date or, with respect to a Straddle Period, the portion of such Straddle Period beginning after the Closing Date; and

(iii)    Seller shall not be liable for any Losses suffered by any Purchaser Indemnified Party, and Purchaser shall not be liable for any Losses suffered by any Seller Indemnified Party, in each case, to the extent that such Losses result from any act or omission by such Indemnified Party.

(b)    In any case where the Indemnified Party (or their Affiliates) recovers pursuant to any indemnification by, or indemnification agreement with, any third party or any insurance policy or other cash receipts or sources of reimbursement any amount not previously taken into account in respect of a matter for which such Indemnified Party was indemnified pursuant to Section 10.2 or Section 10.3, as applicable, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered or realized (after deducting therefrom the amount of the reasonable, documented and out-of-pocket expenses incurred in procuring such recovery or realization, including, in the case of an insurance policy, any actual increases in premiums as a result of such recovery), but not in excess of the sum of (i) any amount previously so paid pursuant to Section 10.2 or Section 10.3, as applicable, to or on behalf of such Indemnified Party in respect of such matter and (ii) any amount expended by Indemnifying Party in pursuing or defending any claim arising out of such matter.

(c)    Neither the Purchaser Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover for the same Loss more than once under this Article X or otherwise under this Agreement or any Ancillary Agreement even if a claim for indemnification or otherwise in respect of such Loss has been made as a result of a breach of more than one covenant, agreement or representation or warranty contained in this Agreement or any Ancillary Agreement.

10.7    Mitigation. Each Party shall, and shall cause its applicable Affiliates and Representatives to, take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any fact, event, circumstance or condition that has given rise to or would reasonably be expected to give rise to, any Losses for which it would have the right to seek indemnification hereunder.

10.8    Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, in no event shall either Party have any liability under this Article X for any punitive damages (other than those paid to a third party in connection with any Third-Party Claim), or any Losses that are calculated based on any valuation multiple of revenue or income as the result of a breach or alleged breach of this Agreement.

10.9    Manner of Payments and Tax Treatment of Payments.

(a)    Any indemnification of a Purchaser Indemnified Party pursuant to this Article X shall be effected by wire transfer of immediately available funds from Seller to an account designated in writing by Purchaser (on behalf of any such Purchaser Indemnified Parties) within five (5) Business Days after the final determination thereof.

(b)    Any indemnification of a Seller Indemnified Party pursuant to this Article X shall be effected by wire transfer of immediately available funds from Purchaser to an account designated in writing by Seller (on behalf of any such Seller Indemnified Party) within five (5) Business Days after the final determination thereof.

(c)    Seller and Purchaser shall treat any adjustments or indemnity payments made pursuant to this Agreement as adjustments to the Purchase Price for Tax purposes unless applicable Tax Law causes such payment not to be so treated.

ARTICLE XI

GENERAL PROVISIONS

11.1    Interpretation; Absence of Presumption. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including without limitation”, unless otherwise specified; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) references to “written” or “in writing” include in electronic form; (i) provisions shall apply, when appropriate, to successive events and transactions; (j) the headings contained in this Agreement and the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the Ancillary Agreements; (k) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (l) a reference to any Person includes such Person’s successors and permitted assigns; (m) any reference to “days” means calendar days unless Business Days are expressly specified; (n) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; (o) unless otherwise stated in this Agreement, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof; and (p) references to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules or regulations promulgated thereunder.

11.2    Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

11.3    Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a)    This Agreement, and all Actions based upon, arising out of or related to this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or principles that would result in the application of the law of any other state.

(b)    Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process with respect to any Action based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 11.7, and (ii) subject to Section 11.3(c) below, (A) irrevocably and unconditionally consents and submits itself and its property with respect to any such Action to the exclusive general jurisdiction of the Chosen Courts, (B) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (C) irrevocably and unconditionally agrees that any Action based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts, (D) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such Chosen Court or that any such Action was brought in an inconvenient court and agrees not to plead or claim the same and (E) agrees that it shall not bring any Action based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid Chosen Courts. Each of Seller and Purchaser agrees that a final judgment in any Action in such Chosen Court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c)    If, and only if, the Chosen Courts would not have jurisdiction over all or any portion of an Action based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby (all or such portion of an Action that the Chosen Courts would not have jurisdiction over, an “Arbitration Action”), the Parties agree that the Arbitration Action will be finally settled by binding arbitration conducted under the then current rules for non-administered arbitration of the International Institute for Conflict Prevention and Resolution (“CPR”, such rules the “CPR Rules”). Any Arbitration Action shall, upon twenty (20) days written notice to the other party (an “Arbitration Notice”), be submitted to CPR arbitration conducted before a panel of three arbitrators in New York, New York. In connection with an Arbitration Action, Seller and Purchaser will each promptly (and in any event within fifteen (15) days) after an Arbitration Notice appoint one arbitrator (the “Party-Appointed Arbitrators”), and the Party-Appointed Arbitrators will appoint the third and presiding arbitrator within fourteen (14) days of the appointment of the second arbitrator; provided, that, (i) any arbitrator not timely appointed herein will be appointed under the CPR Rules upon the written demand of any Party to the Arbitration Action, and (ii) each such arbitrator must be (A) an attorney with significant experience in negotiating complex commercial transactions or a judge seated on, or retired from, a U.S. federal court sitting in the Southern District of New York or the Delaware Court of Chancery and (B) neutral and independent of each Party. For the avoidance of doubt, nothing in this Section 11.3(c) shall prevent either Party from seeking interim injunctive relief in the Chosen Court to prevent irreparable injury pending appointment of the arbitrators pursuant to this Section 11.3(c). The arbitrators may enter a default decision against any Party who fails to participate in the arbitration proceedings with respect to any Arbitration Action. The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrators will only be authorized to interpret the provisions of this Agreement, and will not amend, change or add to any such provisions. The Parties and the arbitrators will keep confidential, and will not disclose to any Person, except the Parties’ respective Representatives, or as may be required by applicable Law or any Order of a Governmental Entity of competent jurisdiction, the existence of any Arbitration Action under this Section 11.3(c), the referral of any such Arbitration Action to arbitration or the status or resolution thereof. The initiation of any Arbitration Action pursuant to this Section 11.3(c) will toll the applicable statute of limitations for the duration of any such Arbitration Action.

(d)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.3(d).

11.4    Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto and the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes any prior discussions, correspondence, negotiations, proposed term sheet, agreement, understanding or arrangement, and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to in this Agreement.

11.5    No Third-Party Beneficiaries. Subject to the last sentence of this Section 11.5, except for Section 10.2 and 10.3, which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement and the Exhibits and Schedules hereto, is not intended to confer on or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof. Notwithstanding the foregoing or anything to the contrary in this Agreement, (a) the Parties shall not (i) modify or amend this Agreement or waive compliance with any term or provision of this Agreement in a manner that could reasonably be expected to (A) adversely affect Burgundy’s ownership of Seller and its Subsidiaries after the Burgundy Closing or any of the businesses of Burgundy, Seller and their respective Affiliates (other than the Program Business) after the Closing, in each case, in any material respect or (B) result in material additional liabilities or obligations of Seller, Burgundy or any of their respective Affiliates after the Burgundy Closing, except, for the avoidance of doubt, those obligations and liabilities contemplated by this Agreement (as in effect as of the date hereof) and the Ancillary Agreements (substantially in the forms contemplated as of the date hereof and with such modifications or changes expressly contemplated by this Agreement), or (ii) modify or amend or waive compliance with this Section 11.5 or any of the conditions to Closing contained in Section 8.1, in the case of each of clause (i) and (ii), without the prior written consent of Burgundy, and (b) without limiting the generality of the immediately preceding clause (a), Burgundy shall be an express third party beneficiary of (i) each of the covenants and agreements of the Parties contained in this Agreement that apply or are to be performed in whole or in part prior to the Closing, and (ii) Section 3.20, Section 4.8, this Section 11.5, and each of Article I and Article XI to the extent related to any of the foregoing (including, without limiting any other rights or remedies at Law or otherwise, the right to specifically enforce any of the foregoing pursuant to Section 11.11, which shall apply to Burgundy, mutatis mutandis, as if a party hereto).

11.6    Expenses. Except as set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses unless expressly otherwise contemplated in this Agreement.

11.7    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or upon delivery by registered or certified mail (postage prepaid, return receipt requested) to the other Party as follows:

If to Seller:

Celgene Corporation

86 Morris Avenue

Summit, New Jersey 07901

Attention:    Executive Vice President and General Counsel

Email:          jbiller@celgene.com

with a copy (which shall not constitute notice) to:

Bristol-Myers Squibb Company

430 E. 29th Street, 14th Floor

New York, New York 10016

Attention:    Executive Vice President, General Counsel

Email:          sandra.leung@bms.com

with a copy (which shall not constitute notice) to:

Bristol-Myers Squibb Company

Route 206 & Province Line Road

Princeton, New Jersey 08540

Attention:    Senior Vice President and Deputy General Counsel,

                    Transactional Practice Group

Email:          joseph.campisi@bms.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

USA

Attention:	David Fox, P.C.
Daniel	E. Wolf, P.C.
Jonathan	Davis, P.C.
Ryan	K. Brissette
Facsimile	(212) 446-4900
Email:	david.fox@kirkland.com
daniel.wolf@kirkland.com
jonathan.davis@kirkland.com
ryan.brissette@kirkland.com

If to Purchaser:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320

Attention:     General Counsel

Facsimile:     (805) 499-4531

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 100004

Attention:      Francis J. Aquila

                      Matthew G. Hurd

Facsimile:     (212) 291-9004

Email:           aquilaf@sullcrom.com

                      hurdm@sullcrom.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

11.8    Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns; provided, however, that no Party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Party to this Agreement, except that either Seller or Purchaser may assign its rights or obligations hereunder to one or more of its Affiliates without consent of the other Party, provided, that (i) any such assignment of obligations shall only be effective to the extent actually performed by such Affiliate and (ii) no such assignment shall relieve the assigning Party of any of its obligations under this Agreement unless and to the extent actually performed. Any attempted assignment or delegation of this Agreement not effected in accordance with this Section 11.8 shall be null and void.

11.9    Amendments and Waivers. Subject to Section 11.5, this Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Subject to Section 11.5, either Party to this Agreement may, only by an instrument in writing, waive compliance by the other Party to this Agreement with any term or provision of this Agreement on the part of such other Party to this Agreement to be performed or complied with. The waiver by any Party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

11.10    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.11    Specific Performance.

(a)    The Parties acknowledge and agree that (i) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; (ii) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (iii) the provisions of Section 9.2 are not intended to and do not adequately compensate Seller for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (iv) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Purchaser would have entered into this Agreement. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by Seller, on the one hand, or Purchaser, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Purchaser or Seller pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties further agree that (1) by seeking the remedies provided for in this Section 11.11, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (2) nothing set forth in this Section 11.11 shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.11 prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 11.11 or anything set forth in this Section 11.11 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter.

(b)    Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any Party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by (i) the amount of time during which such Action is pending plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Action.

11.12    Bulk Sale Laws. Purchaser hereby waives compliance by Seller and its Affiliates, in connection with the transactions contemplated hereby, with the provisions of Article 6 of the Uniform Commercial Code or any other applicable bulk sales or bulk transfer or similar Law.

11.13    Further Assurances. Subject to the last sentence of this Section 11.13, from time to time following the Closing, each of the Parties shall, and shall cause its respective Affiliates to, from time to time at the request of another Party, without any additional consideration, furnish such requesting Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, in each case, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby, including to vest in Purchaser good and valid title to the Transferred Assets, to cause the assumption of the Assumed Liabilities by Purchaser and to cause the retention of the Excluded Liabilities by Seller and its Affiliates. Notwithstanding the foregoing, this Section 11.13 shall not affect, limit, expand or modify any other covenant or agreement contained herein and in the event this Section 11.13 conflicts with any other covenant or agreement contained in Article V, Article VI, Article VII or otherwise in this Agreement, such other covenant or agreement shall govern and control to the extent of such conflict.

11.14    Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, and by either of the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect, and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

11.15    Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any section or subsection of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule corresponding to any section or subsection of Article III or Article IV, as applicable, shall be deemed to have been disclosed with respect to every other section and subsection of Article III or Article IV, as applicable, if the relevance of such disclosure to such other section or subsection is reasonably apparent on its face (based on the description thereof in the applicable Schedule). The specification of any dollar amount in the representations, warranties or covenants contained in this Agreement or the inclusion of any specific item in any section or subsection of the Seller Disclosure Schedule, the Purchaser Disclosure Schedule or any other Schedule to this Agreement is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. The disclosure with respect to any agreement, contract or other document referred to in the Schedules (including in any section or subsection of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule) shall be qualified in its entirety by reference to the terms thereof only and to the extent that such agreement, contract or other document has been provided to Purchaser at least twenty-four (24) hours prior to the date hereof. The Schedules (including the Seller Disclosure Schedule and the Purchaser Disclosure Schedule) and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants, agreements or obligations of any Parties except as and to the extent expressly provided in this Agreement, nor shall they be taken as extending the scope of any representation, warranty, covenant, agreement or obligation set out in this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

11.16    Consent Order. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that (a) the terms and provisions of the Consent Order shall supersede this Agreement, (b) the terms and provisions of the Consent Order that pertain to this Agreement are hereby deemed incorporated by reference into this Agreement and (c) to the extent that any term or provision of this Agreement conflicts with any directly corresponding term or provision of the Consent Order, the terms or provisions of the Consent Order shall control the rights and obligations of the Parties.

11.17    Right to Rescind and Modify if Ordered by the FTC. At the time the Consent Order becomes final, if Seller is notified by the Director of the Bureau of Competition of the FTC that Purchaser is not an acceptable purchaser of the Transferred Assets hereunder, then each of Seller and Purchaser shall have the right immediately to rescind this Agreement, and the termination provisions of this Agreement shall be applicable as if a termination of this Agreement has occurred pursuant to Section 9.1. Furthermore, subject to Section 5.3(i), at the time the Consent Order becomes final, if the Director of the Bureau of Competition of the FTC notifies Seller that Purchaser is an acceptable purchaser of the Transferred Assets hereunder, but this Agreement is not an acceptable manner of divesting the Transferred Assets, Seller and Purchaser shall reasonably seek to modify this Agreement as may be necessary to satisfy the Director of the Bureau of Competition of the FTC.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

CELGENE CORPORATION

By:	/s/ Mark J. Alles
Chairman and Chief Executive Officer

AMGEN INC.

By:	/s/ Robert A. Bradway
Robert A. Bradway Chairman of the Board, President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

List of Exhibits and Schedules Omitted from the Asset Purchase Agreement

Referenced in Exhibit 2.1 Above

Pursuant to Regulation S-K, Item 601(b)(2), the Exhibits and Schedules to the Asset Purchase Agreement referenced in Exhibit 2.1 above, as listed below, have not been filed. The Registrant agrees to furnish supplementally a copy of any omitted Exhibit or Schedule to the Securities and Exchange Commission (the “Commission”) upon request; provided, however, that the Registrant may request confidential treatment of omitted items.

Exhibits
Exhibit A:	Form of French Put Option Agreement
Exhibit B:	Form of Assignment and Assumption Agreement and Bill of Sale
Exhibit C:	Form of Intellectual Property Agreement
Exhibit D-1:	Form of Local Purchase Agreement
Exhibit D-2:	Form of French Local Purchase Agreement
Exhibit D-3:	Form of German Local Purchase Agreement
Exhibit D-4:	Form of Dutch Local Purchase Agreement
Exhibit E:	Form of Supply Agreement
Exhibit F:	Form of Toll Manufacturing Agreement
Exhibit G:	Form of Transition Services Agreement
Exhibit H:	Form of IP Assignment Agreement

Schedules
Schedule 1.1(a)	Business Employees
Schedule 1.1(b)	Excluded Employees
Schedule 1.1(c)	Excluded Contract
Schedule 1.1(e)	Knowledge of Purchaser
Schedule 1.1(f)	Knowledge of Seller
Schedule 1.1(g)	Specified Shared Contracts
Schedule 1.1(h)	Swiss Manufacturing Facilities
Schedule 1.1(i)	Transferred Registrations
Schedule 1.1(j)	Metabolites
Schedule 1.1(k)	Competing Business
Schedule 1.1(l)	Competing Product
Schedule 1.1(m)	Variant
Schedule 2.1(a)	Transferred Intellectual Property
Schedule 2.1(b)	Transferred Contracts
Schedule 2.1(c)	Other Excluded Assets
Schedule 2.1(k)	Assumed Business Employee Plans
Schedule 2.1	Transferred Assets
Schedule 2.2(a)	Excluded Intellectual Property
Schedule 2.2(t)	Excluded Assets
Schedule 2.4(g)	Excluded Liabilities
Schedule 3.11(h)	Non-U.S. Benefit Plans
Schedule 5.7	Seller Guarantees
Schedule 5.11	Restricted Transferred Employees

Schedule 5.11(b)	Retained Employees
Schedule 5.16(a)	Required Local Purchase Agreement Jurisdictions
Schedule 5.21(a)	Non-Compete
Schedule 6.2(d)	Annual Incentive Plans
Schedule 8.1(b)	Required Foreign Antitrust Jurisdictions

Seller Disclosure Schedule

Purchaser Disclosure Schedule